As filed with the Securities and Exchange Commission on January 13, 1997

                        Registration No. 333-19227


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-4/A

                               AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933


                             UNITED NATIONAL BANCORP
             (Exact name of registrant as specified in its charter)


                                   New Jersey
         (State or other Jurisdiction of Incorporation of Organization)


              6711                                 22-2894827
(Primary Standard Industrial              (I.R.S. Employer Identification No.)
 Classification Code Number)


                               1130 Route 22 East
                       Bridgewater, New Jersey 08807-0010
                                  P.O. Box 6000
                                  908-429-2200
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Thomas C. Gregor, Chairman, President
                           and Chief Executive Officer
                             United National Bancorp
                               1130 Route 22 East
                       Bridgewater, New Jersey 08807-0010
                                  P.O. Box 6000
                                  908-429-2200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                  Please send copies of all communications to:

RONALD H. JANIS, ESQ.                        PETER D. HUTCHEON, ESQ.
MICHAEL W. ZELENTY, ESQ.                     Norris, McLaughlin & Marcus, P.A.
Pitney, Hardin, Kipp & Szuch                 721 Route 202-206
P.O. Box 1945                                P.O. Box 1018
Morristown, New Jersey 07962-1945            Somerville, New Jersey 08876-1018
(201) 966-6300                                        (908) 722-0700

     Approximate date of commencement of proposed sale to the public: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated November 12, 1996 (the "Agreement"), among the Registrant, United National Bank and Farrington Bank, attached as Appendix A to the Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                                                   CALCULATION OF REGISTRATION FEE

======================== ====================== ====================== ====================== ======================
                                                  Proposed maximum       Proposed Maximum
Title of each class of                           offering price per     aggregate offering
   securities to be          Amount to be               unit*                 price*                Amount of
      registered              registered                                                        registration fee
======================== ====================== ====================== ====================== ======================
Common Stock, $2.50      554,753                        $18.09               $10,035,481.77         $3,460.51
Par Value                Shares**
======================== ====================== ====================== ====================== ======================

* Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended, based on the exchange ratio of 0.7647 and the book value ($13.83) per share of Farrington Common Stock as of November 30, 1996.

** The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                 FARRINGTON BANK
                                630 Georges Road
                        North Brunswick, New Jersey 08902



To Our Shareholders:


          A Special Meeting of Shareholders (the "Meeting") of Farrington Bank ("Farrington") will be held on February 18, 1997 at 1:30 p.m. at the New Brunswick Hyatt, 2 Albany Street, New Brunswick, New Jersey. At the Meeting you will be asked to approve an Agreement and Plan of Merger by and among Farrington, United National Bancorp ("United") and United National Bank ("UNB"), pursuant to which Farrington will be merged with and into UNB (the "Merger"). If the Merger is approved and becomes effective, shareholders of Farrington will receive .7647 shares of Common Stock of United for each share of Farrington Common Stock held by them, subject to adjustment, as more fully set forth in the Merger Agreement.

          In the accompanying material you will find a Notice of Special Meeting of Shareholders, a Proxy Card and a Proxy Statement-Prospectus which describes the details of the proposed Merger, the conditions to consummation of the Merger and information about United, UNB and Farrington.

          The Board of Directors has unanimously approved the Merger Agreement and recommends that you vote "FOR" the approval of Merger Agreement.

          Whether or not you are planning to attend the Meeting, it is important that your shares be represented. Please complete, sign and date the enclosed Proxy Card and mail it at your earliest convenience in the return envelope provided.

          The enclosed also constitutes a Prospectus of United with respect to the shares of United Common Stock to be issued to the shareholders of Farrington if the Merger is consummated.

                                           Sincerely,


                                           JOHN E. PELLIZZARI
                                           President and Chief Executive Officer

                                 FARRINGTON BANK
                                630 Georges Road
                        North Brunswick, New Jersey 08902


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON February 18, 1997



          NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Farrington Bank ("Farrington") will be held at the New Brunswick Hyatt, 2 Albany Steet, New Brunswick, New Jersey on Tuesday, February 18, 1997 at 1:30 p.m., for the purpose of considering and voting upon the following matters:

                  1. A proposal to approve an Agreement and Plan of Merger, dated as of November 12, 1996 (the "Merger Agreement"), by and among United National Bancorp ("United"), United's national bank subsidiary, United National Bank ("UNB"), and Farrington, pursuant to which Farrington will merge into UNB (the "Merger"), and each share of Farrington Common Stock outstanding on the effective date of the Merger will be converted into .7647 shares of United Common Stock, subject to adjustment, as more fully set forth in the Merger Agreement.

                  2. Such other business as may properly come before the Meeting or any adjournment thereof.

         Only those shareholders of record as of the close of business on January 10, 1997 will be entitled to notice of, and to vote at, the Meeting.
A list of such shareholders will be available at the Meeting.

         Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote at the Meeting of at least two-thirds of the outstanding shares of Farrington Common Stock entitled to vote, whether in person or by proxy. Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the Meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed stamped envelope. You may revoke the proxy at any time prior to its exercise.


                                           By Order of the Board of Directors,



                                           VINCENT J. DINO
                                           Secretary


North Brunswick, New Jersey
January 16, 1997





         THE MERGER IS OF MAJOR IMPORTANCE TO THE SHAREHOLDERS OF FARRINGTON BANK. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS.

        FARRINGTON BANK                     UNITED NATIONAL BANCORP
        PROXY STATEMENT                            PROSPECTUS
   for the Special Meeting of         for the Common Stock of United National
   Shareholders of Farrington       Bancorp to be issued in connection with the
         Bank to be held on                Merger of Farrington Bank
         February 18, 1997              with and into United National Bank


                 ----------------------------------------------


         This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Farrington Bank
("Farrington") to be used at a special meeting of its shareholders (the "Meeting") to be held on February 18, 1997 and any adjournments or postponements thereof. The purpose of the Meeting is to consider and vote upon an Agreement and Plan of Merger dated as of November 12, 1996 (the "Merger Agreement"), by and among Farrington, United National Bancorp ("United"), and United's national bank subsidiary, United National Bank ("UNB"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus.

         In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the shareholders of Farrington, receipt of all requisite regulatory approvals and satisfaction or waiver of all conditions, Farrington will merge with and into UNB (the "Merger"). Upon consummation of the Merger, each share of common stock of Farrington, $5.00 par value per share ("Farrington Common Stock"), issued and outstanding immediately prior to the effective time of the Merger, except for Excluded Shares (as defined below), will be converted into .7647 shares (the "Exchange Ratio") of common stock of United, $2.50 par value per share ("United Common Stock"), subject to certain adjustments more fully described in this Proxy Statement-Prospectus. Under the terms of the Merger Agreement, cash will be paid in lieu of fractional shares of United Common Stock.


         United has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of United Common Stock which will be issued in connection with the Merger. In addition to constituting the Farrington Proxy Statement for the Meeting, this document constitutes a Prospectus of United with respect to the United Common Stock to be issued if the Merger is consummated.

         Farrington stock certificates should not be returned to Farrington with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to Farrington shareholders upon consummation of the Merger.

         THE SHARES OF UNITED COMMON STOCK DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF UNITED COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


     The date of this Proxy Statement-Prospectus is January _____, 1997.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION......................................................
INFORMATION INCORPORATED BY REFERENCE......................................
SUMMARY....................................................................
  THE MEETING..............................................................
  THE COMPANIES............................................................
  THE MERGER...............................................................
  SELECTED FINANCIAL DATA OF UNITED........................................
  SELECTED FINANCIAL DATA OF FARRINGTON....................................
  COMPARATIVE PER SHARE DATA...............................................
  SUMMARY PRO FORMA FINANCIAL INFORMATION..................................
INTRODUCTORY STATEMENT.....................................................
CERTAIN INFORMATION REGARDING UNITED.......................................
  GENERAL..................................................................
  UNITED NATIONAL BANK.....................................................
CERTAIN INFORMATION REGARDING FARRINGTON...................................
THE MEETING................................................................
  GENERAL..................................................................
  PURPOSE OF THE MEETING...................................................
  VOTE REQUIRED; SHARES ENTITLED TO VOTE...................................
  SOLICITATION, VOTING AND REVOCATION OF PROXIES...........................
THE PROPOSED MERGER........................................................
  GENERAL DESCRIPTION......................................................
  CONSIDERATION............................................................
  EXCHANGE OF CERTIFICATES.................................................
  CONVERSION OF STOCK OPTIONS..............................................
  BACKGROUND AND REASONS FOR THE MERGER....................................
  OPINION OF FARRINGTON'S FINANCIAL ADVISOR................................
  EFFECTIVE TIME; CONDITIONS TO CONSUMMATION OF THE MERGER.................
  REGULATORY APPROVALS.....................................................
  TERMINATION OF THE MERGER AGREEMENT......................................
  AMENDMENT OF THE MERGER AGREEMENT........................................
  ACCOUNTING TREATMENT OF THE MERGER.......................................
  FEDERAL INCOME TAX CONSEQUENCES..........................................
  INTERESTS OF CERTAIN PERSONS IN THE MERGER...............................
  RESALE CONSIDERATIONS WITH RESPECT TO THE UNITED COMMON STOCK............
  BUSINESS PENDING CONSUMMATION OF THE MERGER..............................
  MANAGEMENT AND OPERATIONS AFTER THE MERGER...............................
  STOCK OPTION FOR SHARES OF FARRINGTON COMMON STOCK.......................
RIGHTS OF DISSENTING FARRINGTON SHAREHOLDERS...............................
PRO FORMA COMBINED FINANCIAL INFORMATION...................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF FARRINGTON........................................

BUSINESS OF FARRINGTON.....................................................
SUPERVISION AND REGULATION OF FARRINGTON...................................
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS............................
CERTAIN TRANSACTIONS OF FARRINGTON.........................................
DESCRIPTION OF UNITED COMMON STOCK.........................................
  GENERAL..................................................................
  DIVIDEND RIGHTS..........................................................
  VOTING RIGHTS............................................................
  LIQUIDATION RIGHTS.......................................................
  ASSESSMENT AND REDEMPTION................................................
  OTHER MATTERS............................................................
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF UNITED AND FARRINGTON..........
  VOTING REQUIREMENTS......................................................
  CLASSIFIED BOARD OF DIRECTORS............................................
  RIGHTS OF DISSENTING SHAREHOLDERS........................................
  SHAREHOLDER CONSENT TO CORPORATE ACTION..................................
  DIVIDENDS................................................................
  BY-LAWS..................................................................
  PREEMPTIVE RIGHTS........................................................
  SHAREHOLDER PROTECTION LEGISLATION.......................................
  PREFERRED STOCK..........................................................
LEGAL OPINION..............................................................
EXPERTS....................................................................

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FARRINGTON...................


APPENDIX A - MERGER AGREEMENT..............................................A-1
APPENDIX B - STOCK OPTION AGREEMENT........................................B-1
APPENDIX C - FAIRNESS OPINION OF FINPRO, INC...............................C-1
APPENDIX D - SUBSECTIONS (b), (c) AND (d) OF SECTION 215a OF TITLE 12
             OF THE U.S. CODE, "MERGER OF NATIONAL BANKS OR STATE BANKS
             INTO NATIONAL BANKS"..........................................D-1

                              AVAILABLE INFORMATION

         United is subject to the information requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as United). The address of the Commission's web site is http://www.sec.gov. In addition, United Common Stock is listed on The Nasdaq Stock Market, and reports, proxy statements and other information relating to United may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         United has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the shares of United Common Stock to be issued upon consummation of the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Registration Statement are available for inspection and copying as set forth above. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.


THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) IS AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: RALPH L. STRAW, JR., CORPORATE SECRETARY, UNITED NATIONAL BANCORP, 1130 ROUTE 22 EAST, P.O. BOX 6000, BRIDGEWATER, NEW JERSEY 08807; TELEPHONE NUMBER (908) 429-2200. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY FEBRUARY 10, 1997.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed by United with the Commission (Company File No. 000-16931) are hereby incorporated by reference in this Proxy Statement-Prospectus:

         1. Annual Report on Form 10-K for the year ended December 31, 1995.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

         3. Current Report on Form 8-K filed with the Commission on November 22, 1996.

         4. The description of United Common Stock set forth in United's Registration Statement on Form 8-A filed by United pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.


         All documents filed by United pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the Meeting shall be deemed incorporated by reference into this Proxy Statement-Prospectus and shall be deemed a part hereof from the date of filing of such documents.


         All information contained or incorporated by reference in this Proxy Statement-Prospectus with respect to United and UNB was supplied by United and all information contained in this Proxy Statement-Prospectus with respect to Farrington was supplied by Farrington. Although neither United nor Farrington have any knowledge that would indicate that any statements or information relating to the other party contained or incorporated herein are inaccurate or incomplete, neither United nor Farrington can warrant the accuracy or completeness of such information or statements as they relate to the other entity or its subsidiaries.

         Any statement contained herein, in any supplement hereto or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus or any supplement hereto.

                                      SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement-Prospectus, including the Appendixes hereto and the documents incorporated by reference herein. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement-Prospectus. Farrington shareholders are urged to read carefully the entire Proxy Statement-Prospectus, including the Appendixes.


The Meeting

Date, Time and Place of
Meeting.....................  The   special   meeting   of   shareholders   (the
                              "Meeting") of Farrington Bank ("Farrington") will be held on Tuesday, February 18, 1997, 1:30 p.m.
                              at the New Brunswick Hyatt, 2  Albany Street,  New
                              Brunswick, New Jersey.

Record Date.................  January 10, 1997 (the "Record Date").

Shares Entitled to Vote.....  665,392 shares  of  common  stock, $5.00 par value per share, of Farrington ("Farrington Common Stock") were outstanding on the Record Date and are entitled to vote at the Meeting.

Purpose of Meeting..........  To consider and vote upon an Agreement and Plan of
                              Merger dated as of November 12, 1996 (the "Merger Agreement"), by and among United National Bancorp ("United"), United's national bank subsidiary, United National Bank ("UNB"), and Farrington.

Vote Required...............  The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Farrington Common Stock is required to approve the Merger Agreement. In connection with the execution of the Merger Agreement, all the directors of Farrington agreed to vote in favor of the Merger Agreement all shares of Farrington Common Stock which they hold, or over which they exercise voting control. As of the Record date, such persons held or had voting control (excluding options) of approximately 44% of the issued and outstanding shares of Farrington Common Stock. As of the Record Date, executive officers of Farrington who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of Farrington Common Stock.


Recommendation of the
Farrington Board of
Directors...................  The Farrington  Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that holders of Farrington Common Stock vote "FOR" approval of the Merger Agreement.

The Companies

United....................    United is a bank holding  company  organized under
                              the laws of the State of New Jersey and registered
                              under the Bank  Holding  Company  Act of 1956,  as
                              amended (the "Bank Holding  Company Act").  United
                              has one banking subsidiary,  UNB, a national bank,
                              which operates 18 branches  located in central New
                              Jersey.  UNB is a member  of the  Federal  Reserve
                              System and its deposits are insured by the Federal
                              Deposit  Insurance  Corporation  (the "FDIC").  At
                              September 30, 1996, United had consolidated assets
                              of  approximately $1 billion.  United's  principal
                              executive  offices  are  located  at 1130 Route 22
                              East,  Bridgewater,  New  Jersey  08807,  and  its
                              telephone  number is (908) 429-2200.  See "Certain
                              Information    Regarding    United,"    "Available
                              Information"  and  "Information   Incorporated  by
                              Reference."

Farrington..................  Farrington is a bank  organized  under the laws of the State of New Jersey. Farrington presently operates from a single banking facility in North Brunswick, New Jersey. At September 30, 1996, Farrington had total assets of $63.6 million. Farrington's principal executive offices are located at 630 Georges Road, North Brunswick, New Jersey 08902 and its telephone number is (908) 247-8200. See "Certain Information Regarding Farrington;" and "Management's Discussion and Analysis of Financial Condition and Results of
                              Operations of Farrington;" "Business of Farrington;" Supervision and Regulation of Farrington;" "Security Ownership of Certain Beneficial Owners and Management of Farrington" and "Certain Transactions of Farrington."



The Merger


General Description of the
Merger; Effective Time....    In  accordance   with  the  terms  of  the  Merger
                              Agreement,  upon approval of the Merger  Agreement
                              by the shareholders of Farrington,  receipt of all
                              requisite regulatory approvals and satisfaction or
                              waiver of all other  conditions,  Farrington  will
                              merge with and into UNB (the  "Merger"),  with UNB
                              as the  surviving  entity.  The Merger will become
                              effective  on  the  date  and  at  the  time  (the
                              "Effective  Time")  specified  in a notice  to the
                              Office of the  Comptroller  of the  Currency  (the
                              "OCC")  to be filed by UNB  with the  approval  of
                              Farrington.  A closing under the Merger  Agreement
                              (the  "Closing")  will  occur  on a  day  mutually
                              agreed to by United and Farrington  within 30 days
                              following the receipt of all necessary  regulatory
                              and   governmental   approvals  and  consents  and
                              satisfaction or waiver of all other  conditions to
                              closing  (other than the  delivery of documents to
                              be  delivered  at the  Closing),  or on such other
                              date as UNB and  Farrington  agree upon.  See "The
                              Proposed  Merger -- General  Description"  and the
                              full  text  of  the  Merger  Agreement,  which  is
                              attached    as    Appendix   A   to   this   Proxy
                              Statement-Prospectus.

Consideration...............  Upon  consummation  of the  Merger,  each share of
                              Farrington Common Stock issued and outstanding immediately prior to the Effective Time (except for Excluded Shares) will be converted into .7647 shares (the "Exchange Ratio") of common stock of United, $2.50 par value per share ("United Common Stock"). "Excluded Shares" are those shares of Farrington Common Stock which (i) are held by Farrington as treasury shares, (ii) are held directly or indirectly by United (other than as trustee or in a fiduciary capacity or in satisfaction of a debt previously contracted for) or (iii) as to which dissenters' rights have been validly perfected under applicable law. The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by United with respect to the United Common Stock and the Exchange Ratio may also be adjusted, at United's option, if the Average Closing Price (as hereinafter defined) is less than $28.50. In lieu of receiving fractional shares of United Common Stock, Farrington shareholders will be entitled to receive, without interest, a cash payment equal to the value of any fractional share interest to which they would
                              otherwise   be   entitled.   The   value  of  such
                              fractional share interest will be determined by the "Average Closing Price" of United Common Stock, defined as the average of the closing prices of United Common Stock as supplied by the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") and published in the Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the Effective Time. The Average Closing Price is subject to adjustment to take into account any stock split,
                              stock      dividend,       stock      combination,
                              reclassification, or similar transaction by United with respect to United Common Stock. See "The Proposed Merger -- Consideration; -- Termination of the Merger Agreement."

Conversion of Stock
Options...................    At the Effective Time, each outstanding  option to
                              purchase  Farrington  Common Stock (a  "Farrington
                              Option")  granted  under the stock option plans of
                              Farrington and held by  non-employee  directors of
                              Farrington, automatically will be converted into a
                              number  of whole  shares of  United  Common  Stock
                              equal  to  (A)  the  excess  of  (x)  the  product
                              obtained by  multiplying  (i) the number of shares
                              of   Farrington   Common  Stock   covered  by  the
                              Farrington Option,  times (ii) the Exchange Ratio,
                              times  (iii) the Average  Closing  Price of United
                              Common  Stock,  less  (y) the  aggregate  exercise
                              price for the  Farrington  Option,  divided by (B)
                              the Average Closing Price.  Under the terms of the
                              Merger  Agreement,  John E. Pellizzari,  President
                              and Chief  Executive  Officer of  Farrington,  can
                              elect  to have  his  Farrington  Options  that are
                              outstanding  at the Effective  Time converted into
                              either   United  Common  Stock  or  an  option  to
                              purchase United Common Stock. However,  Farrington
                              has been  advised that Mr.  Pellizzari  expects to
                              exercise  his  Farrington  Options  prior  to  the
                              Effective   Time.  See  "The  Proposed  Merger  --
                              Conversion of Stock Options."


Certain Federal Income
Tax Consequences..........    Consummation of the Merger is conditioned upon the
                              receipt of an opinion  of Pitney,  Hardin,  Kipp &
                              Szuch, counsel to United, to the effect that the Merger will constitute a tax-free reorganization as defined in Section 368(a) of the Internal
                              Revenue Code of 1986, as amended (the "Code"). For information regarding certain federal income tax matters, see "The Proposed Merger -- Federal
                              Income Tax Consequences."

                              Farrington shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger under applicable tax laws.

Dissenters Rights...........  Pursuant  to the  provisions  of  Section  215a of
                              Title 12 of the United States Code ("Section 215a") and Section 148 of the New Jersey Banking Act of 1948, as amended (the "Banking Act"), any shareholder of Farrington has the right to dissent from the Merger by voting against the Merger at the Meeting or by giving notice in writing at or prior to the Meeting to the presiding officer of Farrington that he dissents from the Merger and does not thereafter vote in favor of the Merger. If the Merger is consummated, each dissenting Farrington shareholder who fully complies with the requirements of Section 215a will be entitled to receive from United a cash payment equal to the value of his Farrington shares as of the Effective Time. Section 215a provides that the value of the shares of any dissenting shareholder shall be ascertained, as of the Effective Time, by an appraisal made by a three person committee. Any dissenting shareholder may appeal this appraisal to the OCC. The value of the shares ascertained is required to be paid by United promptly to dissenting shareholders. Shares represented by Farrington proxies that are returned signed but unmarked as to voting instructions will be voted in favor of the Merger, and therefore shareholders of such shares will have waived their rights to dissent. See "Rights Of Dissenting Farrington Shareholders" and Appendix D to this Proxy Statement, which set forth the steps to be taken by a Farrington shareholder who wishes to exercise the right to dissent.


Opinion of Farrington's
Financial Advisor...........  The  Board of  Directors  of  Farrington  retained
                              FinPro, Inc. ("FinPro") to evaluate the terms of the Merger. FinPro has delivered written opinions dated November 12, 1996 and January 13, 1997 to the Board of Directors of Farrington to the effect that the consideration to be received by the Farrington shareholders pursuant to the Merger Agreement is, as of the date of such opinions, fair to such shareholders from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by FinPro, see "The Proposed Merger -- Opinion of Farrington's Financial Advisor" and Appendix C to this Proxy Statement-Prospectus, which sets forth FinPro's updated fairness opinion in its entirety.


Conditions to the Merger....  Consummation  of the Merger is  contingent  upon a number of conditions, including receiving all necessary regulatory approvals; the approval of the Merger by the requisite vote of the shareholders of Farrington Common Stock; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to United, to the effect that the Merger will result in a tax free reorganization; the Merger qualifying for pooling-of-interests accounting treatment; and an opinion of FinPro, advisor to Farrington, that the Merger is fair to the shareholders of Farrington from a financial point of view. FinPro's opinion is included in its entirety as Appendix C. See "The Proposed Merger -- Opinion of Farrington's Financial Advisor; -- Conditions to the Merger."

Regulatory Approvals........  Consummation  of the Merger  requires the approval of the OCC. OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Farrington. An application for OCC approval was filed on December 24, 1996. Also on December 24, 1996, United submitted a request to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the Bank Holding Company Act. While United and Farrington anticipate receiving such approval and waiver, there can be no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to United or Farrington. See "The Proposed Merger -- Regulatory Approvals."


Termination Rights..........  The  Merger   Agreement   may  be   terminated  by
                              Farrington if the Average  Closing Price of United
                              Common  Stock is less than $28.50,  unless  United
                              unilaterally agrees to increase the Exchange Ratio
                              so that the value (measured by the Average Closing
                              Price) of the shares of United  Common  Stock into
                              which one share of  Farrington  Common Stock is to
                              be  converted  in the  Merger,  based  on the  new
                              Exchange  Ratio,  is at least as high as the value
                              would  have  been  if  the  Exchange   Ratio  were
                              unchanged  and  the  Average  Closing  Price  were
                              $28.50.  The Merger Agreement may be terminated by
                              either  Farrington or United if the Effective Time
                              has not  occurred  by August 1,  1997.  For a more
                              complete    description   of   these   and   other
                              termination rights available to Farrington and United, see "The Proposed Merger -- Termination of the Merger Agreement."


Amendment of the Merger
Agreement...................  The terms of the Merger  Agreement may be amended, modified or supplemented by the written consent of United and Farrington at any time prior to the Effective Time. However, following Farrington shareholder approval of the Merger Agreement, Farrington shareholders must approve any amendment reducing or changing the amount or form of consideration to be received by them in the Merger. See "The Proposed Merger -- Amendment of the Merger Agreement."

Accounting Treatment of the
Merger......................  The Merger is  expected to be  accounted  for as a pooling-of-interests for financial reporting purposes. Under the pooling-of-interests method of accounting, Farrington's historical basis of assets, liabilities and shareholders' equity will be retained by United as the surviving entity. See "Pro Forma Combined Financial Information" and "The Proposed Merger -- Accounting Treatment of the Merger."


Stock Option to United for
Farrington Shares...........  In connection  with the  negotiation by United and
                              Farrington of the Merger Agreement, United and Farrington entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of November 12, 1996. Pursuant to the Stock Option Agreement, Farrington granted United an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 133,000 authorized but unissued shares of Farrington Common Stock, representing approximately 16.7% of the shares of Farrington Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $14.00 per share. United does not have any voting rights with respect to the shares of Farrington Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus.


                              In  the  event  that  certain   Triggering  Events
                              specifically enumerated in the Stock Option Agreement occur and the Merger is not consummated, United would recognize a gain on the sale of the shares of Farrington Common Stock received pursuant to the exercise of the Option if such shares of Farrington Common Stock were sold at prices exceeding $14.00 per share. The ability of United to exercise the Option and to cause up to an additional 133,000 shares of Farrington Common Stock to be issued may be considered a deterrent to other potential acquirors of control of Farrington, as it is likely to increase the cost of an acquisition of all of the shares of
                              Farrington Common Stock which would then be outstanding. The exercise of the Option by United may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. See "The Proposed Merger -- Stock Option for Shares of Farrington Common Stock."

Interests of Certain
Persons in the Merger.......  The   Merger    Agreement    provides   that,   in
                              cancellation  of John E.  Pellizzari's  employment
                              agreement with Farrington and as a full release of
                              all  other   severance   payments   due  him  from
                              Farrington, within 30 days of the Effective Time, United will pay Mr. Pellizzari, the President and Chief Executive Officer of Farrington, an amount equal to 2.99 times his annual average cash compensation for the past five calendar years.


                              As of the Record Date, the directors of Farrington and their affiliates beneficially owned in the aggregate (excluding options) approximately 44% of the issued and outstanding shares of Farrington Common Stock. In connection with the execution of the Merger Agreement, the directors of Farrington agreed to vote in favor of the Merger Agreement. As of the Record Date, executive officers of Farrington who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of Farrington Common Stock. See "Security Ownership of Certain Beneficial Owners and Management of Farrington."



Resale Considerations with
Respect to United Common
Stock.......................  The shares of United  Common Stock to be issued in the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will be freely transferable, except for shares received by persons, including directors and executive officers of Farrington, who may be deemed to be "affiliates" of Farrington under Rule 145 promulgated under the Securities Act. See "The Proposed Merger -- Resale Considerations with Respect to the United Common Stock."

Differences in
Shareholders' Rights.......   Farrington is a New Jersey bank incorporated under
                              the   Banking   Act  and   United  is  a  business
                              corporation  incorporated  under  the  New  Jersey
                              Business Corporation Act ("NJBCA").  The rights of
                              Farrington  shareholders are currently governed by
                              the  Banking  Act.  At the  Effective  Time,  each
                              Farrington  shareholder  will become a shareholder
                              of United  and the  rights of United  shareholders
                              are governed by the NJBCA. The Banking Act and the
                              NJBCA, and the rights of shareholders  thereunder,
                              differ  with  respect to voting  requirements  and
                              various other matters. In addition, the New Jersey
                              Shareholders  Protection Act, which is part of the
                              NJBCA and has no  counterpart  in the Banking Act,
                              prohibits   certain   transactions   involving  an
                              "interested shareholder" and a "resident domestic corporation." See "Comparison of the Rights of Shareholders of United and Farrington."

                        SELECTED FINANCIAL DATA OF UNITED

The following table sets forth certain selected historical consolidated financial data for United. This data is derived from, and should be read in conjunction with, the consolidated financial statements of United, including the notes thereto, incorporated by reference herein. See "Information Incorporated by Reference." The data for the years ended December 31, 1995 through December 31, 1991 are derived from United's consolidated financial statements, which have been audited. Interim unaudited data for the nine months ended September 30, 1996 and 1995 reflect, in the opinion of the management of United, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                         For Nine Months Ended September 30,                  For Years Ended December 31,
                         ----------------------------------    ----------------------------------------------------------------
                                     1996          1995        1995              1994         1993            1992        1991
                                                           (Dollars in thousands, except for per share amounts)
STATEMENT OF INCOME DATA:
Interest income                   $  54,530      $ 53,550    $   71,994     $  59,754       $ 59,539      $ 61,333    $   62,656
Interest expense                     21,402        21,285         29,128        17,979        18,959        24,791        32,791
                                  ----------    ----------    -----------    ----------    ----------    ----------   -----------
 Net interest income                 33,128        32,265         42,866        41,775        40,580        36,542        29,865
Provision for possible loan losses    1,625           450            450         1,590         4,287         4,138         7,548
                                  ----------    ----------    -----------    ----------    ----------    ----------   -----------
Net interest income after provision
for possible loan losses             31,503        31,815         42,416        40,185        36,293        32,404        22,317
Non-interest income                  10,545         9,169         12,329        11,863        12,845        10,689        14,740
Non-interest expense                 29,418        31,695         42,748        37,621        37,482        33,590        31,880
                                  ----------    ----------    -----------    ----------    ----------    ----------   -----------
Income before taxes, effect of
  accounting change and
  extraordinary item                 12,630         9,289         11,997        14,427        11,656         9,503         5,177
Provision for income taxes            4,313         2,813          3,623         4,607         3,975         3,123         1,289
                                  ----------    ----------    -----------    ----------    ----------    ----------   -----------
Income before effect of accounting
 change and extraordinary item        8,317         6,476          8,374         9,820         7,681         6,380         3,888

Cumulative effect of change in
  accounting for income taxes          -             -              -             -              973          -             -
Extraordinary item - utilization of net
 operating loss carry forward          -             -              -             -             -              275            40
                                  ----------    ----------    -----------    ----------    ----------    ----------   -----------
Net income                        $   8,317      $  6,476     $    8,374     $   9,820      $  8,654       $ 6,655    $    3,928
                                  ==========     =========    ===========    ==========    ==========    ==========   ===========
Income before merger and
restructuring charges, effect of
accounting change and
extraordinary item                $   8,317      $  7,572     $   10,463     $   9,820      $  7,681       $ 6,380    $    3,888
                                  ==========    ==========    ===========    ==========    ==========    ==========   ===========

PER COMMON SHARE DATA: (1)
Net income                        $    2.19      $   1.69     $     2.19     $    2.62      $   2.33       $  1.80    $     1.06
Income before merger and               2.19          1.98           2.74          2.62          2.07          1.73          1.05
restructuring  charges, effect of
 accounting change and
 extraordinary item
Book value                            22.00         20.75          21.42         17.69         18.00         16.46         15.24
Cash dividends declared(2)             0.76          0.72           0.97          0.89          0.78          0.71          0.70

ADJUSTED FINANCIAL RATIOS:(3)
Return on average assets               1.11 %        1.05 %         1.08 %        1.15 %        0.93 %        0.81 %        0.53 %
Return on average stockholders'
 equity                               13.28 %       13.80 %        13.93 %       14.20 %       11.94 %       10.95 %        7.04 %

FINANCIAL RATIOS:
Return on average assets               1.11 %        0.90 %         0.86 %        1.15 %        1.04 %        0.85 %        0.54 %
Return on average stockholders'
 equity                               13.28 %       11.80 %        11.15 %       14.20 %       13.46 %       11.42 %        7.12 %

STATEMENT OF CONDITION DATA:
Total assets                    $ 1,012,391    $1,001,684    $ 1,010,545     $ 884,541      $859,368      $822,959    $  768,986
Securities held to maturity          62,441       119,406         24,838        96,354       194,528       394,045       328,711
Securities available for sale       285,022       264,230        334,156       223,976       210,131          -             -
Trading account securities              423           551            417           321           296          -             -
Federal funds sold                    2,500         1,000          7,000        11,545         8,270        17,775        24,135
Loans (net of unearned income)      567,403       527,981        551,222       481,439       376,792       341,014       345,052
Allowance for possible loan losses    7,464         7,929          7,412         9,597        10,812         9,239         8,379
Deposits                            846,433       856,817        854,628       757,884       758,508       740,123       678,810
Short-term borrowings(4)             61,184        46,491         53,347        52,301        26,681        12,629        23,233
Other borrowings(5)                   9,689         9,677          9,680         1,269         1,266         1,263         1,260
Stockholders' equity                 83,823        79,525         81,399        65,802        66,727        60,742        56,256

-------------------
  (1) The per share data has been restated to give retroactive effect to stock dividends.
  (2) Does not include the effect of dividends paid by New Era Bank in 1993.
  (3) Before merger and restructuring charges, effect of accounting change and extraordinary item.
  (4) Includes Federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank advances and demand notes - U.S. Treasury.
  (5) Includes obligation under capital lease and long-term debt.

                    SELECTED FINANCIAL DATA OF FARRINGTON

The following table sets forth certain selected historical consolidated financial data for Farrington. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Farrington, including the notes thereto, included elsewhere herein. The data for the years ended December 31, 1995 through December 31, 1992 are derived from Farrington's consolidated financial statements, which have been audited by KPMG Peat Marwick, LLP. The data for the year ended December 31, 1991 is derived from Farrington's consolidated financial statements, which have been audited by Arthur Andersen LLP. Interim unaudited data for the nine months ended September 30, 1996 and 1995 reflect, in the opinion of the management of Farrington, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                            For Nine Months Ended September 30,            For Years Ended December 31,
                            ----------------------------------- ---------------------------------------------------------
                                   1996           1995             1995        1994         1993         1992        1991
                                                        (Dollars in thousands, except for per share amounts)
INCOME STATEMENT DATA:
Interest income               $      4,235    $   4,174     $   5,559    $   5,630    $   4,847     $  4,136   $   2,997
Interest expense                       957          711           976          934        1,103        1,488       1,810
                              -------------   ----------    ----------   ----------   ----------   ----------  ----------
Net interest income                  3,278        3,463         4,583        4,696        3,744        2,648       1,187
Provision for loan losses              228          338           422          533          952        1,798         355
                              -------------   ----------    ----------   ----------   ----------   ----------  ----------
Net interest income after
 provision for loan losses           3,050        3,125         4,161        4,163        2,792          850         832
Other income                         1,725        1,782         2,324        2,558        3,467        2,140         886
Other expense                        3,189        3,767         4,681        5,012        4,629        3,102       1,399
                              -------------   ----------    ----------   ----------   ----------   ----------  ----------
Income (loss) before income tax
  expense (benefit), extraordinary
  items and cumulative effect of
  accounting change                  1,586        1,140         1,804        1,709        1,630         (112)        319
Income tax expense (benefit)           619          388           672          657          678          (13)        155
                              -------------   ----------    ----------   ----------   ----------   ----------  ----------
Income (loss) before
  extraordinary items
  and cumulative effect of
  accounting change                    967          752         1,132        1,052          952          (99)        164
Extraordinary item                    -            -             -            -            -            -             80
Cumulative effect of
   accounting change                  -            -             -            -              86         -           -
                              ------------   -----------    ----------   ----------   ----------   ----------  -----------
Net income (loss)             $        967    $     752     $   1,132    $   1,052    $   1,038    $     (99)   $    244
                              =============   ==========    ==========   ==========   ==========   ==========  ==========

PER COMMON SHARE (1):
Income (loss) before
  extraordinary item
  and cumulative effect of
  accounting change               $   1.45      $  1.13       $  1.70       $ 1.58       $ 1.43       $(0.15)    $  0.24

Extraordinary item                    -            -             -            -            -            -           0.12
Cumulative effect of
 accounting change                    -            -             -            -            0.13         -           -
Net income (loss)                     1.45         1.13          1.70         1.58         1.56        (0.15)       0.36
Book value                           13.50        11.59         12.23        10.36         8.88         7.31        7.46
Dividends                             -            -             -            -            -            -           -


RATIOS:
Return on average assets              2.03 %       1.67 %        1.89 %       1.64 %       1.73 %      (0.17) %     0.53 %
Return on average equity             15.04 %      13.87 %       15.26 %      16.36 %      18.63 %      (1.92) %     4.79 %


FINANCIAL CONDITION DATA:
Securities held
 to maturity                  $      7,144    $  10,111     $   5,146    $   9,968    $  23,368    $  13,762   $  12,609
Securities
 available for sale                 16,897       10,064        19,173       13,303         -          -            -
Loans (net of unearned
income)                             30,428       31,291        31,332       38,212       38,259       32,584      26,900
Allowance for loan losses              803          855           885        1,171        1,138          656         286
Deposits                            53,625       49,029        51,336       57,984       57,619       46,774      40,728
Shareholders' equity                 8,980        7,712         8,138        6,892        5,906        4,867       4,966
-------------------
(1)   Per share data has been restated to give retroactive effect to stock dividends.

                           COMPARATIVE PER SHARE DATA

         The following table sets forth the earnings per share, period-end book value per share and cash dividends per share of United Common Stock and Farrington Common Stock for the nine months ended September 30, 1996 and for each of the years in the three-year period ended December 31, 1995, on an historical and pro forma basis, as well as pro forma equivalent per share data for Farrington. The historical per share data have been derived from the financial statements of United and Farrington which are contained herein or incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

         The historical per share data for United and Farrington has been restated to retroactively reflect the effect of stock dividends. See "Pro Forma Combined Financial Information;" "Selected Financial Data of United" and "Selected Financial Data of Farrington."

                                                                                                      Pro Forma
                                                                                                    Equivalent per
                                                Historical        Historical        Pro Forma         Farrington
                                                  United          Farrington        Combined           Share(1)

Nine Months Ended
September 30, 1996
   Earnings Per Share                        $  2.19           $  1.45           $  2.14           $  1.64
   Book Value Per Share                        22.00             13.50             21.33             16.31
   Cash Dividends Per Share (2)                  .76             --                  .76               .58

Year Ended December 31, 1995
   Earnings Per Share                        $  2.19           $  1.70           $  2.20           $  1.68
   Book Value Per Share                        21.42             12.23             20.78             15.89
   Cash Dividends Per Share (2)                  .97             --                  .97               .74

Year Ended December 31, 1994
   Earnings Per Share                        $  2.62           $  1.58           $  2.56           $  1.96
   Book Value Per Share                        17.69             10.36             17.19             13.14
   Cash Dividends Per Share (2)                  .89             --                  .89               .68

Year Ended December 31, 1993
   Earnings Per Share                        $  2.33           $  1.56           $  2.30           $  1.76
   Book Value Per Share                        18.00             8.88              17.23             13.18
   Cash Dividends Per Share (2)                  .78             --                  .78               .60
-------------------------------

(1)      Farrington  pro  forma   equivalent  per  share  data  is  computed  by
         multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of .7647.

(2) The amount of future dividends payable by United, if any, is subject to the discretion of United's Board of Directors. The Directors normally consider United's and UNB's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that United would have declared cash dividends per share on United Common Stock equal to its historical cash dividends per share on United Common Stock declared.


         The first table below presents, for the periods indicated, the high and low closing prices per share of United Common Stock and the high and low bid price per share of Farrington Common Stock. The second table below presents information concerning the last sale price of United Common Stock and the last bid price of Farrington Common Stock on November 12, 1996 (the last business day preceding the announcement of the Merger Agreement), and the last sale price of United Common Stock and the last bid price of Farrington Common Stock on January 8, 1997, a date shortly prior to the date of this Proxy Statement-Prospectus. The tables also present the equivalent value of United Common Stock per Farrington share which has been calculated by multiplying the closing sale price of United Common Stock for the periods or on the dates indicated by the Exchange Ratio of .7647. United Common Stock is traded on the NASDAQ/NMS. Farrington Common Stock is not listed for trading on any securities exchange or any automated dealer quotation system. There is no established public trading market for Farrington Common Stock and its trading has been extremely limited. The bid quotations for Farrington Common Stock listed below have been obtained from Ryan Beck & Co. These bid prices represent interdealer quotations, without mark-up, mark-down or commission and, to Farrington's knowledge, do not reflect actual transactions. Farrington shareholders are urged to obtain current market quotations for United Common Stock. Because the Exchange Ratio is fixed, Farrington shareholders are not assured of receiving any specific market value of United Common Stock. The price of United Common Stock at the Effective Time may be higher or lower than the sale price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting.

         The historical per share prices for United and Farrington have been restated to retroactively reflect the effect of stock dividends.


                                                                                              Equivalent
                                      Closing Sale                  Closing Bid             Value of United
                                     Price Per Share              Price Per Share          Common Stock Per
                                        of United                  of Farrington          Share of Farrington
                                      Common Stock                 Common Stock              Common Stock
                                    High         Low             High         Low          High         Low


1995:
First Quarter................         30.04       28.48           10.75        10.00            22.97        21.77
Second Quarter...............         29.37       27.81           10.75        10.00            22.45        21.26
Third Quarter................         34.49       28.25           10.75        10.00            26.37        21.60
Fourth Quarter...............         33.38       30.66           10.00        10.00            25.52        23.44

1996:
First Quarter................         32.08       30.19           10.00         9.50            24.53        23.08
Second Quarter...............         31.60       28.54           10.00         9.50            24.16        21.82
Third Quarter................         35.44       29.48           13.00        12.00            27.10        22.54
Fourth Quarter...............         37.00       32.43           17.00        12.00            28.29        24.80

1997:
First Quarter (through
January 8, 1997).............         37.00       36.00           17.00        17.00            28.29        27.53



                                                                                     Equivalent Value Of
                                                                                   United Common Stock Per
                                                    Closing Bid Price Per Share      Share Of Farrington
                          Closing Sale Price Per     Of Farrington Common Stock         Common Stock
         Date             Share Of United Common
                                  Stock
                         -----------------------    ---------------------------   ------------------------

November 12, 1996                 $35.75                       $12.00                    $27.34
January 8, 1997                   $36.25                       $17.00                    $27.72



                     SUMMARY PRO FORMA FINANCIAL INFORMATION


         The following tables present certain unaudited combined condensed financial information from the Pro Forma Unaudited Combined Condensed Statements of Income for the nine month period ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1993, and the Pro Forma Unaudited Combined Condensed Balance Sheet at September 30, 1996. The Pro Forma combined financial information gives effect to the proposed Merger accounted for as a pooling-of -interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on September 30, 1996. See "Pro Forma Financial Information". The Summary Pro Forma financial information is based on the historical financial statements of United and Farrington included or incorporated by reference herein. See "Information Incorporated By Reference". The Pro Forma financial information assumes an Exchange Ratio of .7647 shares of United Common Stock for each share of Farrington Common Stock outstanding.


         The summary unaudited Pro Forma financial information should be read in conjunction with the Pro Forma Financial Information and the related notes thereto presented elsewhere in this Proxy Statement-Prospectus and the consolidated financial statements and related notes included or incorporated by reference in this Proxy Statement-Prospectus. The Pro Forma financial information is not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

                                   Pro Forma Unaudited Combined Financial Information
                                       (In thousands, except for per share data)

                                                               For the Nine
                                                               Months Ended
                                                               September 30,           For the Years Ended December 31,
                                                               --------------      ------------------------------------------
                                                                  1996                  1995          1994          1993
                                                                  ----                  ----          ----          ----
Results of Operations:
Net interest  income  before  provision  for possible
 loan losses                                                        $36,406         $47,449       $46,471        $44,324
Provision for possible loan losses.........................           1,853             872         2,123          5,239
Net interest  income  after  provision  for  possible
 loan losses                                                         34,553          46,577        44,348         39,085
Income before income taxes................................           14,216          13,801        16,136         13,286
Net income................................................            9,284           9,506        10,872          9,692
Earnings per common share..................................            2.14            2.20          2.56           2.30

                                                           As of September 30, 1996
Balance Sheet:

Total assets..........................................          $1,076,010
Total deposits........................................             900,058
Total stockholders' equity............................              92,803
Book value per common share...........................               21.33


                             INTRODUCTORY STATEMENT

         This Proxy Statement-Prospectus solicits, on behalf of the Board of Directors of Farrington Bank ("Farrington"), approval by the holders of shares of common stock of Farrington, $5.00 par value per share ("Farrington Common Stock"), of the Agreement and Plan of Merger dated as of November 12, 1996 (the "Merger Agreement"), by and among United National Bancorp ("United"), United's national bank subsidiary, United National Bank ("UNB") and Farrington. Pursuant to the Merger Agreement, Farrington will be merged with and into UNB (the "Merger"). If the Merger Agreement is approved and becomes effective, each outstanding share of Farrington Common Stock will be converted into .7647 shares (the "Exchange Ratio") of common stock of United, $2.50 par value per share ("United Common Stock"), subject to adjustment, as more fully set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.


         In connection with the negotiation by United and Farrington of the Merger Agreement, United and Farrington entered into a Stock Option Agreement (the "Stock Option Agreement") dated as of November 12, 1996. Pursuant to the Stock Option Agreement, Farrington granted United an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 133,000 authorized but unissued shares of Farrington Common Stock, representing approximately 16.7% of the shares of Farrington Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $14.00 per share. United does not have any voting rights with respect to the shares of Farrington Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus.

         All information contained in this Proxy Statement-Prospectus with respect to Farrington was supplied by Farrington for inclusion herein. All information contained herein or incorporated by reference herein with respect to United and UNB was supplied by United. The first date on which this Proxy Statement-Prospectus and the enclosed form of proxy are being sent to the shareholders of Farrington is on or about January 16, 1997.


         This Proxy Statement-Prospectus does not cover any resales of shares of United Common Stock to be received by shareholders of Farrington upon consummation of the Merger. Affiliates of Farrington will be subject to restrictions on their ability to resell the United Common Stock received by them in the Merger. See "The Proposed Merger -- Resale Considerations with Respect to the United Common Stock."


                      CERTAIN INFORMATION REGARDING UNITED

General


         United is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Board of Governors") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). United was organized under the laws of New Jersey on August 13, 1987 and commenced operations on August 1, 1988, as a bank holding company for UNB. In addition to UNB, United indirectly owns additional subsidiaries through UNB, including an investment subsidiary and a 50% interest in a financial services corporation.


         As  of  September  30,  1996,   United  had   consolidated   assets  of
approximately $1 billion, deposits of $846.4 million and shareholders' equity of $83.8 million.

         United's principal executive offices are located at 1130 Route 22 East, Bridgewater, New Jersey 08807, and its telephone number is (908) 429-2200. See "Available Information" and "Information Incorporated by Reference."

United National Bank

         UNB, a wholly owned subsidiary of United, is a commercial bank established in 1902 under the laws of the United States of America. UNB is a member of the Federal Reserve System and its deposits are insured by the FDIC. UNB maintains its principal office in Bridgewater, New Jersey and operates 18 branches throughout Hunterdon, Middlesex, Somerset, Union and Warren counties, New Jersey. UNB also operates 22 automatic teller machines ("ATMs") affiliated with the MAC System, an eight-state network with membership in the Plus Nationwide network and Honor, a Florida network.

         UNB provides a full range of commercial and retail bank services, including the acceptance of demand, savings and time deposits. Commercial and retail lending, primarily residential mortgages, automobile loans, small business loans and credit card loans, constitute a substantial part of UNB's business. UNB also offers full personal, corporate and pension trust and other fiduciary services.


                 CERTAIN INFORMATION REGARDING FARRINGTON



         Farrington is a bank established in 1989 under the laws of the State of New Jersey. Farrington commenced operations in 1990 and presently operates from a single banking facility in North Brunswick, New Jersey. Farrington offers a wide range of banking services to businesses and other organizations in its trade area of Central New Jersey Since 1990, Farrington has offered secured credit cards nationwide, which require the cardholder to maintain offsetting deposit balances with Farrington in restricted accounts. Farrington also offers loans partially quaranteed by the U.S. Small Business Administration ("SBA") throughout the east coast region. Farrington has one investment subsidiary.


         In addition, Farrington offers a wide range of consumer banking services including checking, NOW accounts, money market accounts, statement savings accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and automobile loans.


         At September 30, 1996, Farrington had consolidated assets of $63.6 million, deposits of $53.6 million and shareholders' equity of $9.0 million. Farrington's principal executive offices are located at 630 Georges Road, North Brunswick, New Jersey 08902 and its telephone number is (908) 247-8200. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Farrington" and "Business of Farrington."


                                   THE MEETING

General


         This Proxy Statement-Prospectus solicits, on behalf of the Farrington Board of Directors, proxies to be voted at a Special Meeting of Shareholders (the "Meeting") of Farrington which is to be held at the New Brunswick Hyatt, 2 Albany Street, New Brunswick, New Jersey on Tuesday, February 18, 1997 at 1:30 p.m., and at any adjournments or postponements thereof.


Purpose of the Meeting


         At the Meeting, the Farrington shareholders will (i) consider and vote upon a proposal to approve the Merger Agreement; and (ii) act on such other matters as may be properly brought before the Meeting. The Merger will become effective on the date and at the time (the "Effective Time") specified in a notice to the OCC to be filed by UNB, with the approval of Farrington. A closing under the Merger Agreement (the "Closing") will occur prior to the Effective Time on a day mutually agreed to by United and Farrington within 30 days following the receipt of all necessary regulatory and governmental approvals and consents and satisfaction or waiver of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as UNB and Farrington agree upon. At the Effective Time, each outstanding share of Farrington Common Stock, except for Excluded Shares (as defined below), will be converted into .7647 shares of United Common Stock, subject to adjustment, as more fully set forth in the Merger Agreement. See "The Proposed Merger --- General Description."


         THE BOARD OF DIRECTORS OF FARRINGTON RECOMMENDS THAT THE SHAREHOLDERS OF FARRINGTON VOTE IN FAVOR OF THE MERGER AGREEMENT.

Vote Required; Shares Entitled to Vote


         Only holders of record of Farrington Common Stock at the close of business on January 10, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. The number of shares of Farrington Common Stock issued, outstanding and entitled to vote at the close of business on the Record Date was 665,392. Holders of Farrington Common Stock of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Meeting.

         The affirmative vote, in person or by proxy, of at least two-thirds of the outstanding shares of Farrington Common Stock is required to approve the Merger Agreement. In connection with the execution of the Merger Agreement, the directors of Farrington have agreed to vote in favor of the Merger Agreement the shares of Farrington Common Stock which they beneficially own (approximately 44% of the issued and outstanding shares of Farrington Common Stock, excluding options, as of the Record Date). As of the Record Date executive officers of Farrington who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of Farrington Common Stock. See "Security Ownership of Certain Beneficial Owners and Management of Farrington."


Solicitation, Voting and Revocation of Proxies


         The enclosed proxy is designed to permit each shareholder of record on the Record Date to vote on all matters to come before the Meeting or any adjournment or postponement thereof. This proxy is solicited by the Board of Directors of Farrington. Any proxy may be revoked at any time before its exercise by giving written notice of revocation to Vincent J. Dino, Secretary of Farrington, at the main office of Farrington at 630 Georges Road, North Brunswick, New Jersey 08902. A subsequently dated and duly executed proxy, if properly presented, will revoke a prior proxy. Any shareholder entitled to vote who has previously executed a proxy may attend the Meeting and vote in person, provided the shareholder has filed a written notice of revocation of such proxy with the Secretary of the Meeting prior to the voting of such proxy. Where a shareholder specifies a choice in the form of proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by proxies will be voted in favor of the Merger Agreement.


         The Board of Directors of Farrington knows of no matters, other than the proposed Merger described in this Proxy Statement-Prospectus, that will be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, it is intended that the persons designated as proxies will vote upon such additional matter(s) in accordance with their best judgment.

         The cost of soliciting proxies for the Meeting will be borne by Farrington. In addition to the use of the mails, proxies may be solicited personally, by telephone or telegram, and by directors, officers and employees of Farrington acting without additional compensation. Arrangements may also be made with brokers, dealers, nominees and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and such persons may be reimbursed by Farrington for reasonable out-of-pocket expenses.


                               THE PROPOSED MERGER

         Descriptions of the Merger and the Merger Agreement (which is attached as Appendix A to this Proxy Statement-Prospectus) are qualified in their entirety by reference to the Merger Agreement which is hereby incorporated in this Proxy Statement-Prospectus by reference. Farrington shareholders are urged to carefully review the Merger Agreement.

General Description

         The Merger Agreement provides that, at the Effective Time, Farrington will merge with and into UNB, with UNB as the surviving entity (the "Surviving Bank"). The separate identity and existence of Farrington will cease upon consummation of the Merger. All property, rights, powers and franchises of each of Farrington and United will vest in the Surviving Bank. The Surviving Bank will be governed by the Certificate of Incorporation and bylaws of UNB in effect immediately prior to the Effective Time. The Effective Time will be specified in a notice to be filed with the OCC.

Consideration


         Upon consummation of the Merger, each share of Farrington Common Stock issued and outstanding immediately prior to the Effective Time (except for Excluded Shares) will be converted into .7647 shares of United Common Stock. "Excluded Shares" are those shares of Farrington common Stock which (i) are held by Farrington as treasury shares, (ii) are held directly or indirectly by United (other than as trustee or in a fiduciary capacity or in satisfaction of a debt previously contracted for) of (iii) as to which dissenters' rights have been validly perfected under applicable law. The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by United with respect to the United Common Stock. The Exchange Ratio is also subject to adjustment in connection with provisions relating to the termination of the Merger Agreement. See "-- Effective Time; Amendments; Termination."

         No shareholder of Farrington Common Stock will be entitled to receive fractional shares of United Common Stock, but instead will be entitled to receive, without interest, a cash payment equal to the value of any fractional share interest to which they would otherwise be entitled, determined by multiplying the shareholder's fractional interest by the Average Closing Price of United Common Stock (as hereinafter defined). The "Average Closing Price" of United Common Stock is defined in the Merger Agreement as the average of the closing prices of United Common Stock as reported on the NASDAQ/NMS and published in the Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the Effective Time. Both the Exchange Ratio and the Average Closing Price are subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by United with respect to United Common Stock.


         Under federal banking law, the Farrington shareholders are entitled to dissenter's rights of appraisal in connection with the Merger. See "Rights of Dissenting Farrington Shareholders."

Exchange of Certificates


         At the Effective Time, holders of certificates formerly representing shares of Farrington Common Stock will cease to have any rights as Farrington shareholders and their certificates automatically will represent the shares of United Common Stock into which their shares of Farrington Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, United will send written notice to each holder of record of Farrington Common Stock (other than those that exercise their dissenter's rights), indicating the number of shares of United Common Stock into which such holder's shares of Farrington Common Stock have been converted.


         Each holder of outstanding certificates for Farrington Common Stock, promptly upon proper surrender of such certificates to United, will receive a certificate representing the full number of shares of United Common Stock into which the shares of Farrington Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of a new stock certificate, each shareholder will receive a check for the amount of any fractional share interest to which he may be entitled.

         Each share of United Common Stock into which shares of Farrington Common Stock are converted will be deemed to have been issued at the Effective Time. Accordingly, Farrington shareholders who receive United Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of United Common Stock on or after the Effective Time. However, no dividend or other distribution will actually be paid until the certificate or certificates formerly representing shares of Farrington Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of United Common Stock will be paid without interest.

         HOLDERS  OF   FARRINGTON   COMMON   STOCK  SHOULD  NOT  SEND  IN  THEIR
CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

Conversion of Stock Options


         The Merger Agreement provides that each outstanding option to purchase Farrington Common Stock (a "Farrington Option") granted under the Farrington stock option plan for non-employee directors of Farrington will be converted at the Effective Time into the right to receive a number of whole shares of United Common Stock equal to (A) the excess of (x) the product obtained by multiplying
(i) the number of shares of Farrington Common Stock covered by the Farrington Option, times (ii) the Exchange Ratio, times (iii) the Average Closing Price, less (y) the aggregate exercise price for the Farrington Option, divided by (B) the Average Closing Price. Under the terms of the Merger Agreement, John E. Pellizzari, President & Chief Executive Officer of Farrington, can elect to have his Farrington Options that are outstanding at the Effective Time converted into either (i) the right to receive whole shares of United Common Stock as described above or (ii) an option to purchase United Common Stock on the same terms and conditions existing for the current Farrington Option, except that the number of shares of United Common Stock purchasable under the new option and the new option exercise price will both be adjusted to reflect the Exchange Ratio. However, Farrington has been advised that Mr. Pellizzari expects to exercise his Farrington Options prior to the Effective Time. Any holder of Farrington Options (an "Optionee") whose options are converted into shares of United Common Stock will receive an aggregate whole number of shares of United Common Stock for all Farrington Options so converted and, if applicable, an amount in cash equal to the fractional interest in United Common Stock such Optionee would otherwise be entitled to receive, multiplied by the Average Closing Price of United Common Stock. As of the Record Date, there were Farrington Options outstanding for 60,059 shares of Farrington Common Stock.


Background and Reasons for the Merger

         Background. In September 1996, the Board of Directors of Farrington determined that it was in the best interests of Farrington to create a special committee to explore the possibilities of enhancing shareholder value including an exploration of merging with and into another bank because of, among other factors, the increased competition in credit card and SBA lending and the necessity of maintaining substantial capital to acquire advanced technology to compete with other banks. This led to a review of prior informal discussions between Farrington and several financial institutions concerning a possible business combination and, as a result of that review, Farrington initiated discussions with United concerning the possibility of a merger. The special committee decided to pursue further discussions of a possible merger of Farrington with and into UNB based, in part, upon United's geographic location and its congruent product line mix. Thereafter, Farrington engaged in negotiating a definitive Merger Agreement with United. Based upon the recommendation of the special committee, during the first week of November, 1996, Farrington engaged FinPro to analyze the fairness of the transaction to Farrington's shareholders from a financial point of view.

         Reasons of the Farrington Board. The terms of the Merger and the Merger Agreement, including the Exchange Ratio, were the result of the arms-length negotiations between representatives of United and Farrington discussed above. In the course of reaching the decision to approve the Merger and Merger Agreement (including the Option), the Farrington Board in consultation with its legal advisors and FinPro, its financial advisor, and without assigning any relative or specific weight, considered numerous factors, including but not limited to the following: the increased competition in credit card and SBA lending; the capital reserves necessary to acquire advanced technology to compete in the future with other banks, the belief that ownership of stock in United will provide Farrington shareholders with a more liquid investment, given that United Common Stock is traded on NASDAQ/NMS and the belief that United's operations and business philosophy are consistent with that of Farrington's.

         The Farrington Board of Directors unanimously approved the Merger Agreement and unanimously recommends that the Merger Agreement be approved by the holders of Farrington Common Stock.

         United's Reasons for the Merger. United entered into the Merger Agreement with Farrington as part of United's ongoing strategy of growth through acquisitions in contiguous market areas. The United Board of Directors also believes the merged institution will be a more efficient and capable competitor in view of the evolution of the financial services industry.

Opinion of Farrington's Financial Advisor

         Pursuant to an engagement letter dated as of November 12, 1996, Farrington formally confirmed its engagement of FinPro, a financial consulting firm, on the basis of its experience, to render a written fairness opinion to the Board of Directors and shareholders of Farrington. FinPro has been in the business of consulting for the banking industry for eight years, including the appraisal and valuation of banking institutions and their securities in connection with mergers, acquisitions and other securities transactions. FinPro has knowledge of and experience with the New Jersey banking and thrift market and financial organizations operating in that market. FinPro reviewed the negotiated terms of the Merger Agreement including governance matters. Except as described herein, FinPro in not affiliated in any way with Farrington or UNB or their respective affiliates.


         On November 12, 1996, in connection with its consideration of the Merger Agreement, FinPro issued an oral opinion to the Board of Directors of Farrington that, in its opinion as financial consultants, the terms of the Merger as provided in the Merger Agreement are fair and equitable, from a financial perspective, to Farrington and its shareholders. On December 20, 1996, a written opinion of FinPro, dated November 12, 1996, confirming its oral opinion was submitted to Farrington. This opinion is based upon conditions as they existed on September 30, 1996.

         FinPro reissued its opinion as of January 13, 1997.

         The following is a summary, prepared by FinPro, of the analysis undertaken by FinPro. The full text of FinPro's updated written opinion is attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety by Farrington shareholders. FinPro's written opinion does not constitute an endorsement of the Merger or a recommendation to any shareholder as to how such shareholder should vote at the Farrington Meeting.

         In rendering its opinion, FinPro reviewed certain publicly available information concerning Farrington and UNB, including each party's audited financial statements and annual reports. FinPro considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, FinPro reviewed: (i) the Merger Agreement; (ii) the most recent external auditor's reports to the Boards of Directors of each organization;
(iii) the September 30, 1996 Report of Condition and Income for each organization; (iv) the Rate Sensitivity Analysis reports for each organization;
(v) each organization's listing of marketable securities showing rate, maturity, and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) the Minutes of the Board of Directors meetings for Farrington; (x) the most recent report to the Board of Directors of Farrington prepared by Farrington's management; (xi) the listing and description of significant real properties for each organization; and (xii) the directors and officers liability and blanket bond insurance policies for each organization. FinPro conducted an on-site review of each organization's historical performance and current financial condition and performed a market area analysis.


         In addition, FinPro discussed with the management of Farrington and UNB the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to FinPro's assessment of the future of the banking industry and each organization's performance within the industry. FinPro compared the results of operation of Farrington with the results of operation of all New Jersey banks.
                                                   Farrington     New Jersey
                                                                     Banks
Return on Average Assets                             2.03%          1.04%
Return on Average Equity                             13.20%         10.50%
Net Interest Margin/Average Assets                   7.51%          4.30%
Noninterest Income/Average Earning Assets            3.53%          1.02%
Total Overhead Expense/Average Earning Assets        7.13%          3.26%
Non-earning Assets/Total Assets                      8.00%          8.00%
Total Loans/Earning Assets                           49.00%         61.00%
Total Nonperforming Loans/Gross Loans                5.60%          1.70%
Efficiency Ratio                                     65.00%         59.00%
Tier I Capital/Assets                                13.50%         8.10%
Tier I & II Capital/Risk Based Assets                26.70%         16.90%
Source: IDC Financial Publishing, Inc. Second Quarter 1996 Report

         Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variable differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

         FinPro analyzed the total purchase price on a cash equivalent fair market value basis using the standard evaluation techniques (as discussed below) including comparable sales multiples, net present value, return on investment and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

Net Asset Value

         Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discount to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by FinPro to the net asset value method of valuation.

Market Value

         Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weight than the net asset value and similar emphasis as the investment value as discussed below.

         FinPro maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving New Jersey banking organizations and banking organizations in the Eastern region of the United States over the last five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data present averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Farrington, FinPro has considered the market approach and has evaluated price to equity and price to earnings multiples of all New Jersey banking organizations and Regional banking organizations with assets less than $100 million.

Comparable Sales Multiples

         FinPro calculated an "Adjusted Book Value" of $26.12 per share, based on Farrington's September 30, 1996 equity and the average price to equity multiple of 2.11 for New Jersey banking organizations sold between January 1, 1996 and November 12, 1996. FinPro calculated an "Adjusted Earnings Value" of $30.15 per share, based on Farrington's 1996 earnings and the average price to earnings multiple of 16.21 for New Jersey banking organizations sold between January 1, 1996 and November 12, 1996. FinPro calculated and an "Adjusted Book Value" of $25.50 per share, based on Farrington's September 30, 1996 equity and the average price to equity multiple of 2.06 for New Jersey, New York, Pennsylvania, and Delaware banking organizations less than $100 million in assets sold between January 1, 1996 and November 12, 1996. FinPro calculated an "Adjusted Earnings Value" of $30.00 per share, based on Farrington's 1996 earnings and the average price to earnings multiple of 16.13 for New Jersey, New York, Pennsylvania, and Delaware banking organizations less than $100 million in assets sold between January 1, 1996 and November 12, 1996. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Farrington. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

Investment Value

         The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, and the return on investment analysis, which are discussed below.

Net Present Value Analysis

         The investment of earnings value of any banking organization's stock is an estimate of present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of no less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). FinPro's computations were based on an analysis of the banking industry, the economic and competitive situations in Farrington's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings," equaled $25.17 per share.

Return on Investment Analysis

         Return on investment (ROI) analysis assumes the formation of a bank holding company and analyzes the ten year ROI of an equity investment equal to Farrington's book value at September 30, 1996, (i) assuming a constant return on equity of 12%, with a liquidation at book value in the year 2006, as opposed to a sale at ten times projected earnings for the year 2006; and (ii) assuming a gradual reduction in return on equity from 15% to 10%, with a liquidation at book value in the year 2006, as opposed to a sale at ten times projected earnings for the year 2006. This ROI analysis provides a benchmark for assessing the validity of the fair market value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and non-financial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI, assuming a constant return on equity with liquidation at book value in 2006, is 10.36%, and sale at ten times projected earnings in 2006, is 11.89%. The ROI, assuming a gradual reduction in return on equity with liquidation at book value in 2006, is 11.26%, and sale at ten times projected earnings in 2006, is 11.66%.

Price Equity Index Analysis


         Furthermore, a price level indicator, the equity index, may be used to confirm the validity of the transaction value. The equity index adjusts the price to equity multiple in order to facilitate a truer price level comparison with comparable banking organizations, regardless of differing levels of equity capital. The equity index is derived by multiplying the price to equity multiple by the equity-to-assets ratio. The following table sets forth the average price equity indexes for all New Jersey transactions and for transactions in New Jersey, New York, Pennsylvania and Delaware for organizations less than $100 million for the years 1996, 1995, 1994 and 1993, and for Farrington for the year 1996. For Farrington, the transaction value was calculated at the conversion ratio of 0.7647 shares of United Common Stock for a share of Farrington Common Stock outstanding times a market price of $35.00 per share for United Common Stock (the last sale price of United Common Stock on November 12, 1996).


                                   Year     New Jersey    Region    Farrington
Average Price Equity Index         1996     21.43         21.15     30.52
Average Price Equity Index         1995     17.08         17.09       --
Average Price Equity Index         1994     14.32         12.39       --
Average Price Equity Index         1993     12.82         12.54       --

         Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In FinPro's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio equals 94.06% for Farrington, which falls within FinPro's expected range. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

         When the net asset value, market value and investment value methods are subjectively weighed, using the appraiser's experience and judgment, it is FinPro's opinion that the proposed transaction is fair.

         FinPro considered this transaction as a merger rather than a purchase. Consideration was given to the levels of earnings per share, equity per share and dividends per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. A merger is usually completed with the hopes of realizing economies of scale and earnings enhancement opportunities, thereby providing a benefit to Farrington shareholders that otherwise might not be attainable. To justify the fairness of the transaction for Farrington shareholders, it is important to project, based upon realistic projections of future performance, a positive impact for Farrington shareholders. FinPro projected that Farrington shareholders will have a higher level of earnings per share, equity per share and dividends per share after the Merger with United than they would on a stand-alone basis. The primary focus has been on short-term and long-term earnings per share, equity per share and dividends per share appreciation potential for Farrington shareholders.

         Neither Farrington nor United imposed any limitations upon the scope of the investigation to be performed by FinPro in formulating its opinion. In rendering its opinion, FinPro did not independently verify the asset quality and financial condition of Farrington or United, but instead relied upon the data provided by or on behalf of Farrington and United to be true and accurate in all material respects.

         For its services as independent financial analyst of the Merger, including the rendering of its Opinion referred to above, Farrington has paid FinPro aggregate fees of $15,000. Farrington also agreed to reimburse FinPro for reasonable out-of-pocket expenses. Farrington agreed to indemnify FinPro against all losses, including those resulting from claims under the Federal securities laws, arising out of FinPro's services as financial advisor, other than losses caused by FinPro's negligence or willful misconduct.

Effective Time; Conditions to Consummation of the Merger


         The Merger will become effective at the Effective Time, which will be specified in a notice which will be filed with the OCC. The Closing under the Merger Agreement will occur prior to the Effective Time on a day mutually agreed to by United and Farrington within 30 days following the receipt of all necessary regulatory and governmental approvals and consents and satisfaction or waiver of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as UNB and Farrington agree upon. At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged.


         Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) approval by the requisite vote of the holders of Farrington Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal government authorities (without any term or condition which would materially impair the value of Farrington to United) and expiration of all required waiting periods necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of United Common Stock to be issued to Farrington shareholders, which shares shall also have been approved for listing on the NASDAQ/NMS; and (iv) that the Merger will qualify for pooling-of-interests accounting treatment (see "-- Accounting Treatment of the Merger"). In addition, consummation of the Merger is conditioned upon receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the conversion of Farrington Common Stock for United Common Stock is a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") (see "-- Federal Income Tax Consequences").


         Consummation of the Merger is also  conditioned on, among other things,
(i) the continued accuracy in all material respects of the representations and warranties of Farrington and United contained in the Merger Agreement; (ii) the performance by Farrington and United, in all material respects, of their respective obligations under the Merger Agreement; (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and
(iv) receipt by the Board of Directors of Farrington of an opinion from FinPro to the effect that, in its opinion, the consideration to be paid to Farrington shareholders under the Merger Agreement is fair to such shareholders from a financial point of view. This opinion has been issued and is attached as Appendix C to this Proxy Statement-Prospectus. See "-- Opinion of Farrington's Financial Advisor."


Regulatory Approvals

         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger and the Bank Merger requires the approval of the OCC. OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Farrington. An application for OCC approval was filed on December 24, 1996. Also on December 24, 1996, United submitted a request to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the Bank Holding Company Act. While United and Farrington anticipate receiving such approval and waiver, there can be no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to United or Farrington.

Termination of the Merger Agreement

         Farrington has the right to terminate the Merger Agreement if the Average Closing Price of United Common Stock is less than $28.50, unless United unilaterally agrees to increase the Exchange Ratio so that the value (measured by the Average Closing Price) of the shares of United Common Stock into which one share of Farrington Common Stock is to be converted in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $28.50.

         United has the right to terminate the Merger Agreement if any necessary regulatory or governmental approval contains conditions which materially impair the value of Farrington, taken as a whole, to United.


         Either United or Farrington may terminate the Merger Agreement if (i) the Effective Time has not occurred by August 1, 1997; (ii) the stockholders of Farrington fail to approve the Merger Agreement at the Meeting; (iii) any application for any necessary regulatory or governmental approval is denied or withdrawn at the recommendation of the applicable regulatory agency or governmental authority, unless any such occurrence was caused by the failure of the terminating party to perform or observe its agreements set forth in the Merger Agreement; (iv) there has occurred a material adverse change in the business, operations, assets or financial condition of the other party; (v) the other party materially breaches any of its representations, warranties, covenants, agreements or obligations under the Merger Agreement; or (vi) any closing condition cannot reasonably be met by the other party after the other party has had a reasonable opportunity to cure the deficiency with respect to such condition. The Merger Agreement may also be terminated with the written consent of all parties thereto.


         Upon  the  termination  of  the  Merger  Agreement,   the  transactions
contemplated thereby (other than the confidentiality provisions contained therein) will be abandoned without further action by any party. In the event of a termination, each party will bear its own expenses, and each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

Amendment of the Merger Agreement
         The terms of the Merger Agreement may be amended, modified or supplemented by the written consent of United and Farrington at any time prior to the Effective Time. However, following Farrington shareholder approval of the Merger Agreement, Farrington shareholders must approve any amendment reducing or changing the amount or form of consideration to be received by them in the Merger.

Accounting Treatment of the Merger

         The   Merger   will   be   accounted    for   by   United   under   the
pooling-of-interests method of accounting in accordance with generally accepted accounting principles. See "Pro Forma Combined Financial Information."

Federal Income Tax Consequences

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF FARRINGTON COMMON STOCK AS COMPENSATION. FARRINGTON SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

         General. It is intended that the Merger will be treated as a reorganization as defined in Section 368(a) of the Code, and that, accordingly, no gain or loss will be recognized by United or Farrington or by the shareholders of Farrington upon the conversion of their shares of Farrington Common Stock solely into shares of United Common Stock pursuant to the Merger. Counsel to United is required, as a condition of Closing, to provide an opinion to United and to Farrington, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement-Prospectus, Pitney, Hardin, Kipp & Szuch, counsel to United, has provided an opinion that based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

         Consequences  of  Receipt  of Cash in Lieu  of  Fractional  Shares.  In
general, cash paid in lieu of fractional share interests in corporate reorganizations is treated as having been received in part or full payment in exchange for the fractional share interest (and therefore subject to capital gains treatment if the related shares are held as capital assets) if the cash distribution is undertaken solely for purposes of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration.

         Basis of United Common Stock. The basis of United Common Stock received by a Farrington shareholder who receives solely United Common Stock will be the same as the basis of such shareholder's Farrington Common Stock converted therefrom. Where a Farrington shareholder receives both United Common Stock and cash, the basis of the United Common Stock received will equal (a) the basis of the Farrington Common Stock exchanged therefor, (b) decreased by the amount of cash received and (c) increased by the amount of gain recognized, if any, on the exchange.

         Holding Period. The holding period of shares of United Common Stock received in the Merger by holders of Farrington Common Stock will include the holding period during which such shares of Farrington Common Stock surrendered in conversion therefor were held by the holder thereof, provided such shares of Farrington Common Stock were held as capital assets.

Interests of Certain Persons in the Merger

         The Merger Agreement provides that, in cancellation of John E. Pellizzari's employment agreement with Farrington and as a full release of all other severance payments due him from Farrington, within 30 days of the Effective Time, United will pay Mr. Pellizzari, President and Chief Executive Officer of Farrington, an amount equal to 2.99 times his annual average cash compensation for the past five calendar years.

         The Merger Agreement further provides that for a six year period following the Effective Time, United will indemnify the directors and officers of Farrington against certain liabilities to the extent such persons were indemnified under Farrington's Certificate of Incorporation and Bylaws.


         As of the Record Date, the directors of Farrington beneficially owned in the aggregate (excluding options) approximately 44% of the issued and outstanding shares of Farrington Common Stock. In connection with the execution of the Merger Agreement, the directors of Farrington have agreed to vote in favor of the Merger Agreement. As of the Record Date, executive officers of Farrington who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of Farrington Common Stock.


Resale Considerations With Respect to the United Common Stock

         The shares of United Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Farrington, who may be deemed to be "affiliates" of Farrington under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders are generally presumed by the Commission to control the issuer. Affiliates may not sell their shares of United Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the United Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed to be "affiliates" of Farrington have delivered letters to United in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Farrington Common Stock owned by them and any United Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, the affiliates of Farrington have agreed not to transfer the shares during a period commencing with the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of United and Farrington have been published by United or filed by United on a Form 8-K, 10-Q or 10-K. Also, in connection with the pooling-of-interests rules, the affiliates have agreed not to transfer their Farrington Common Stock in the period prior to 30 days before the Effective Time without giving United advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, the affiliates have also agreed to refrain from transferring United Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of United Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of United have also delivered letters in which they have agreed not to transfer United Common Stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to Farrington.

Business Pending Consummation of the Merger


         Farrington has agreed that prior to the Effective Time, except as otherwise approved by United in writing or as permitted or required by the Merger Agreement, it will not: (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents; (ii) except for the issuance of Farrington Common Stock pursuant to the terms of outstanding Farrington Options, change the number of shares of, or issue any more shares of or grant any option or right with respect to, Farrington Common Stock, or split, combine or reclassify any shares of Farrington Common Stock, or redeem or otherwise acquire any shares of Farrington Common Stock (iii) declare, set aside or pay any dividend, or other distribution in respect of, Farrington Common Stock; (iv) grant any severance or termination pay (other than pursuant to policies of Farrington in effect on the date of the Merger Agreement and disclosed to United or as agreed to by United in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees other than regular and customary pay increases to its non-officer employees; (v) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies; (vi) make any capital expenditures other than in the ordinary course of business, other than pursuant to binding commitments existing on the date of the Merger Agreement, and expenditures necessary to maintain existing assets in good repair; (vii) file any application or make any contract with respect to branching or site location or relocation; (viii) agree to acquire any business or entity in any manner whatsoever (other than to foreclose on collateral for a defaulted loan); (ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP; or (x) agree to do any of the foregoing.


         Farrington has further agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Farrington (an "Acquisition Transaction"). Farrington has agreed to promptly communicate to United the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction.

Management and Operations After the Merger

         At the Effective Time, as a result of the Merger, Farrington will be merged into UNB which will be the Surviving Bank. UNB will continue to operate as a subsidiary of United. The location of the principal office of United will remain unchanged: 1130 Route 22 East, Bridgewater, New Jersey. Following the Merger, the banking office of Farrington Bank will serve as a branch office of UNB.

Stock Option for Shares of Farrington Common Stock

         In connection with the negotiation by United and Farrington of the Merger Agreement, United and Farrington entered into the Stock Option Agreement on November 12, 1996. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. Descriptions of the Stock Option Agreement in this Proxy Statement-Prospectus are qualified in their entirety by reference to the Stock Option Agreement.

         Pursuant to the Stock Option Agreement, Farrington granted United the Option, exercisable only under certain limited and specifically defined circumstances, to purchase up to 133,000 authorized but unissued shares of Farrington Common Stock, representing approximately 16.7% of the shares of Farrington Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $14.00 per share. United does not have any voting rights with respect to the shares of Farrington Common Stock subject to the Option prior to exercise of the Option.

         In the event that certain Triggering Events (as hereinafter described) specifically enumerated in the Stock Option Agreement occur, United may exercise the Option in whole or in part. In the event that a Triggering Event occurs and the Merger is not consummated, United would recognize a gain on the sale of the shares of Farrington Common Stock received pursuant to the exercise of the Option if such shares of Farrington Common Stock were sold at prices exceeding $14.00 per share.

         The term "Triggering Event" is defined in the Stock Option Agreement to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), other than United or an affiliate of United, and provided that the Board of Directors of Farrington shall not be considered a "group" merely because of their service on the Board of Directors of Farrington and their ownership of Farrington Common Stock, (i) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Farrington Common Stock; (ii) enters into a letter of intent or an agreement with Farrington pursuant to which such person or any affiliate of such person would (a) merge or consolidate, or enter into any similar transaction, with Farrington, (b) acquire all or a significant portion of the assets or liabilities of Farrington, or (c) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Farrington Common Stock; (iii) makes a filing with bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (a) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Farrington or any other business combination involving Farrington, or (b) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Farrington Common Stock, and thereafter, if such Proposal has not been publicly withdrawn (as defined below) at least 15 days prior to the Meeting and Farrington's shareholders fail to approve the Merger by the vote required by applicable law at the Meeting; (iv) makes a bona fide proposal and thereafter, but before such Proposal has been publicly withdrawn, Farrington willfully takes any action in any manner that would materially interfere with its ability to consummate the Merger or materially reduce the value of the Merger to United; or
(v) which is the holder of more than 5% of the outstanding shares of Farrington Common Stock solicits proxies in opposition to approval of the Merger. The definition of "Triggering Event" also includes the taking of any direct or indirect action by Farrington or any of its directors, officers or agents, to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Farrington Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Farrington, or a sale of shares of Farrington Common Stock or any significant portion of the assets or liabilities of Farrington. Under the Stock Option Agreement, a significant portion means 10% of the assets or liabilities of Farrington. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of a Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over Farrington or in soliciting or inducing any other person (other than United or any affiliate) to do so.

         United may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of United. The Option may not be exercised (i) in the absence of any required governmental or regulatory approval or consent necessary for Farrington to issue the Farrington Common Stock subject to the Option or United to exercise the Option, or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Farrington Common Stock subject to the Option.

         The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from United, Farrington shall prepare and file a registration statement with the Commission covering the Option and such number of shares of Farrington Common Stock subject thereto as United shall specify in its request, and shall use its best efforts to cause such registration statement to become effective in order to permit the sale or other disposition of the Option and the shares of Farrington Common Stock covered thereby; provided, however, that in no event will United have the right to have more than one such registration statement become effective.

         The Stock Option Agreement terminates upon either the termination of the Merger Agreement or the consummation of the transactions contemplated thereby; provided that if the Merger Agreement terminates after the occurrence of a Triggering Event, the Stock Option Agreement will not terminate until the later of 18 months following the date of termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

         The ability of United to exercise the Option and to cause up to an additional 133,000 shares of Farrington Common Stock to be issued may be considered a deterrent to other potential acquirors of control of Farrington, as it is likely to increase the cost of an acquisition of all of the shares of Farrington Common Stock which would then be outstanding. The exercise of the Option by United may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.


                  RIGHTS OF DISSENTING FARRINGTON SHAREHOLDERS

          Pursuant to the provisions of Section 215a of Title 12 of the United States Code ("Section 215a") and of the Banking Act (which provides that federal law shall govern with respect to this issue), any shareholder of Farrington has the right to dissent from the Merger and to obtain payment of the value (determined as provided below) of his Farrington Common Stock if the Merger is consummated.

          Any shareholder of Farrington who contemplates exercising the right to dissent is urged to read carefully the applicable provisions of Section 215a which are attached as Appendix D to this Proxy Statement. The following is a summary of the steps to be taken if the right to dissent is to be exercised. This summary is qualified in its entirety by the full text of Appendix D to this Proxy Statement.

          Each step must be taken in the indicated order and in strict compliance with the applicable provisions of Section 215a in order to perfect dissenter's rights. Any deviations from such steps may result in the forfeiture of dissenter's rights.

          If the Merger is consummated, shareholders of Farrington who vote against the proposed Merger at the Meeting or give notice of dissent in writing (addressed to Edward W. Mahnken, Jr., Senior Vice President, Farrington Bank, 630 Georges Road, North Brunswick, New Jersey 08902) at or prior to the Meeting (and do not thereafter vote in favor of the Merger) will be entitled to receive from United the value of their shares of Farrington Common Stock as of the date of the consummation of the Merger in cash upon written request made to United before the 30th day after the consummation of the Merger, accompanied by the surrender of their stock certificates. The value of the shares of any dissenting shareholder shall be ascertained in accordance with the applicable provisions of
Section 215a, by an appraisal made by a committee composed of one person selected by the majority vote of persons exercising such appraisal rights, one person selected by the Board of Directors of United, and one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.

          If the valuation so fixed shall not be satisfactory to a dissenting shareholder who has requested payment, that shareholder may, within five days after receiving notification of the appraised value, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding with respect to the shares of the person appealing the appraisal. If, within 90 days from the consummation of the Merger, for any reason one or more of the above-mentioned appraisers is not selected or such appraisers fail to determine the value of such shares, the OCC shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by United. Any stockholder of Farrington who votes against the proposed Merger, or who gives notice in writing at or prior to the Meeting (addressed to Edward W. Mahnken, Jr., Senior Vice President, Farrington Bank, 630 Georges Road, North Brunswick, New Jersey 08902) that he dissents, will be notified in writing of the date of the consummation of the Merger.

         The failure of a dissenting stockholder to vote against the Merger will not constitute a waiver of appraisal rights if the stockholder gives written notice of dissent (addressed to Edward W. Mahnken, Jr., Senior Vice President, Farrington Bank, 630 Georges Road, North Brunswick, New Jersey 08902) at or prior to the Meeting. Regardless of whether a Farrington stockholder records his or her dissent by voting against the Merger or giving written notice of dissent, a dissenting stockholder must also make written request to United to receive the value of his or her shares at any time before 30 days after the consummation of the Merger. Farrington shareholders whose shares are represented by proxies that are returned signed but unmarked as to voting instructions will be voted in favor of the Merger and, unless revoked (as described in "The Meeting -- Solicitation, Voting and Revocation of Proxies"), will have waived their right to dissent.

                    PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statements of Condition of United and Farrington at September 30, 1996, December 31, 1995 and 1994 giving effect to the Merger as if it had been consummated at such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 giving effect to the Merger as if it was consummated on January 1 of each year. The unaudited pro forma financial information is based on the historical financial statements of United and Farrington after giving effect to the Merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying Notes to Pro Forma Combined Condensed Financial Statements.

         The unaudited pro forma financial information has been prepared by United's management based upon the historical financial statements and related notes thereto of United and Farrington contained herein or incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with such historical financial statements and notes. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


                                        PRO FORMA COMBINED CONDENSED STATEMENTS OF CONDITION
                                                         September 30, 1996
                                                            (Unaudited)


                                                                                                      United and
                                                                                   Pro Forma          Farrington
                                                     United       Farrington     Adjustments (1)        Combined
                                                  ------------- --------------- -----------------   ----------------
                                                              (Dollar amounts in thousands)


ASSETS
Cash and Due from Banks                             $   50,956       $  1,923            $  ---           $  52,879
Federal Funds Sold                                       2,500          6,425               ---               8,925
Securities Held to Maturity                             62,441          7,144               ---              69,585
Securities Available for Sale                          285,022         16,897               ---             301,919
Trading Account Securities                                 423            ---               ---                 423
Loans (Net of Unearned Income)                         567,403         30,428               ---             597,831
Less:  Allowance for Possible Loan Losses                7,464            803               ---               8,267
Other Assets                                            51,110          1,605               ---              52,715
                                                   ------------  -------------    --------------   -----------------
    Total Assets                                    $1,012,391        $63,619            $  ---          $1,076,010
                                                   ============  =============    ==============   =================

LIABILITIES
Deposits                                            $  846,433      $  53,625            $  ---           $ 900,058
Other Borrowed Funds                                    70,873            ---               ---              70,873
Other Liabilities                                       11,262          1,014               ---              12,276
                                                   ------------  -------------    --------------   -----------------
    Total Liabilities                                  928,568         54,639               ---             983,207
                                                   ------------  -------------    --------------   -----------------

SHAREHOLDERS' EQUITY
Common Stock                                             9,637          3,327            (1,975)             10,989
Additional Paid-In Capital                              59,541          3,285             2,475              65,301
Retained Earnings                                       17,328          2,444              (500)             19,272
Treasury Stock                                          (1,337)           ---               ---              (1,337)
Restricted Stock                                          (180)           ---               ---                (180)
Net Unrealized Loss on Securities Available
    for Sale, Net of Tax                                (1,166)           (76)              ---              (1,242)
                                                   ------------  -------------    --------------   -----------------
    Total Equity Capital                                83,823          8,980               ---              92,803
                                                   ------------  -------------    --------------   -----------------

Total Liabilities and Equity Capital                $1,012,391      $  63,619            $  ---          $1,076,010
                                                   ============  =============    ==============   =================


(1) The pro forma adjustments represent (a) the difference between the stated value of United and Farrington stock and (b) the exercise of Farrington stock options as per the Merger Agreement.


                                        PRO FORMA COMBINED CONDENSED STATEMENTS OF CONDITION
                                                          December 31, 1995

                                                             (Unaudited)




                                                                                                United and
                                                                                Pro-Forma       Farrington
                                                 United          Farrington   Adjustments (1)     Combined
                                              -------------     ----------- ------------------ --------------


                                                        (Dollar amounts in thousands)


ASSETS
Cash and Due from Banks                      $      45,572       $    1,625      $    ---    $      47,197
Federal Funds Sold                                   7,000            3,004           ---           10,004
Securities Held to Maturity                         24,838            5,146           ---           29,984
Securities Available for Sale                      334,156           19,173           ---          353,329
Trading Account Securities                             417              ---           ---              417
Loans (Net of Unearned Income)                     551,222           31,332           ---          582,554
Less:  Allowance for Possible Loan Losses            7,412              885           ---            8,297
Other Assets                                        54,752            1,322           ---           56,074
                                             -------------       ----------      ---------  ---------------
Total Assets                                 $   1,010,545       $   60,717      $    ---   $    1,071,262
                                             ==============      ===========     =========  ===============

LIABILITIES
Deposits                                     $     854,628       $   51,336      $    ---    $     905,964
Other Borrowed Funds                                63,027              ---           ---           63,027
Other Liabilities                                   11,491            1,243           ---           12,734
                                             --------------      -----------     ---------  ---------------
    Total Liabilities                              929,146           52,579                        981,725
                                             --------------      -----------     ---------  ---------------

SHAREHOLDERS' EQUITY
Common Stock                                         9,085            3,025        (1,868)          10,242
Additional Paid-In Capital                          52,411            2,982         1,868           57,261
Retained Earnings                                   19,563            2,082           ---           21,645
Treasury Stock                                      (1,578)             ---           ---           (1,578)
Restricted Stock                                      (317)             ---           ---             (317)
Net Unrealized Gain on Securities Available
   for Sale, Net of Tax                              2,235               49           ---            2,284
                                             --------------      -----------     ---------  ---------------
Total Equity Capital                                81,399            8,138           ---           89,537
                                             --------------      -----------     ---------  ---------------
Total Liabilities and Equity Capital         $   1,010,545        $  60,717      $    ---    $   1,071,262
                                             ==============      ===========     =========  ===============


(1) The pro forma adjustments represent the difference between the stated value of United and Farrington stock.


                                        PRO FORMA COMBINED CONDENSED STATEMENTS OF CONDITION
                                                          December 31, 1994

                                                             (Unaudited)



                                                                                                 United and
                                                                                 Pro Forma       Farrington
                                                  United        Farrington     Adjustments (1)     Combined
                                               -------------  ------------------------------------------------


                                                         (Dollar amounts in thousands)

ASSETS
Cash and Due from Banks                       $      49,496   $     1,366   $      ---      $      50,862
Federal Funds Sold                                   11,545         2,540          ---             14,085
Securities Held to Maturity                          96,354         9,968          ---            106,322
Securities Available for Sale                       223,976        13,303          ---            237,279
Trading Account Securities                              321           ---          ---                321
Loans (Net of Unearned Income)                      481,439        38,212          ---            519,651
Less:  Allowance for Possible Loan Losses             9,597         1,171          ---             10,768
Other Assets                                         31,007         1,399          ---             32,406
                                              -------------   ------------  -----------    --------------
    Total Assets                              $     884,541   $    65,617   $      ---     $      950,158
                                              ==============  ============  ===========    ===============

LIABILITIES
Deposits                                      $     757,884   $    57,984   $      ---      $     815,868
Other Borrowed Funds                                 53,570           ---          ---             53,570
Other Liabilities                                     7,285           741          ---              8,026
                                              --------------  ------------  -----------    ---------------
    Total Liabilities                               818,739        58,725          ---            877,464
                                              --------------  ------------  -----------    ---------------

SHAREHOLDERS' EQUITY
Common Stock                                          8,279         2,750       (1,699)             9,330
Additional Paid-In Capital                           44,100         2,673        1,699             48,472
Retained Earnings                                    21,961         1,535          ---             23,496
Treasury Stock                                           (9)          ---          ---                 (9)
Restricted Stock                                       (280)          ---          ---               (280)
Net Unrealized Loss on Securities Available
   for Sale, Net of Tax                              (8,249)          (66)         ---             (8,315)
                                              -------------   -----------   -----------    ---------------

Total Equity Capital                                 65,802         6,892          ---             72,694
                                              --------------  ------------  -----------    ---------------

Total Liabilities and Equity Capital          $     884,541   $    65,617   $      ---      $     950,158
                                              ==============  ============  ===========    ===============


(1) The pro forma adjustments represent the difference between the stated value of United and Farrington stock.


                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                            For the Nine Months Ended September 30, 1996

                                                             (Unaudited)

                                                                                                     United and
                                                                                  Pro Forma          Farrington
                                                 United          Farrington       Adjustment          Combined
                                           ------------------- --------------- -----------------  ------------------
                                                      (Dollar amounts in thousands, except per share data)

Total Interest Income                       $          54,530     $      4,235     $        ---       $      58,765
Total Interest Expense                                 21,402              957              ---              22,359
                                          --------------------   --------------  ---------------    ----------------
Net Interest Income                                    33,128            3,278              ---              36,406
Provision for Possible Loan Losses                      1,625              228              ---               1,853
                                          --------------------   --------------  ---------------    ----------------
Net Interest Income After Provision
    Possible Loan Losses                               31,503            3,050              ---              34,553
Total Non-Interest Income                              10,545            1,725              ---              12,270
Total Non-Interest Expense                             29,418            3,189              ---              32,607
                                          --------------------   --------------  ---------------    ----------------
Income Before Income Taxes                             12,630            1,586              ---              14,216
Provision for Income Taxes                              4,313              619              ---               4,932
                                          -------------------    -------------   ---------------    ---------------
NET INCOME                                  $           8,317     $        967     $        ---       $       9,284
                                          ====================   ==============  ===============    ================

EARNINGS PER COMMON SHARE(1)
                                            $            2.19     $       1.45                        $        2.14
                                          ====================   ==============                     ================
Weighted Average Number of Shares
  Outstanding                                       3,806,247          665,392                            4,347,098
                                          ====================   ==============                     ================


(1) The historical earnings per share of United and Farrington have been restated to give retroactive effect to stock dividends. Pro forma combined includes the exercise of Farrington stock options as per the Merger Agreement.



                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                For the Year Ended December 31, 1995

                                                             (Unaudited)

                                                                                                             United and
                                                                                        Pro Forma           Farrington
                                                    United           Farrington         Adjustment           Combined
                                             ------------------  ------------------- -------------------   ----------------
                                                       (Dollar amounts in thousands, except per share data)

Total Interest Income                       $      71,994         $    5,559         $       ---            $     77,553
Total Interest Expense                             29,128                976                 ---                  30,104
                                            --------------        -----------        ------------       -----------------
Net Interest Income                                42,866              4,583                 ---                  47,449
Provision for Possible Loan Losses                    450                422                 ---                     872
                                            --------------        -----------        ------------       -----------------
Net Interest Income After Provision for                                                      ---
  Possible Loan Losses                             42,416              4,161                                      46,577
Total Non-Interest Income                          12,329              2,324                 ---                  14,653
Total Non-Interest Expense                         42,748              4,681                 ---                  47,429
                                            --------------        -----------        ------------       -----------------
Income Before Income Taxes                         11,997              1,804                 ---                  13,801
Provision for Income Taxes                          3,623                672                 ---                   4,295
                                                                                                        -
                                            ==============        ===========        ============       =================
NET INCOME                                  $       8,374         $    1,132         $       ---            $      9,506
                                            ==============        ===========        ============       =================

EARNINGS PER COMMON SHARE (1)               $        2.19         $     1.70                                $       2.20
                                            ==============        ===========                           =================
Weighted Average Number of Shares
  Outstanding                                   3,815,947            665,392                                   4,324,772
                                            ==============        ===========                           =================


(1) The historical earnings per share of United and Farrington have been restated to give retroactive effect to stock dividends.



                                     PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                           For the Year Ended December 31, 1994

                                                        (Unaudited)

                                                                                                        United and
                                                                                       Pro Forma        Farrington
                                                    United            Farrington       Adjustment        Combined
                                              -------------------- ---------------------------------- ----------------
                                                    (Dollar amounts in thousands, except per share data)

Total Interest Income                        $      59,754             $    5,630         $ ---         $     65,384
Total Interest Expense                              17,979                    934           ---               18,913
                                             --------------            -----------        ------        -------------
Net Interest Income                                 41,775                  4,696           ---               46,471
Provision for Possible Loan Losses                   1,590                    533           ---                2,123
                                             --------------            -----------        ------        -------------
Net Interest Income After Provision for
  Possible Loan Losses                              40,185                  4,163           ---               44,348
Total Non-Interest Income                           11,863                  2,558           ---               14,421
Total Non-Interest Expense                          37,621                  5,012           ---               42,633
                                             --------------            -----------        ------        -------------
Income Before Income Taxes                          14,427                  1,709           ---               16,136
Provision for Income Taxes                           4,607                    657           ---                5,264
                                             --------------            -----------        ------        -------------
NET INCOME                                   $       9,820             $    1,052         $ ---         $     10,872
                                             ==============            ===========        ======        =============

EARNINGS PER COMMON SHARE (1)                $        2.62             $     1.58                       $       2.56
                                             ==============            ===========                      =============
Weighted Average Number of Shares
  Outstanding                                    3,743,748                665,392                          4,252,573
                                             ==============            ===========                      =============


(1) The historical earnings per share of United and Farrington have been restated to give retroactive effect to stock dividends.


                                          PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                                                For the Year Ended December 31, 1993

                                                             (Unaudited)

                                                                                                        United and
                                                                                       Pro Forma        Farrington
                                                    United            Farrington       Adjustment        Combined
                                              -------------------- ---------------------------------- ----------------
                                                    (Dollar amounts in thousands, except per share data)

Total Interest Income                         $       59,539       $    4,847              ---        $     64,386
Total Interest Expense                                18,959            1,103              ---              20,062
                                             ----------------     ------------        ---------     ---------------
Net Interest Income                                   40,580            3,744              ---              44,324
Provision for Possible Loan Losses                     4,287              952              ---               5,239
                                             ----------------     ------------        ---------     ---------------
Net Interest Income After Provision for
  Possible Loan Losses                                36,293            2,792              ---              39,085
Total Non-Interest Income                             12,845            3,467              ---              16,312
Total Non-Interest Expense                            37,482            4,629              ---              42,111
                                             ----------------     ------------        ---------     ---------------
Income Before Income Taxes                            11,656            1,630              ---              13,286
Provision for Income Taxes                             3,975              678              ---               4,653
                                             ----------------     ------------        ---------     ---------------

Income Before Extraordinary Item                       7,681              952              ---               8,633
Extraordinary Item                                       973               86              ---               1,059
                                             ---------------      ------------        ---------     ---------------
NET INCOME                                    $        8,654       $    1,038         $    ---      $        9,692
                                             ================     ============        =========     ===============
EARNINGS PER COMMON SHARE (1)
Income Before Extraordinary Item              $         2.07       $     1.43                       $         2.05
Extraordinary Item                                      0.26             0.13                                 0.25
                                             ---------------      -----------                       ---------------
                                             $          2.33       $     1.56                       $         2.30
                                             ================     ============                      ===============

Weighted Average Number of Shares
  Outstanding                                      3,711,452          665,392                            4,220,277
                                             ================     ============                      ===============


(1) The historical earnings per share of United and Farrington have been restated to give retroactive effect to stock dividends.

     Farrington Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

         The following discussion is an analysis of the financial condition at September 30, 1996, and the results of operations of Farrington for each of the two year periods ending December 31, 1995 and 1994 and the two nine month periods ending September 30, 1996 and 1995, and should be read in conjunction with the Consolidated Financial Statements and Notes thereto and the Summary Consolidated Financial Data included elsewhere in this Proxy Statement-Prospectus.


Results of Operations

Net Income


Farrington's net income for the nine month period ending September 30, 1996, was $967 thousand compared to $752 thousand for the same period in 1995, an increase of $215 thousand or 28.6%. There was a decline in the volume of credit card balances due to a significant reduction in marketing efforts. This decline was more than offset by increases in other areas of Farrington, namely SBA loan originations and the investment portfolio. The increase in net income is attributable to an increase in interest income on securities available-for-sale, a decrease in provision for loan losses, an increase on gain on sale of loans, and a decrease in operating expenses related to credit card operations, all of which is partially offset by an increase in interest expense on deposits, a decrease in fee income on loans, and an increase in income tax expense.


Comparing net income for the full years ending December 31, 1995, and 1994, net income increased by $.08 million from $1.05 million to $1.13 million, due to an increase in interest income on investment securities, a decrease in provision for loan losses, an increase in gain on sale of loans, and a decrease in operating expenses related to credit card operations, all of which is partially offset by a decrease in interest income on loans, an increase in interest expense on deposits, and a decrease in fee income on loans.


Net Interest Income

Farrington's primary revenue source is net interest income. Net interest income represents the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on its interest-bearing liabilities, primarily deposits. Changes in net interest income from period to period result from increases or decreases in the average balances of interest-earning assets and interest-bearing liabilities and the increases or decreases in the net interest margin, or spread, between the average yields earned on such assets and average rates paid on such liabilities.

A small portion of Farrington's interest income is derived from investments that are exempt from Federal income taxes. In order to make the pre-tax comparison of income and yields consistent, the interest earned on these interest earning assets has been adjusted to reflect a fully tax-equivalent basis.

To provide a more in depth analysis of net interest income, the tables on the following pages present for the nine-month and twelve-month periods indicated:
(i) average principal balances, interest earned/paid, average rates, and net interest spread and margin; and (ii) a rate/volume analysis, detailing the variance in interest income due to changes in average principal balances and changes in average yield. Yields are calculated using the tax equivalent interest income.



                                            Nine Months Ending                         Nine Months Ending
                                            September 30, 1996                         September 30, 1995
                                  ----------------------------------------   ----------------------------------------



                                                  Interest                                  Interest
                                     Average      Income/                      Average       Income/
                                     Balance      Expense     Yield/Cost       Balance       Expense     Yield/Cost
                                                                 (1)                                        (1)
                                  ----------------------------------------   ----------------------------------------
                                                                (Dollars in thousands)
ASSETS:
  Interest-earning assets:
    Loans:

      Credit Cards                      $13,210       $1,656       16.71%         $15,420        $1,808       15.63%
      SBA                                 4,246          349       10.96%           3,537           263        9.91%
      Commercial and industrial           7,631          551        9.63%           8,753           631        9.61%
      Real estate mortgages residential   1,605          108        8.97%           1,450           121       11.13%
      Leases                              1,284           74        7.68%           3,140           173        7.35%
      Other                               3,036          219        9.62%           3,253           236        9.67%
    Taxable securities                   25,304        1,098        5.79%          19,543           815        5.56%
    Tax exempt securities                   163            8        6.39%              28             2        7.44%
    Fed funds sold                        4,544          177        5.19%           2,859           126        5.88%
                                      ---------        -----        -----       ---------         -----        -----
    Total interest-earning assets        61,023        4,240        9.26%          57,983         4,175        9.60%


  Non-interest earning assets:
    Cash and due from banks               1,766                                     1,865
    Other                                 1,013                                       712
    Allowance for loan and lease losses    (796)                                     (999)
                                         ------                                     -----


     TOTAL ASSETS                      $ 63,006                                  $ 59,561
                                       ==========                                ========

LIABILITIES AND SHAREHOLDERS'
EQUITY:
  Interest-bearing liabilities:
    Interest-bearing demand deposits   $  2,110           38        2.40%        $  2,162            32        1.97%
    Savings deposits                     29,265          346        1.58%          36,471           492        1.80%
    Time deposits                        14,848          573        5.15%           6,040           187        4.13%
                                        --------        -----       -----          ------         -----        -----
    Total interest-bearing liabilities   46,223          957        2.76%          44,673           711        2.12%


  Non-interest bearing liabilities:
    Demand deposits                       7,105                                     6,713
    Other liabilities                     1,099                                       947
    Shareholders' equity                  8,579                                     7,228
                                          -----                                  --------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY:                   $63,006                                   $59,561
                                       ========                                   =======


Net interest income/ Net interest spread (1)          $3,283        6.50%                        $3,464        7.48%
                                                       ======      =====                         ======        =====

Net yield on interest-earning assets (1)                            7.17%                                      7.96%
                                                                    =====                                      =====


(1)  Yield, cost, spread and margin for the two nine-month periods are all on an annualized basis.





                                           Twelve Months Ending                       Twelve Months Ending
                                             December 31, 1995                          December 31, 1994
                                  ----------------------------------------   ----------------------------------------


                                                  Interest                                  Interest
                                     Average      Income/                      Average       Income/
                                     Balance      Expense     Yield/Cost       Balance       Expense     Yield/Cost
                                  ----------------------------------------   ----------------------------------------
                                                                (Dollars in thousands)
ASSETS:
 Interest-earning assets:
  Loans:
   Credit Cards                      $14,981       $2,367       15.80%         $17,889        $2,795       15.62%
   SBA                                 3,511          359       10.23%           2,900           268        9.24%
   Commercial and industrial           8,560          833        9.73%           7,884           719        9.12%
   Real estate mortgages residential   1,411          151       10.70%           4,326           416        9.62%
   Leases                              2,875          212        7.37%           3,638           265        7.28%
   Other                               3,167          307        9.69%           3,106           269        8.66%
  Taxable securities                  20,224        1,143        5.65%          19,922           807        4.05%
  Tax exempt securities                   55            3        5.68%               -             -            -
  Fed funds sold                       3,193          185        5.79%           2,161            93        4.30%
                                    --------        -----       ------         -------        ------        -----
    Total interest-earning assets     57,977        5,560        9.59%          61,826         5,632        9.11%

  Non-interest earning assets:
   Cash and due from banks             1,784                                     2,159
   Other                                 737                                       884
   Allowance for loan and lease losses  (957)                                   (1,157)
                                      -------                                   -------
TOTAL ASSETS                          $59,541                                   $63,712
                                     =========                                 =======


LIABILITIES AND SHAREHOLDERS'
EQUITY:
 Interest-bearing liabilities:
  Interest-bearing demand deposits    $ 2,160          43        1.99%          $ 2,244            44        1.96%
  Savings deposits                     34,937         609        1.74%           42,408           725        1.71%
  Time deposits                         7,216         324        4.49%            5,751           165        2.87%
                                      -------       -----        -----          -------         -----       -----
Total interest-bearing liabilities     44,313         976        2.20%           50,403           934        1.85%


 Non-interest bearing liabilities:
  Demand deposits                       6,815                                     6,075
  Other liabilities                       997                                       829
 Shareholders' equity                   7,416                                     6,405
                                        -----                                     -----
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                  $59,541                                   $63,712
                                    =========                                   =======


Net interest income/ Net interest spread           $4,584        7.39%                         $4,698        7.26%
                                                   ======        =====                        =======        =====


Net yield on interest-earning assets                             7.91%                                       7.60%
                                                                 =====                                       =====


                                      For the Nine Month Period Ending          For the Twelve Month Period Ending
                                       September 30, 1996 compared to             December 31, 1995 compared to
                                            September 30, 1995                          December 31, 1994
                                  ----------------------------------------   ----------------------------------------
                                    Increase (Decrease) Due to Change in       Increase (Decrease) Due to Change in
                                  ----------------------------------------   ----------------------------------------
                                     Average       Average                      Average      Average
                                      Volume        Rate          Net           Volume         Rate          Net
                                  ----------------------------------------   ----------------------------------------
                                                         (in thousands, tax equivalent basis)
 Interest Income:

Loans:
   Credit Cards                      $(259)        $107        $(152)          $(454)           $26        $(428)
   SBA                                  53           33           86              56             35           91
   Commercial and industrial           (81)           1          (80)             62             52          114
   Real estate mortgages residential    13          (26)         (13)           (280)            15         (265)
   Leases                             (102)           3          (99)            (56)             3          (53)
   Other                               (16)          (1)         (17)              5             33           38
  Taxable securities                   240           43          283              12            324          336
  Tax exempt securities                  7           (1)           6               3             -             3
  Fed funds sold                        74          (23)          51              44             48           92
                                      -----         ------       ------       -------         ------       -----
    Total interest income              (71)         136           65            (608)           536          (72)
                                     ------        -------       ------        ------         ------      ------


 Interest Expense

  Interest-bearing demand deposits      (1)           7            6              (2)             1           (1)
  Savings deposits                     (97)         (49)        (146)           (128)            12         (116)
  Time deposits                        273          113          386              42            117          159
                                      -----       ------       -------         -------      -------         ------
  Total interest expense               175           71          246             (88)           130           42
                                     ------       ------       -------          ------      -------         ------
 Net change in net interest income   $(246)         $65        $(181)          $(520)          $406         $(114)
                                     ======       ======       ======           ======      =======         =======


Net interest income on a tax equivalent basis decreased by $0.2 million from $3.5 million to $3.3 million for the nine month periods ending September 30, 1995 and 1996 respectively. This decrease is due to, on the income side, lower average loan balances for most loan types coupled with lower yields on taxable securities and, on the expense side, higher average time deposit balances coupled with an increase in the cost of funds on those same balances. The net effect of the above changes caused the net interest spread to decrease from 7.48% for the nine months ending September 30, 1995 to 6.50% for the nine months ending September 30, 1996, a drop of 98 basis points. Credit card originations declined in 1996, shifting the asset mix to investments, which were invested in more conservative, and lower yielding, U.S. Treasury and U.S. Agency securities.

Net interest income on a tax equivalent basis decreased by $0.1 million from $4.7 million to $4.6 million for the twelve month periods ending December 31, 1994 and 1995 respectively. Concurrently, the net interest spread and margin increased, due to a dramatic increase in yield on the taxable security portfolio which was partially offset by a lower volume of credit card lending.


Other Income

Farrington has historically relied on fee income to generate additional earnings. At September 30, 1996 Farrington's non-interest income to asset ratio on an annualized basis was 3.6%. Despite that fact, other income declined marginally for the nine month period ending September 30, 1996 to $1.7 million from $1.8 million for the nine month period ending September 30, 1995. The increase in the gain on sale of SBA loans was offset by a reduction in credit card origination fee income. The same explanation holds true for the comparison of the twelve month periods ending December 31, 1995 and 1994 where other income declined $0.3 million from $2.6 million to $2.3 million.


Other Expense

Other expense declined $0.6 million from $3.8 million for the nine months ending September 30, 1995, to $3.2 million for the same period in 1996. Expenses related to credit card operations, which are volume sensitive, declined significantly while salaries and employee benefits increased by a very small margin, as did occupancy expenses.

For the full years ending December 31, 1995, and 1994 other expenses decreased $0.3 million from $5.0 million to $4.7 million. For those same time periods credit card operations expense declined $0.5 million from $2.6 million to $2.1 million. This decrease was offset by a small increase in salaries and employee benefits.


Effects of Inflation and Changing Prices

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction and magnitude as the prices of goods and services.

Some of Farrington's loan portfolio is secured by residential or non-residential real estate. Any decline in the market for real estate could adversely affect the value of Farrington's collateral, and thus the quality of the loan portfolio.


Financial Condition

Farrington has experienced asset growth in 1996, increasing $2.9 million from $60.7 million at December 31, 1995 to $63.6 million at September 30, 1996. On the asset side, all of the growth was in cash and cash equivalents, and on the liability side, the growth was $2.0 million in deposits and $0.9 million in equity.


Loan Portfolio

The following table presents an analysis of outstanding loans as of the dates indicated:

                                           As of September 30,                         As of December 31,
                                ------------------------------------------  ----------------------------------------
                                       1996                  1995                  1995                 1994
                                -------------------  ---------------------  -------------------  -------------------
                                  Amount  Percent      Amount   Percent       Amount  Percent      Amount  Percent
                                -------------------  ---------------------  -------------------  -------------------
Credit Cards                      $12,697   41.31%     $13,960     43.92%     $14,450   45.38%     $17,779   45.86%
SBA                                 5,205   16.93%       3,468     10.91%       3,263   10.25%       3,521    9.08%
Commercial and industrial           7,166   23.31%       7,836     24.65%       8,144   25.58%       9,683   24.97%
Real estate mortgages residential   1,933    6.29%       1,090      3.43%       1,379    4.33%       1,695    4.37%
Leases                                855    2.78%       2,392      7.52%       1,755    5.51%       2,769    7.14%
Other                               2,882    9.38%       3,043      9.57%       2,850    8.95%       3,327    8.58%
                                ---------  -------   ---------    -------     -------  -------     -------  -------
           Total loans             30,738  100.00%      31,789    100.00%      31,841  100.00%      38,774  100.00%
                                ---------  -------   ---------    -------     -------  -------     -------  -------
Less:
Deferred loan fees and discounts     (310)                (498)                  (509)                (562)
Allowance for loan and lease losses  (803)                (855)                  (885)              (1,171)
                                   -------              -------                -------            ---------

           Net loans              $29,625              $30,436                $30,447              $37,041
                                 ========             ========                =======              =======


Farrington's gross loan portfolio has decreased as a percentage of total assets from 52% at December 31, 1995 to 48% at September 30, 1996. Of the total decrease of $1.1 million over that time, $1.8 million is attributable to credit card lending, which is partially offset by increases in other loan categories. Credit card originations have declined from their peak in 1993; average card balances have decreased as well. The change in the loan portfolio mix indicates a decreased reliance on leasing and credit cards and an increased reliance on SBA lending.

Farrington originates loans under the U.S. Small Business Administration guaranteed loan program, under which the SBA guarantees a portion of the loan, between 75% and 80% of the principal balance depending on the transaction for a maximum guaranteed portion of $750 thousand. Typically, Farrington resells the guaranteed portion of such loans upon origination, retaining the servicing rights on most transactions. The non-guaranteed portion (which is generally secured by real estate and personal property collateral) is retained in Farrington's portfolio. The SBA has the right to require Farrington to repurchase the sold loans if the loans were not closed or administered by Farrington in compliance with terms and conditions required by the SBA.


Loan Quality

The lending activities of Farrington are guided by the basic lending policy established by the Board of Directors. Loans must meet criteria which include consideration of the character, capacity and capital of the borrower, collateral provided for the loan, and prevailing economic conditions.

Regardless of credit standards, there is risk of loss inherent in every loan portfolio. The allowance for loan losses is a reserve established for possible future loan losses based on management's continuing evaluation of the loan portfolio. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is increased by periodic charges against earnings called provisions for loan losses, and decreased periodically by charge-offs of loans (or parts of loans) management has determined to be uncollectible, net of actual recoveries on loans previously charged-off.



Non-Performing Assets

Non-performing assets consist of non-accrual loans, loans past due 90 days or more and still accruing interest, and other real estate owned.


The following table sets forth information regarding non performing assets as of September 30, 1996:

                                                           At September 30,                 At December 31,
                                                     ----------------------------   --------------------------------
                                                                             (in thousands)
                                                           1996             1995            1995               1994
                                                           ----             ----            ----               ----

 Non-accrual loans:
     Loans secured by real estate                        $1,043           $1,065          $1,209               $813
     Commercial and industrial                                -                -               -                265
     Loans to individuals                                    18                -               -                 32
                                                         -------        --------        --------               ------
  Total non-accrual loans                                 1,061            1,065           1,209              1,110

 Loans past due 90 days or more and accruing:
     Loans secured by real estate                           204              294              88                  -
     Commercial and industrial                               28                -               -                  -
     Loans to individuals                                    50               44             238                626
                                                         -------        --------          ------               -----
Total loans past due 90 days or more and still accruing     282              338             326                626
                                                         -------        --------          ------               -----

 Total nonperforming loans                               $1,343           $1,403          $1,535             $1,736
                                                         ======           ======          ======              ======
 Total nonperforming assets                              $1,343           $1,403          $1,535             $1,736
                                                         ======           ======          ======              ======

 Non-accrual loans to total loans, net                    3.58%            3.50%           3.97%              3.00%


 Non-performing loans to total loans, gross               4.37%            4.41%           4.82%              4.48%

 Non-performing loans to total loans, net                 4.53%            4.61%           5.04%              4.69%

 Non-performing loans to total assets                     2.11%            2.43%           2.53%              2.65%

 Non-performing assets to total assets                    2.11%            2.43%           2.53%              2.65%


Non-performing loans at September 30, 1996 have declined in absolute dollars, as a percent of total assets, and as a percent of total loans (net), reflecting general improvement in the economy.


Provision for Loan Losses and Loan Loss Experience

The provision for loan losses represents management's determination of the amount necessary to bring the allowance for loan losses to a level that management considers adequate to reflect the risk of future losses inherent in Farrington's loan portfolio. The process of determining the adequacy of the allowance is necessarily judgmental and subject to changes in external conditions. Accordingly, there can be no assurance that existing levels of the allowance will ultimately prove adequate to cover actual loan losses.

The following table presents Farrington's loan loss experience during the periods indicated:

                                                      At September 30,                       At December 31,
                                                ------------------------------      ------------------------------
                                                       1996               1995                 1995             1994
                                                       ----               ----                 ----             ----
                                                                          (in thousands)

 Balance at the beginning of the year                  $885             $1,171               $1,171           $1,138
                                                     ------            -------             --------           ------
 Loans charged-off:
     Loans secured by real estate                        91                143                  143               28
     Commercial and industrial                            -                188                  188                -
     Loans to individuals                               268                382                  454              518
                                                      -----              -----                -----           -------
 Total charge-offs                                      359                713                  785              546

 Recoveries of loans previously charged-off:
     Loans secured by real estate                         1                 20                   20                -
     Commercial and industrial                            -                  -                    -               10
     Loans to individuals                                48                 39                   57               36
                                                       ----              ------              ------             -----
Total recoveries                                        49                 59                   77               46
                                                       ----              ------              ------             -----

 Net loans charged-off                                  310                654                  708              500
 Provisions charged to expense                          228                338                  422              533
                                                      -----              -----                -----            ------
 Balance at end of year                                $803               $855                 $885           $1,171
                                                     ======             ======               ======           ======
 Ratio of net charge-offs during the year to
  average loans outstanding during the year            1.00%              1.84%                2.05%            1.26%
 Allowance for loan losses at period end
     to net loans outstanding at period end            2.71%              2.81%                2.91%            3.16%
 Allowance for loan losses to nonperforming
      loans outstanding at period end                 59.79%             60.94%               57.65%           67.45%


The provision for loan losses of $228 thousand in 1996 is less than the provision in 1995 due to a reduced level of charge-offs both in credit cards and in commercial and industrial loans due to improvement in asset quality. Management periodically assesses the adequacy of the allowance and future additions to the allowance may be necessary based on changes in economic conditions.

Securities

The following tables present categories of investment securities and their contractual maturities, without prepayments:


                                                                At September 30,                At December 31,
                                                            ------------------------           --------------------
                                                              1996             1995            1995            1994
                                                                              (in thousands)

 Available-For-Sale:
   U.S. Treasury Securities                                 $8,952           $3,020         $10,071         $13,303
   U.S. Government Agencies                                  7,945            7,044           9,102              -
                                                           -------         --------         -------         -------
 Total Available-for-Sale                                   16,897           10,064          19,173          13,303

 Held-To-Maturity:
   U.S. Treasury Securities                                  2,986            4,996           4,000           1,958
   U.S. Government Agencies                                  4,000            5,009           1,007           8,010
   Obligation of states and political subdivisions             158              106             139              -
                                                             -----            -----           -----         -------
 Total Held-to-Maturity                                      7,144           10,111           5,146           9,968
                                                          --------          -------         -------         -------


 Total                                                     $24,041          $20,175         $24,319         $23,271
                                                           =======          =======         =======         =======


The book value at September 30, 1996, by contractual maturity is shown below:

                                                                          After 1         After 5
                                                                         Year But        Years But
                                                         Within           Within          Within
                                                         1 Year          5 Years         10 Years          Total
                                                         -------         --------       ----------         -----
                                                                              (in thousands)
 Available-For-Sale:
   U.S. Treasury Securities                               $6,013           $2,939            $  -          $8,952
   U.S. Government Agencies                                1,999            5,946               -           7,945
                                                        --------           -------         -------         -------
 Total Available-for-Sale                                  8,012            8,885               -          16,897


 Held-To-Maturity:
   U.S. Treasury Securities                                2,000              986               -           2,986
   U.S. Government Agencies                                    -            4,000               -           4,000
 Obligation of states and political subdivisions               -               50             108             158
                                                        ---------         --------          ------         -------
 Total Held-to-Maturity                                    2,000            5,036             108           7,144
                                                        ---------         --------          ------         -------
  Total                                                  $10,012          $13,921            $108         $24,041
                                                         =========        =========         ======       ========


The security portfolio balance at September 30, 1996 of $24.0 million, decreased $0.3 million from the December 31, 1995 balance of $24.3 million. Farrington's policy is to purchase fixed rate securities with short term maturities in order to retain a high level of liquidity as well as to help manage Farrington's interest rate risk. At September 30, 1996, Farrington had cash and cash equivalents of $8.3 million, or 13% of total assets.

Deposits

Farrington relies on its deposit base to fund its lending needs. Farrington requires deposits from its credit card customers to collateralize credit card lending. The secured deposits provide a low costing means of funding the asset side of the balance sheet. At September 30, 1996, non interest bearing deposits accounted for 16% of total deposits. The decline in credit card related savings deposits from December 31, 1995, to September 30, 1996, was more than offset by an increase in time deposits.


Liquidity

Liquidity is the ability to provide, promptly and economically, the cash necessary to meet customer credit needs and satisfy deposit withdrawal requirements. The primary sources of funds are deposits, amortization payments of loans, and investment security maturities. Loan repayments and investment maturities are predictable sources of funds. Deposit in-flows are affected by unpredictable influences of movements in interest rates, economic conditions, and competition. Management invests excess cash in short term Available-for-Sale U.S. Treasury and U. S. Government Agency securities which provide adequate liquidity as needed.


Capital

Farrington had shareholders' equity of $9.0 million at September 30, 1996, compared to $8.1 million at December 31, 1995. The increase is primarily due to Farrington's net income.

The FDIC has issued guidelines to implement risk-based capital requirements for state-chartered nonmember banks. The guidelines establish a risk-based capital framework consisting of (1) a definition of capital consisting of Tier I capital, which includes common shareholders' equity (less certain intangibles) and certain types of perpetual preferred stock, and a supplementary component called Tier II capital, which includes a portion of the allowance for loan and lease losses, mandatory convertible debt, certain qualifying long-term debt and preferred stock which does not qualify as Tier I capital, and (2) a system for assigning assets and off-balance sheet items to one of several weighted risk categories, with higher levels of capital being required for categories perceived as representing a greater risk. An institutions' risk-based capital ratio is determined by dividing its qualifying capital by its risk-weighted assets. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking institution's, take off-balance sheet items into account in assessing capital adequacy, and minimize disincentives to holding liquid low-risk assets. The minimum risk-based capital ratio is 8%, of which at least 4% must be Tier I capital, and the minimum leverage ratio (Tier I capital as a percent of quarterly average tangible assets) is 3%. Farrington had capital ratios well in excess of the required levels

The following table presents Farrington's capital ratios as of September 30, 1996:

                                 Tier I            Total (Tier I + Tier II)
                                 ------            ------------------------
    Capital                      $9,056                    $9,494
    Average Asset Base          $61,955                       --
    Adjusted Asset Base             --                    $56,790
    Actual Capital Ratios        14.62%                    16.72%
    Required Capital Ratios       4.00%                     8.00%

Recently Issued Accounting Pronouncements

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued by the FASB in October 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employees stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issues to Employees" (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement had been applied. SFAS 123 was effective for Farrington's fiscal years beginning January 1, 1996. Management has elected to remain with the accounting in Opinion 25.

         In June 1996, the Financial Accounting Standards Board Issued SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement is effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996 and application is prospective. Management has not yet determined the impact that the adoption of this standard will have on Farrington's consolidated financial position or results of operations.

                             BUSINESS OF FARRINGTON


         Farrington is a bank organized under the laws of New Jersey. Farrington commenced operations in 1990 and presently operates from a single banking facility in North Brunswick, New Jersey. Farrington offers a wide range of banking services to businesses and other organizations in its trade area of Central New Jersey. Since 1990, Farrington has offered secured credit cards nationwide, which require the cardholder to maintain offsetting deposit balances with Farrington in restricted accounts. Farrington also offers SBA loans throughout the east coast region.


         In addition, Farrington offers a wide range of consumer banking services including checking, NOW accounts, money market accounts, statement savings accounts, certificates of deposit, individual retirement accounts, residential mortgages, home equity lines of credit and automobile loans.


         Farrington also is engaged in the financing of local businesses and industry, providing credit facilities, commercial money market and checking accounts and other banking services for small businesses. Farrington actively originates commercial loans which are partially guaranteed by the SBA. Farrington's performance history with the SBA earned it the status of "Certified Lender". Commercial loan customers of Farrington, other than those obtaining SBA loans, are local retail stores, professional firms, light manufacturing companies, and service providers. Working capital lines of credit, term loans for fixed asset purchases, commercial mortgages and letters of credit are among the services offered to businesses.


         Competition in the banking and financial services industry in Farrington's market areas is intense. Farrington experiences competition from commercial banks, savings and loan institutions, credit unions and other financial institutions. In addition, Farrington faces competition for deposits and/or lending activities from less heavily regulated entities such as brokerage institutions, money management firms, consumer finance companies and mortgage banking companies. Many of these institutions and entities have substantially more capital, assets and other resources than Farrington, enabling them to make larger loans, offer wider ranges of products and services, offer alternative banking locations and devote more resources to marketing and advertising activities.

         As of September 30, 1996, Farrington had 22 employees. Deposits are insured up to applicable limits by the Bank Insurance Fund of the FDIC.

                    SUPERVISION AND REGULATION OF FARRINGTON

Farrington

         The operations of Farrington are subject to federal and state statutes applicable to banks chartered under the State of New Jersey. The New Jersey Banking Commissioner (the "Commissioner") regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations. These examinations are for the protection of Farrington's depositors and not for its shareholders. In addition to these regular examinations, Farrington must furnish to the Commissioner quarterly reports containing a full and accurate statement of its affairs. The Commissioner has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound.

         The operations of Farrington Bank are also subject to the regulations of the FDIC, which insures the deposits of Farrington Bank up to applicable limits. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

Dividend Restrictions

         The ability of Farrington to pay dividends is subject to certain statutory and regulatory restrictions. Under New Jersey banking law, Farrington may not, without the approval of the Commissioner, declare dividends in any one calendar year unless the capital stock of the bank will be unimpaired and its surplus is not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the bank. In addition, the payment of dividends may be inconsistent with capital adequacy guidelines of the FDIC.

Capital Requirements


         Farrington had shareholders' equity of $8.98 million at September 30, 1996, compared with $8.14 million at December 31, 1995.


         The FDIC has issued guidelines to implement risk-based capital requirements for state-chartered nonmember banks. The guidelines establish a risk-based capital framework consisting of (1) a definition of capital consisting of Tier I capital, which includes common shareholders' equity (less certain intangibles), and certain types of perpetual preferred stock, and a supplementary component called Tier II, which includes a portion of the allowance for possible loan losses, mandatory convertible debt, certain qualifying long-term debt and preferred stock which does not qualify as Tier I capital, and (2) a system for assigning assets and off-balance-sheet items to one of the several weighted risk categories, with higher levels of capital being required for the categories perceived as representing the greater risks. An institution's risk-based capital ratio is determined by dividing its qualifying capital by its risk-weighted assets. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking institutions, take off-balance sheet items into account in assessing capital adequacy, and minimize disincentives to holding liquid, low-risk assets. Banking organizations are generally expected to operate with capital positions well above the minimum ratios. Institutions with higher levels of risk, or which experience or anticipate significant growth, are also expected to operate well above minimum capital standards. The minimum risk-based ratio is 8%, of which at least 4% must consist of Tier I capital. Farrington's ratios of Tier I and total capital to risk-weighted assets were 14.62% and 16.72%, respectively, at September 30, 1996.

         The federal regulatory agencies have also adopted a minimum leverage ratio which is intended to supplement risk-based capital requirements and to insure that all financial institutions continue to maintain a minimum level of capital. Current regulations stipulate that banks maintain a minimum level of Tier I capital to total assets. The most highly rated banks in terms of safe and sound operation that are not experiencing or anticipating significant growth are required to have Tier I capital equal to at least 3% of total assets. All other banks are expected to maintain a minimum leverage capital ratio (i.e., Tier I capital divided by total assets) in excess of the 3% minimum level. The FDIC regulations require a financial institution to maintain a minimum ratio of 4% to 5%, depending on the condition of the institution. Farrington's leverage ratio was 14.62% at September 30, 1996.

Recent Legislation and Regulatory Action

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted by Congress in September of 1994. Under the Act, beginning on September 29, 1995, bank holding companies could acquire banks in any state, notwithstanding contrary state law, and all banks commonly owned by a bank holding company could act as agents for one another. An agent bank can receive deposits, renew time deposits, accept payments and close and service loans for its principal bank, but will not be considered a branch of that principal bank.

         A bank may also merge with a bank in another state and operate either office as a branch, notwithstanding pre-existing contrary state law. This law becomes automatically effective in all states on June 1, 1997, unless (1) the law becomes effective in a given state at any earlier date selected by legislation in that state; or (2) the law does not become effective at all in a given state because by legislation enacted before June 1, 1997, that state opts out of coverage by the interstate merger provision. Upon consummation of an interstate merger, the resulting bank may acquire or establish branches on the same basis that any participant in the merger could have if the merger had not taken place.

         Banks may also merge with branches of banks in other states without merging with the banks themselves, or may establish de novo branches in other states, if the laws of the other states expressly permit such mergers or such interstate de novo branching.

         Under the Community Reinvestment Act, as amended ("CRA"), as implemented by FDIC regulations, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low-income and moderate-income neighborhoods. CRA does not establish specific lending requirements or programs for financial institutions and it does not limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, provided they are consistent with CRA. CRA requires the FDIC to assess an institution's record and meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. Effective July 1, 1990, CRA, as amended by FIRREA, requires public disclosure of an institution's CRA rating and requires that the FDIC provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system. An institution's CRA rating is taken into account in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Poor performance may be the basis for denying an application. In addition, under applicable regulations a bank having a less than satisfactory rating is not entitled to participate on the bid list for Resolution Trust Corporation and FDIC offerings. Farrington received a CRA rating of "satisfactory" in its last compliance exam.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF FARRINGTON


         On the Record Date, there were 665,392 shares of Farrington Common Stock issued and outstanding and no shares held in the treasury. Only shareholders of record as of the Record Date shall be entitled to vote at the Special Meeting and each share is entitled to one vote. As of the Record Date, Farrington's Board of Directors and affiliated entities owned or controlled (excluding options) approximately 44% of the outstanding shares of Farrington Common Stock. In connection with the execution of the Merger Agreement, the directors of Farrington agreed to vote in favor of the Merger Agreement. As of the Record Date, executive officers of Farrington who are not also directors beneficially owned in the aggregate less than 1% of the issued and outstanding shares of Farrington Common Stock.

         The following table sets forth information with respect to the beneficial ownership of Farrington Common Stock as of the Record Date, and the number and percentage of outstanding shares of United Common Stock into which such shares would be converted in the Merger, by (i) each person known by Farrington to own beneficially more than 5% of the outstanding Farrington Common Stock, (ii) each current director of Farrington, and (iii) all executive officers and directors of Farrington as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the Farrington Common Stock owned by them.


                                    Amount and Nature of
                                   Beneficial Ownership                         Shares of United        Percent of United
                                    of Farrington Common                       Common Stock to be      Common Stock to be
Name of Beneficial Owner                   Stock             Percent of Class         Received            held Post Merger
------------------------           ---------------------     ----------------  ------------------      -------------------



S. Anthony Angelella (1)                     199                  *                       152                   *
Msgr. Francis J. Crupi (2)                 5,337                  *                     4,081                   *
Stephen M. Deixler (2)                    45,376                 6.8%                  34,699                   *
Vincent J. Dino (2) (3)                   43,541                 6.5%                  33,295                   *
Carmelo R. Iaria (2)                      37,876                 5.7%                  28,963                   *
William A. Macaro (2) (4)                 43,049                 6.4%                  32,919                   *
John E. Pakenham, Jr. (2) (5)             53,362                 8.0%                  40,805                   *
John E. Pellizzari (6)                    29,943                 4.3%                  22,897                   *
Henry Rosenzweig (2)                      47,983                 7.2%                  36,692                   *
Joseph C. Zullo, M.D. (2)                 45,376                 6.8%                  34,699                   *
All executive officers and               352,042                48.8%                 269,202                  6.5%
   directors of Farrington Bank
   (12 persons) (7)

5% Shareholders
----------------
Lorraine M. Kelley                        35,271                 5.3%                  26,971                   *
7 Mink Run Court
North Brunswick, NJ 08902

Estate of Sidney Kuchin (8)               43,553                 6.5%                  33,304                   *
Kenneth Kuchin, Executor
c/o Suburban Transit
750 Somerset Street
New Brunswick, NJ 08901





*        Less than 1%.
(1)      These shares are held jointly by Mr. Angelella and his spouse.
(2)      Includes 3,361 shares issuable pursuant to options.
(3)      Includes 1,984 shares held by Mr. Dino's spouse.
(4) Includes 2,100 shares held by Mr. Macaro's spouse and 665 shares held jointly by Mr. Macaro and his spouse.
(5) Includes 5,324 shares held in a trust, for which Mr. Pakenham serves as trustee, for the benefit of his children.
(6)      Includes 29,810 shares issuable pursuant to options.
(7)      Includes 56,698 shares issuable pursuant to options.
(8) Includes 3,361 shares issuable pursuant to options which were exercised on January 13, 1997.


                    CERTAIN TRANSACTIONS OF FARRINGTON

         Farrington has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of September 30, 1996, Farrington's directors and executive officers were indebted to Farrington in the aggregate amount of $951,000, none of which such loans were delinquent. This indebtedness is secured by mortgages and/or security interests in real or personal property owned by these persons.

         Farrington Bank leases its branch office in North Brunswick, New Jersey from a partnership consisting of affiliates of Farrington Bank. This partnership owns the premises and the building. The partners of this partnership are Vincent
J. Dino, Msgr. Francis J. Crupi and William A. Macaro, each a director of Farrington, and Joseph C. Zullo, the Chairman of the Board of Directors of Farrington.

         The law firm of Iaria & MacNiven acts as Farrington Bank's legal counsel in connection with the closing of Farrington's SBA loans. Carmelo R. Iaria, a director of Farrington, is the name partner in such law firm.

                       DESCRIPTION OF UNITED COMMON STOCK


         The authorized capital stock of United consists of 5,000,000 shares of United common stock and 300,000 shares of preferred stock ("Preferred Stock"). As of December 31, 1996, there were 3,856,678 shares of United Common Stock issued and outstanding, including 43,996 treasury shares, and there were no shares of Preferred Stock outstanding.


General

         United is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of United Common Stock sets forth certain general terms of United Common Stock. See "Comparison of the Rights of Shareholders of United and Farrington" for additional information relevant to an understanding of the capital stock of United, including a description of the New Jersey Shareholders Protection Act, which restricts certain transactions involving an "interested shareholder" and a "resident domestic corporation".

Dividend Rights

         Holders of United Common Stock are entitled to dividends when, as and if declared by the Board of Directors of United out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when United is insolvent. Because funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary, as a practical matter, any restrictions on the ability of UNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by United.

         As a national banking association, UNB is subject to limitations on the amount of dividends it may pay to United, UNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by UNB in any calendar year exceeds net profits, as defined, for that year combined with UNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, UNB could declare dividends in 1996 without prior approval of the OCC of up to $8.357 million plus an amount equal to UNB's net profits for 1996 to the date of such dividend declaration.

         United is also subject to the certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

Voting Rights

         At meetings of shareholders, holders of United Common Stock are entitled to one vote per share. The quorum for shareholders' meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders generally require the approval of a majority of the votes cast by holders of United Common Stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years and, in all cases, until their respective successors are duly elected and qualified. The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors.

         United's Certificate of Incorporation contains a "minimum price" provision. No "Transaction" (as defined in the Certificate of Incorporation) between United and an "Interested Person" (defined in the Certificate of Incorporation to include persons who, together with their affiliates, own 3% or more of the voting power of United's capital stock) is valid or can be consummated unless (i) the proposed Transaction is first approved by a majority of "Disinterested Directors" (defined in the Certificate of Incorporation as directors (other than the Interested Person) who became directors prior to the time the Interested Person became an Interested Person, or who were subsequently nominated for director by a majority of other Disinterested Directors) or (ii) the proposed Transaction is first approved by the affirmative vote of two-thirds of the votes cast by "Disinterested Shareholders" (as defined in the Certificate of Incorporation) or (iii) the Disinterested Shareholders are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation.

Liquidation Rights

         In the event of liquidation, dissolution or winding up of United, holders of United Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities, except that if shares of Preferred Stock of United are outstanding at the time of liquidation, such shares of Preferred Stock may have prior rights upon liquidation.

Assessment and Redemption

         All outstanding shares of United Common Stock are fully paid and nonassessable. The United Common Stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters


         United can (except in connection with certain transactions with "Interested Shareholders") issue new shares of authorized but unissued United Common Stock or Preferred Stock without shareholder approval.


        COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF UNITED AND FARRINGTON


         Farrington is a New Jersey bank incorporated under the New Jersey Banking Act of 1948, as amended (the "Banking Act"), and United is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act (the "NJBCA"). The rights of Farrington shareholders are currently governed by New Jersey banking law. At the Effective Time, each Farrington shareholder will become a shareholder of United and the rights of shareholders of United are governed by New Jersey corporate law. The following is a comparison of certain provisions of New Jersey corporate law and New Jersey banking law and the respective certificates of incorporation and by-laws of each of Farrington and United. This summary does not purport to be complete and is qualified in its entirety by reference to the Banking Act and the NJBCA, which statutes may change from time to time, and the Certificate of Incorporation of United, which also may be changed.

Voting Requirements

         The Banking Act generally provides that an amendment to the certificate of incorporation of a New Jersey state chartered bank requires the affirmative vote of two-thirds of the outstanding stock entitled to vote thereon. The Banking Act provides that a New Jersey state chartered bank conversion into, merger into, or consolidation with, a national bank or another New Jersey state chartered bank requires the affirmative vote of two-thirds of the bank's capital stock entitled to vote. Farrington's Certificate of Incorporation does not contain greater vote provisions than those required by the Banking Act.

         Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Neither United's nor Farrington's Certificate of Incorporation presently contains provisions specifying a greater vote in certain circumstances.

         Under the NJBCA, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having or convertible into shares having rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provision of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designation, preferences, limitation or relative rights of any such series, or authorize the board to take any such action. The Banking Act has no similar provisions regarding class voting on amendments to a New Jersey state chartered bank's certificate of incorporation.

         All shareholder voting rights of Farrington are vested in the holders of Farrington Common Stock. All shareholder voting rights of United are vested in the holders of the United Common Stock.

Classified Board of Directors

         Under the Banking Act, there is no ability for a New Jersey state chartered bank to provide for a classified board of directors; each director on the Farrington Board must be elected by the stockholders annually. The NJBCA permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and United currently has a classified Board of Directors. The United Board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting.

Rights of Dissenting Shareholders

         Generally, shareholders of a New Jersey state chartered bank who dissent from a conversion, merger or consolidation of the bank are entitled to appraisal rights. The shareholders of Farrington have statutory rights of appraisal with respect to the Merger. See "Rights Of Dissenting Farrington Shareholders."

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

Shareholder Consent to Corporate Action

         The Banking Act provides that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if the shareholders unanimously consent in writing.

         Except as otherwise provided by the certificate of incorporation (and United's Certificate of Incorporation presently is silent on this issue), the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

Dividends

         The Banking Act provides that a New Jersey state chartered bank may declare and pay dividends on its outstanding stock so long as, following the payment of such dividend, the capital stock of the bank will be unimpaired and the bank will have a surplus of not less than 50% of its capital stock or, if not, the payment of such dividend will not reduce the surplus of the bank.

         Unless there are other restrictions contained in its certificate of incorporation (and United's Certificate of Incorporation presently contains no such restriction), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by United must come primarily from the earnings of United's bank subsidiary, as a practical matter, any restrictions on the ability of UNB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by United. At September 30, 1996, United had $13 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by UNB, see "Description of United Capital Stock -- Dividend Rights."

By-laws

         Under the Banking Act, the authority to adopt, amend, or repeal the by-laws of a New Jersey state chartered bank is held exclusively by the bank's board of directors.

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders (which United's Certificate of Incorporation presently does not do).

Preemptive Rights


         Under the Banking Act, shareholders of Farrington have preemptive rights to purchase a pro rata portion of additional shares of Farrington stock issued from time to time except for authorized but unissued shares, which may be issued upon terms and conditions established by the Farrington Board of Directors without preemptive rights. As of the Record Date, Farrington had 1,334,608 shares of authorized but unissued shares, as to which preemptive rights would not apply. Under the NJBCA, shareholders of New Jersey corporations have only such preemptive rights as may be provided in the certificate of incorporation. United's Certificate of Incorporation does not provide shareholders with preemptive rights.


Shareholder Protection Legislation

         The New Jersey Shareholders Protection Act (the "NJSPA") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. The Banking Act contains no provisions similar to those set forth in the NJSPA. However, persons seeking to acquire control of Farrington through the purchase of Farrington shares must receive the approval of the FDIC under the federal Change in Bank Control Act.

Preferred Stock


         United can (except in connection with certain transactions with "Interested Shareholders") issue new shares of authorized but unissued United Common Stock or preferred stock without shareholder approval. See "Description of United Capital Stock."



                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of United Common Stock offered hereby and certain tax consequences of the Merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to United.


                                     EXPERTS

         The consolidated financial statements of Farrington as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of United as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein, in reliance upon the authority of said firm as experts in giving said reports.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FARRINGTON


Independent Auditors' Report...........................................  F - 1

Consolidated Statements of Financial Condition as of
 December 31, 1995 and 1994............................................  F - 2

Consolidated Statements of Earnings for the years
 ended December 31, 1995, 1994 and 1993 ...............................  F - 3

Consolidated Statements of Changes in Shareholders'
 Equity for the years ended December 31, 1995, 1994 and 1993...........  F - 4

Consolidated Statements of Cash Flows for the years
 ended December 31, 1995, 1994 and 1993...............................   F - 5

Notes to consolidated financial statements for the years
 ended December 31, 1995, 1994, 1993...................................  F - 7

Consolidated Statements of Financial Condition as of
 September 30, 1996 (unaudited) and December 31, 1995.................. FF - 1

Consolidated Statements of Earnings for the three-month
periods ended September 30, 1996 and 1995 (unaudited).................. FF - 2

Consolidated Statements of Earnings for the nine-month
 periods ended September 30, 1996 and 1995 (unaudited.................. FF - 3

Consolidated Statements of Changes in Shareholders' Equity for the
 nine-month periods ended Septembe 30, 1996 and 1995 (unaudited)....... FF - 4

Consolidated Statements of Cash Flows for the nine-month periods
 ended September 30, 1996 and 1995 (unaudited).......................   FF - 5

                          Independent Auditors' Report

                              KPMG Peat Marwick LLP


The Shareholders and Board of Directors
Farrington Bank:


We have audited the accompanying consolidated statements of financial condition of Farrington Bank and subsidiary as of December 31, 1995, and 1994, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Farrington Bank and subsidiary as of December 31, 1995, and 1994, and the results of their operations and their cash flows for each of the years in the three year-period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in notes 1 and 8 to the consolidated financial statements, on January 1, 1993, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." In addition, as explained in note 1 to the consolidated financial statements on January 1, 1994, the Bank adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."



Short Hills, New Jersey
February 22, 1996


                         FARRINGTON BANK AND SUBSIDIARY

                           CONSOLIDATED STATEMENTS OF
                               FINANCIAL CONDITION

                           DECEMBER 31, 1995, AND 1994

                                                                              1995            1994
----------------------------------------------------------------------------------------------------
                                                                           (Dollars in Thousands)
ASSETS

Cash and due from banks                                                   $ 1,625           $  1,366
Federal funds sold                                                          3,004              2,540
                                                                          -------             -----
  Total cash and cash equivalents                                           4,629              3,906

Investment securities, net (estimated market value of $5,159
  and $9,832 in 1995 and 1994, respectively) (note 2)                       5,146              9,968
Securities available for sale (note 3)                                     19,173             13,303
Loans, net (note 4)                                                        30,447             37,041
Premises and equipment, net (note 5)                                          292                347
Accrued interest receivable                                                   558                461
Other assets (note 8)                                                         472                591
                                                                           ------             ------
  Total assets                                                            $60,717           $ 65,617
                                                                          =======           ========


LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Due to depositors (note 6):
   Non-interest bearing                                                     7,137              5,819
   Interest bearing                                                        44,199             52,165
                                                                           ------             ------
                              Total due to depositors                      51,336             57,984
   Accrued interest payable                                                   253                 83
   Accrued expenses and other liabilities                                     990                658
                                                                          -------           --------
                              Total liabilities                            52,579             58,725
                                                                          -------             ------

SHAREHOLDERS' EQUITY (notes 9, 11 and 12):
  Common stock, par value $5.00.  Authorized 2,000,000
  shares at December 31, 1995 and 1994, respectively;
   issued and outstanding 604,972 and 549,990 shares at
   December 31, 1995 and 1994, respectively                                 3,025              2,750
   Paid-in capital                                                          2,982              2,673
   Retained earnings                                                        2,082              1,535
   Unrealized gain (loss) on securities available for sale, net of income tax expense (benefit) of $32 and $(44)
    at December 31, 1995 and 1994, respectively                                49                (66)
                                                                        ---------            -------
                              Total shareholders' equity                    8,138              6,892
  Commitments and contingencies (note 10)                               ---------            -------
Total liabilities and shareholders' equity                                $60,717           $ 65,617
                                                                        =========            =======

See accompanying notes to consolidated financial statements.



                         FARRINGTON BANK AND SUBSIDIARY

                       CONSOLIDATED STATEMENT OF EARNINGS

                  Years ended December 31, 1995, 1994 and 1993

                    (Dollars in Thousands, except per share)

                                                                       1995           1994           1993
                                                                       ----           ----           ----
INTEREST INCOME:
   Loans (note 4)                                                   $ 4,229        $ 4,732        $ 4,081
   Investment securities                                                532            133            706
   Securities available for sale                                        613            672             --
   Federal funds sold                                                   185             93             60
                                                                     ------         ------         ------
          Total interest income                                       5,559          5,630          4,847

INTEREST EXPENSE ON DEPOSITS (note 6)                                   976            934          1,103
                                                                     ------         ------        -------
          Net interest income                                         4,583          4,696          3,744

PROVISION FOR LOAN LOSSES (note 4)                                      422            533            952
                                                                     ------         ------         ------
          Net interest income after provision for
            loan losses                                               4,161          4,163          2,792
                                                                      -----          -----          -----

OTHER INCOME:
   Fee income on loans                                                1,890          2,222          2,765
   Service charges on deposit accounts                                   36             32             27
   Gain on sales of loans                                               310            229            587
   Other income                                                          88             75             88
                                                                      -----         ------         ------
          Total other income                                          2,324          2,558          3,467
                                                                      -----          -----          -----

OTHER EXPENSE:
  Salaries and employee benefits                                      1,218          1,151          1,398
  Net occupancy expense (note 10)                                       307            307            286
  Other operating expenses                                            1,018            963          1,252
  Credit card operations                                              2,138          2,591          1,693
                                                                      -----          -----          -----
          Total other expense                                         4,681          5,012          4,629
                                                                      -----          -----          -----

Income before income tax expense and cumulative effect
  of change in accounting for income taxes                            1,804          1,709          1,630

INCOME TAX EXPENSE (note 8)                                             672            657            678
                                                                        ---            ---            ---
  Income before cumulative effect of change in accounting
    for income taxes                                                  1,132          1,052            952
  Cumulative effect of change in accounting for income taxes            --             --              86
                                                                    -------        -------          -----


          Net income                                                $ 1,132        $ 1,052        $  1,038
                                                                      =====          =====          =====

Net income per share:
  Before cumulative effect of change in accounting
    for income taxes                                               $   1.87       $   1.74       $   1.58
Cumulative effect of change in accounting for income taxes              --             --             .14
                                                                    -------        -------          -----
                                                                   $   1.87       $   1.74       $   1.72
                                                                       ====           ====           ====
WEIGHTED AVERAGE SHARES OUTSTANDING                                 604,972        604,972        604,972
                                                                    =======        =======        =======

See accompanying notes to consolidated financial statements.

                                           FARRINGTON BANK AND SUBSIDIARY

                                         CONSOLIDATED STATEMENTS OF CHANGES
                                              IN SHAREHOLDERS' EQUITY

                                    Years ended December 31, 1995, 1994 and 1993

                                               (Dollars in Thousands)



                                                                                              Unre-
                                                                                           alized gain
                                                                                              (loss)
                                                                                             on secu-
                                                                                              rities
                                                                                              avail-          Total
                                        Common                                               able for         share
                                        Stock          Common      Paid-in      Retained        sale         holders'
                                        Shares         stock       capital      earnings                      equity

BALANCE, December 31, 1992                500,000      $2,500       $2,473        $ (105)       $  -        $ 4,868
Net income                                   -            -             -          1,038           -          1,038
                                     ------------     --------  -----------        ------         ---        -----
Balance, December 31, 1993                500,000       2,500        2,473           933           -          5,906

Dividend in stock                          49,990         250          200          (450)          -             -
Unrealized loss on securities
     available for sale, net of
     income taxes                              -            -            -             -           (66)          (66)
Net income                                     -            -            0          1,052           -           1,052
                                        ---------        -----       -------       -------        -----         -----
Balance, December 31, 1994                549,990        2,750        2,673         1,535          (66)        6,892

Distributions in lieu of
     fractional shares                        -            -           -              (1)           -             (1)
Dividend in stock                          54,982         275          309          (584)           -              -
Change in unrealized gain on
     securities available for
     sale, net of income taxes               -             -           -              -            115           115
Net income                                   -             -           -            1,132           -           1,132
                                          -------     --------      -------        ------     --------         -------


BALANCE, December 31, 1995                604,972      $ 3,025       $2,982        $2,082        $  49        $ 8,138
                                         ========      =======       =======       =======       =======      =========


See accompanying notes to consolidated financial statements.




                         FARRINGTON BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1995, 1994 and 1993

                             (Dollars in Thousands)

                                                                                     1995            1994           1993
                                                                                     ----            ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                    $    1,132         $ 1,052         $ 1,038
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Provision for loan losses                                                        422             533             952
      Depreciation                                                                      64              73              65
      Amortization of investment securities premiums and discounts,
         net                                                                           (33)             55            (170)
      Amortization of organizational costs                                              --              22              20
      (Gain) loss on sales of securities available for sale                             (7)              2              --
      Cumulative effect of change in accounting for income taxes                        --              --             (86)
      Gain on sales of loans                                                          (310)           (229)           (587)
      Proceeds from sales of loans                                                   3,503           2,701           4,794
      Origination of loans held for sale                                            (2,083)         (3,030)         (4,325)
      (Increase) decrease in accrued interest receivable                               (97)             47            (263)
      Decrease in income taxes receivables                                              --              --             202
      Decrease (increase) in other assets                                              119             (45)           (128)
      Increase (decrease) in accrued interest payable                                  170               3             (77)
      Increase (decrease) in accrued expenses and other liabilities                    256            (882)          1,372
                                                                             -------------       ---------      ----------

               Net cash provided by operating activities                             3,136             302           2,807
                                                                             -------------       ---------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from maturities of securities available for sale                      13,430          20,598          24,800
     Proceeds from maturities of investment securities                               8,000              --              --
     Proceeds from sales of securities available for sale                            1,032           3,036              --
     Purchases of investment securities                                             (3,145)        (10,023)        (34,237)
     Purchases of securities available for sale                                    (20,134)        (13,681)             --
     Net decrease (increase) in loans                                                5,062             106          (6,178)
     Capital expenditures, net                                                          (9)            (16)            (47)
                                                                                -----------      ----------       ---------

               Net cash provided by (used in) investing activities                   4,236              20         (15,662)
                                                                             -------------       ---------      ----------



                         FARRINGTON BANK AND SUBSIDIARY

                Consolidated Statements of Cash Flows, Continued

                              (Dollars in Thousand)

                                                                               1995              1994              1993
                                                                               ----              ----              ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (decrease) increase in deposits                                          (6,648)           365               10,845
  Distributions in lieu of fractional shares                                       (1)            --                   --
                                                                           ------------     ----------         ----------

                  Net cash (used in) provided by financing
                    activities                                                 (6,649)           365               10,845
                                                                          ------------     ----------         -----------

                  Increase (decrease) in cash and equivalents                     723            687               (2,010)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                  3,906          3,219                5,229
                                                                          ------------     ----------         ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $     4,629       $  3,906            $   3,219
                                                                          ============     ==========         ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION- cash paid during the year for:

          Interest                                                        $       806       $    932            $    1,180
                                                                          ============     ==========         ============

          Income taxes                                                    $       436       $  1,610            $       9
                                                                          ============     ==========         ============

Noncash activities - transfer of investment securities to
  securities available for sale                                           $       --        $ 23,368            $      --
                                                                          ============     ==========         ============

Change in unrealized gain on securities available for sale,
  net of income taxes                                                     $       115       $     --            $      --
                                                                          ============     ==========         ============

See accompanying notes to consolidated financial statements.


                         FARRINGTON BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1994 and 1993


(1)      Summary of Significant Accounting Policies

         The consolidated financial statements of Farrington Bank (the Bank) are prepared on the accrual basis and include the accounts of the Bank and its wholly-owned subsidiary, Farrington Investment Company, Inc.

         All significant intercompany balances and transactions have been eliminated from the accompanying consolidated financial statements.


         Organization and Business


         The Bank is a commercial bank incorporated under the laws of the State of New Jersey. The Bank commenced banking activities on February 20, 1990. The Bank provides community banking services to the greater North Brunswick, New Jersey area, as well as a nationwide secured credit card program, and a statewide Small Business Administration (SBA) program.


         Basis of Financial Statement Presentation


         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year then ended. Actual results could differ significantly from those estimates and assumptions.

         Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.


         Cash and Cash Equivalents


         Cash and cash equivalents, for purposes of the consolidated statements of cash flows, consist of cash on hand and in banks, short-term liquid investments and loans of Federal funds.


         Investment Securities


         Investment securities are comprised of debt securities that the Bank has the positive intent and ability to hold to maturity. Such securities are stated at cost, adjusted for amortization of premium and accretion of discount using a method that approximates the level yield method. Net gains or losses on the sale of investment securities are determined by the specific identification method.


         Securities Available for Sale

                      FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). Accordingly, debt securities that cannot be categorized as either investment securities or trading account securities are classified as securities available for sale. Such securities include debt securities to be held for indefinite periods of time and not intended to be held to maturity, as well as marketable equity securities. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale are carried at fair value and unrealized holding gains and losses (net of related tax effects) on such securities are excluded from earnings, but are included in shareholders' equity. Upon realization, such gains or losses will be included in earnings using the specific identification method.


         Loans


         Loans (other than loans held for sale) are stated at the principal amount outstanding, net of deferred loan origination fees and costs and unearned discounts and the allowance for loan losses. Interest on loans is accrued and credited to income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized into interest income over the life of the loan as an adjustment to the loan's yield.

         The accrual of income on loans is generally discontinued when a loan becomes more than 90 days delinquent or when certain factors indicate reasonable doubt as to the timely collectibility of such income. Loans on which the accrual of income has been discontinued are designated as nonaccrual loans. All previously accrued interest is reversed, and income is recognized subsequently only in the period collected. A nonaccrual loan is not returned to an accrual status until factors indicating doubtful collection no longer exist.


         Impaired Loans


         The Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," in May 1993 and amended it with Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," issued in October 1994 (collectively referred to hereafter as SFAS 114).

         SFAS 114 requires that the value of an impaired loan be measured based upon: (a) the present value of expected future cash flows discounted at the loan's effective interest rate or, (b) at the fair value of the collateral, if the loan is collateral dependent. Any shortfall between this value and the recorded investment in the loan must be recognized by establishing a reserve for credit losses. Management, considering current information and events regarding the borrowers ability to repay their obligations, considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations. Prior periods have not been restated.


         Allowance for Loan Losses


         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management

                        FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.


         Loan Sales


         The Bank originates SBA guaranteed loans which have maturities of up to 25 years. The loans are guaranteed up to 90% by the Federal government. From time to time, the Bank may sell the guaranteed portion of such loans. Gains recorded on sales are calculated on the basis of a pro rata allocation of the carrying value of the loan, which approximates a fair value pro rata allocation. Loans held for sale are recorded at the lower of cost or market.


         Premises and Equipment


         Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets or leases. Repair and maintenance items are expensed and improvements are capitalized.


         Income Taxes


         In February 1992, the FASB issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS 109. deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         Effective January 1, 1993, the Bank adopted SFAS 109 and has reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of earnings.


         Net Income Per Share


         Net income per share is computed based on 604,972 weighted average shares outstanding in 1995, 1994 and 1993. During 1995 and 1994 the Bank declared a 10% stock dividend payable to all shareholders. This increased the number of shares issued and outstanding from 500,000 shares at December 31, 1993 to 549,990 shares at December 31, 1994 and 604,972 shares at December 31, 1995. The 1993 and 1994 weighted average shares have been restated to reflect the issuance of additional stock

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         in relation to the stock dividend. Shares issuable under the Bank's stock option plan have not been included in the calculation of net income per share since their effect is not significant.


         Reclassifications

         Certain reclassifications have been made in the 1993 and 1994 financial statements in order to conform to the 1995 presentation.


         Recently Issued Accounting Pronouncements


         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) was issued by the FASB in October 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (Opinion
         25). Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in this statement had been applied. SFAS 123 was effective for the Bank's fiscal years beginning after January 1, 1996. Management has elected to remain with the accounting in Opinion 25.


 (2)     Investment Securities

         The book value of investment securities included in the December 31, 1995 and 1994 consolidated statements of financial condition and the approximate market value is as follows (in thousands):

                                                                                 1995                    1994
                                                                        ------------------      -------------
                                                                        Book       Market       Book       Market
                                                                        value      value        value      value
              U.S. Treasury and Federal agency securities:
                   Maturing within 1 year                        $      5,007    $ 5,022      $ 4,967    $ 4,909
                   Maturing between 1-5 years                             --         --         5,001      4,923
                                                                        -----      ------       -----      -----
                                                                 $      5,007    $ 5,022      $ 9,968    $ 9,832
                                                                        -------    -------      -----      -----
              Municipal bonds:
                   Maturing within 1 year                                  46         45           -          -
                   Maturing between 1-5 years                              50         50           -          -
                   Maturing between 6-10 years                             43         42           -          -
                                                                        ------    ------        -----     ------
                                                                          139        137           -          -
                                                                        ------    ------        -----     ------
                                                                 $       5,146   $ 5,159      $ 9,968    $ 9,832
                                                                        ======     =====        =====     =======

                     FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.



         On January 1, 1994, all of the investment securities were segregated from the investment securities portfolio and identified as securities available for sale as part of the Bank's adoption of SFAS 115.

         There were no sales of investment securities in 1995, 1994 and 1993

         The gross unrealized gains and losses on investment securities for the years ended December 31, 1995 and 1994 are as follows (in thousands):


                                                                           1995                        1994
                                                                  --------------------        ------------------
                                                                  Gains         Losses        Gains       Losses

              U.S. Treasury and Federal agency
              securities                                  $       14           $   -          $  -      $ 136
              Municipal bonds                                      -           $  (1)            -
                                                                  ---             --            ----     -----
                                                          $       14           $  (1)         $  -      $ 136
                                                                  ===             ===           =====    =====



 (3)     Securities Available for Sale

         A summary of  securities  available  for sale at December  31, 1995 and 1994 is as follows (in thousands):

                                                                        1995                      1994
                                                                            Amor-                     Amor-
                                                               Market       tized        Market       tized
                                                               value        cost         value        cost

         U.S. Treasury and Federal agency securities:
              Maturing within 1 year                       $   6,074     $  6,061    $ 13,303    $ 13,413

              Maturing between 1-5 years                      13,099       13,031           -           -
                                                              ------       ------    ---------   --------

                                                             $19,173     $ 19,092    $ 13,303    $ 13,413
                                                              ------       ------    ---------   ---------

         The following information pertains to sales of securities available for sale for the years ended December 31, 1995, 1994 and 1993 (in thousands):


                                  1995              1994            1993
                                  ----              ----            ----
Sales
Gross Realized:                    $1,032         $ 3,036          $  --
                                    =====         =======          ======
   Gains                                7             --              --
                                    ======        =======          ======
   Losses                          $  --          $     2          $  --
                                    ======         ======          ======

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.




         The gross unrealized gains and losses on securities available for sale for the years ended December 31, 1995 and 1994 are as follows (in thousands):

                                               1995                 1994
                                               ----                 ----
                                         Gains    Losses       Gains     Losses

        U.S. Treasury and Federal
          agency securities              $  81    $  -         $  -       $ 110
                                        ======    =======      =======    =====



         At December 31, 1995 and 1994, securities available for sale having a market value of approximately $1,026,500 and $990,600, respectively, were pledged to secure certain public fund deposits and for other purposes required by law.



(4)      Loans

         A summary of loans at December 31, 1995 and 1994 is as follows (in thousands):


                                               1995             1994
                                               ----             ----
Loans held for sale                         $        90        $    1,200
Real estate mortgages - residential               1,379             1,695
Commercial and industrial loans                  11,317            12,004
Lease financing receivable                        1,755             2,769
Consumer loans:
         Credit cards                            14,450            17,779
         Other                                    2,850             3,327
                                           ------------       -----------
Less:                                            31,841            38,774
         Allowance for loan losses                  885             1,171
         Deferred loan fees and discounts           509               562
                                           ------------       -----------
                                           $     30,447        $   37,041
                                           ============       ===========

         At December 31, 1995 and 1994, loans in the amount of $1,208,659 and $1,109,617, respectively, were on a nonaccrual status. If these loans had continued to realize interest in accordance with their contractual terms, approximately $119,967 and $102,728, respectively, of interest income would have been realized.


         At December 31, 1995 and 1994, loans to directors and executive officers amounted to $985,559 and $1,956,897, respectively, which were current as to principal and interest.

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.



         An analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is as follows (in thousands):


                                                    1995        1994      1993
                                                    ----        ----      ----

            Balance at beginning of year        $   1,171    $ 1,138    $  656
            Provision charged to operations           422        533       952
            Loans charged off                        (708)      (500)     (470)
                                                   ------     -------   -------

            Balance at end of year              $     885    $ 1,171    $1,138
                                                   ======     =======   =======


         The Bank adopted the provisions of SFAS 114, effective January 1, 1995. The Bank considers all nonaccrual status loans with an outstanding balance individually greater than $100,000 which are not credit card or residential mortgage loans as impaired loans. All applicable loans have been evaluated for collectibility under the provisions of these statements.

         The recorded investment in loans for which an impairment has been recognized and the related allowance for loan losses as of December 31, 1995 was $860,121 and $181,299, respectively.

         The average monthly recorded investment in the impaired loans was $596,257 for the year ended December 31, 1995. During the year ended December 31, 1995, $12,188 of interest income was recognized on the impaired loans after they were classified as impaired.


 (5)   Premises and Equipment

         Premises and equipment at December 31, 1995 and 1994 consists of the following (in thousands):

                                                   1995     1994

      Leasehold improvements                  $      158    $  158
      Furniture and equipment                        419       410
                                                 -------    ------
                       Total                         577       568

      Accumulated depreciation                      (285)     (221)
                                                 -------    ------

                                              $      292    $  347
                                                 =======    ======

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


(6)   Deposits

       A summary of deposit balances at December 31, 1995 and 1994 is as follows (in thousands):

                                                   1995        1994
                                                   ----        ----
     Demand:
        Non-interest bearing                $     7,137    $  5,819
        Interest bearing                          2,325       2,378
     Money market                                 6,176      14,127
     Savings                                     23,448      30,140
     Time:
        $100,000 or more                          2,280         845
        Other                                     9,970       4,675
                                               --------    --------

                      Total deposits        $    51,336    $ 57,984
                                                 ======    ========



       Interest expense on certificates of deposit in denominations of $100,000 or more amounted to approximately $56,332, $22,150 and $42,385 for the years ended December 31, 1995, 1994 and 1993, respectively.



(7)   Fair Value of Financial Instruments

       The FASB issued Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments" (SFAS 107). The Bank adopted SFAS 107 in the fiscal year ended December 31, 1995. SFAS 107 requires that the Bank disclose estimated fair values for its financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.


       The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

         Cash and Cash Equivalents

         For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

         Securities

         For securities, fair values are based upon quoted market prices or dealer quotes.

         Loans

         The fair value of loans is estimated by discounting the future cash flows using the build-up approach consisting of four components: the risk-free rate, credit quality, operating expense and prepayment option price.

         Deposit Liabilities

         The fair value of deposits with no stated maturity, such as demand deposits, savings and money market accounts, is equal to the carrying amount. The fair value of certificates of deposit is based on the discounted value of contractual cash flows.

                     FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


       The following table summarizes carrying amounts and fair value for financial instruments at December 31, 1995 (in thousands):


                                                             Carrying      Fair
                                                              amount       value
                                                              ------       -----
       Financial assets:
          Cash and cash equivalents                        $   4,629    $  4,629
          Investment securities                                5,146       5,159
          Securities available for sale                       19,173      19,173
          Loans, net of allowance for loan losses             30,447      30,589
       Financial liabilities - deposits                       51,336      51,385
                                                              ======      ======


(8)    Income Taxes

       As discussed in note 1, the Bank adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $86,384 is determined as of January 1, 1993 and is reported separately in the statement of earnings for the year ended December 31, 1993. Income tax expense from operations for the years ended December 31, 1995, 1994 and 1993 consists of the following (in thousands):

                                       Current    Deferred     Total
                                       ------     --------     -----
           1995:
              U.S. Federal          $     531    $    33     $  564
              State                       101          7        108
                                          ---    -------        ---

                                          632    $    40     $  672
                                          ===    =======        ===
           1994:
              U.S. Federal          $     577    $   (72)    $  505
              State                       165        (13)       152
                                          ---    -------        ---

                                    $     742    $   (85)    $  657
                                          ===    =======        ===
           1993:
              U.S. Federal          $     741    $  (231)    $  510
              State                       228        (60)       168
                                          ---    -------    -------

                                    $     969    $  (291)    $  678
                                          ===    =======        ===

       A reconciliation of "expected" income tax expense for the years ended December 31, 1995, 1994 and 1993, computed at the Federal statutory rate of 34%, to reported income tax expense is as follows (in thousands):

                                                     1995       1994       1993
                                                     ----       ----       ----

Computed "expected" income tax expense              $ 613      $ 581      $ 554
State and local taxes, net of Federal benefit          72        102        101
Other                                                 (13)       (26)        23
                                                       ---      ----         --
                                                    $ 672      $ 657      $ 678
                                                    =====       ====        ====

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         Total income tax expense for the years ended December 31, 1995, 1994 and 1993 was allocated as follows (in thousands):

                                                    1995     1994    1993
                                                    ----     ----    ----

Income tax expense from operations                 $ 672   $  657   $ 678
Shareholders' equity - unrealized gain (loss)
 on securities available for sale                     76      (44)      --
                                                     ---     -----    ---
                                                   $ 748   $  613   $ 678
                                                   =====      ===     ===


         The significant components of deferred income tax expense for the years ended December 31, 1995, 1994 and 1993 were due to changes in temporary differences between tax and financial reporting purposes.


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1995 and 1994 are as follows (in thousands):


                                                              1995      1994
                                                              ----      ----
Deferred tax assets:
   Deferred loan fees/costs                                  $ 155       161
   Reserve for loan loss                                       104       143
   Nonaccrual interest                                         109        86
   Depreciation on premises and equipment                       33         8
   Unrealized loss on securities available for sale             --        44
   Other                                                         4        29
                                                                ---      ---

                  Total gross deferred tax assets              405       471
                                                              ----      ----

Deferred tax liabilities:
   Unrealized gain on securities available for sale             32        --
   Investment securities                                        26         8
   Other                                                         1         1
                                                                --        --

                  Total gross deferred tax liabilities          59         9
                                                               ---        --

Net deferred tax asset                                     $   346    $  462
                                                           ========    =====


(9 )     Regulatory Matters

         Capital Requirements

         The Federal Deposit Insurance Corporation (FDIC) has adopted risk-based capital guidelines which require a minimum ratio of 8% of total risk-based capital to assets, as defined in the guidelines. Financial institutions which fail to meet the risk-based capital requirement are subject to asset growth and other limitations under the FDIC guidelines.

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.

         The FDIC supplemented the risk-based capital guidelines with an additional capital ratio referred to as the leverage ratio or core capital ratio. The FDIC regulations require a financial institution to maintain a minimum leverage ratio of 4% to 5%, depending upon the condition of the institution.


         Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA)


         FDICIA was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the Federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

         In response to FDICIA, regulators have adopted regulations which establish a system for prompt regulatory corrective action with respect to depository institutions which do not meet minimum capital requirements. The "prompt corrective action" regulations established five categories of depository institutions: "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Each category relates to the level of capital for the depository institution. A "well-capitalized" depository institution is one that significantly exceeds the minimum level required by regulation (i.e., total risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater and a leverage ratio of 5% or greater). The Bank exceeded the minimum required level.

         On May 25, 1993, the Board of Directors of the Bank signed a Memorandum of Understanding (MOU) with the FDIC. The MOU contained, among other things, provisions requiring the Bank to : (a) maintain a Tier 1 leverage capital ratio of not less than 8%, prohibiting the Bank from declaring dividends that would reduce the capital ratio below 8% without prior approvals; (b) reduce certain classified assets to not more than 25% of Tier 1 leverage capital; (c) maintain an adequate level of allowance for loan losses, and (d) revise certain internal operating policies and procedures. On August 26, 1994, the MOU was removed by the FDIC.

         On May 25, 1994, the Board of Directors of the Bank signed a Memorandum of Understanding (MOU) with the FDIC with provisions requiring the Bank to improve the Bank's Compliance Program. On January 25, 1996, the MOU was removed by the FDIC.


(10)     Commitments, Contingencies and Concentrations of Credit Risk

         Commitments

         The Bank is party to financial instruments and commitments with off-balance-sheet credit risk in the normal course of business. These financial instruments and commitments include unused home equity lines of credit, commitments to extend credit, credit card loans and commitments to purchase securities. These commitments and instruments involve, to varying degrees, elements of risk in excess of the amounts recognized in the consolidated financial statements.

         The Bank's maximum exposure to credit losses in the event of nonperformance by the other party to these financial instruments and commitments is represented by the contractual amount. The Bank uses the same credit policies in granting commitments and conditional obligations as it does for financial instruments recorded in the consolidated statements of financial condition.

                         FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         At December 31, 1995, financial instruments and commitments whose contractual amounts represent off-balance-sheet credit risk are as follows (in thousands):

         Performance standby letters of credit                        $   320
         Unused portion of commercial lines of credit and
                  undisbursed portion of construction loans             1,236
         Unused home equity lines of credit (primarily
                  floating rate)                                        1,280
         Unused secured credit card lines of credit - fixed rate        7,723
         Commitments to extend credit - variable rate                   1,686
                                                                       ------
                                                                      $12,245
                                                                      =======


         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer.

         On July 18, 1991, the Bank entered into an agreement to lease permanent office and branch retail space from directors of the Bank at a base annual rate of $94,500 plus certain expenses to be increased annually by a percent of the annual increase in the Consumer Price Index. The building is financed by a first mortgage held by the Bank. As part of the branch approval process, management obtained an independent appraisal evidencing that the terms and conditions of the lease are no less favorable than such terms and conditions would be with unrelated parties.

         The Bank leases land and a building for its banking facility under an operating lease which expires in 1996 but which contains certain renewal options. As of December 31, 1995, future minimum rental payments excluding the renewal options under these leases are $55,125 in 1996.

         Rental expense aggregated $126,292 $125,780 and $122,092 for the years ended December 31, 1995, 1994 and 1993, respectively, which is included in net occupancy expense in the consolidated statements of earnings.


         Contingencies


         The Bank may, in the ordinary course of business, be a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the financial position of the Bank will not be affected materially by the final outcome of any current legal proceedings or other contingent liabilities and commitments.

         The Bank has entered into employment agreements with its executive officers which provide for quarterly incentive compensation based on the Bank's performance as defined in the agreements. As of December 31, 1995 and 1994, there was approximately $42,000 and $34,000, respectively, due to the officers for such compensation under the program.

                     FARRINGTON BANK AND SUBSIDIARY

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONT.


         Concentrations of Credit Risk


         The Bank grants commercial, consumer and other loans that, in many cases, are fully or partially collateralized by real estate located in central New Jersey.


(11)     Dividend Restrictions

         The payment of dividends by the Bank is restricted. Under the New Jersey Banking Act of 1948, as amended, the Bank may pay dividends only out of retained earnings and out of paid-in capital to the extent that paid-in capital exceeds 50% of stated capital.


(12)     Long-term Incentive Compensation Plan

         During 1992, the shareholders approved a long-term incentive compensation plan for key employees. In accordance with the plan, options for the purchase of 5% of the outstanding shares of the Bank's common stock may be granted. During the year ended December 31, 1993, 12,100 options to purchase the Bank's common stock at an exercise price of $8.26 per share were granted. In 1995, 10,000 options to purchase the Bank's common stock at an exercise price of $10 per share were granted. As of December 31, 1995, no options had been exercised. All options expire ten years after the date that they are granted. All shares are fully vested.

         The shareholders approved a long-term incentive compensation plan for outside directors in 1994. In November 1994, 27,492 options to purchase the Bank's common stock at an exercise price of $9.09 per share were granted. As of December 31, 1995, no options had been exercised. All options expire ten years after the date that they are granted. All shares are fully vested.

(13)     Subsequent Event (Unaudited)


         The Bank entered into an Agreement and Plan of Merger (the "Plan") dated November 12, 1996 with United National Bancorp ("United") and United's banking subsidiary, United National Bank. The Plan, if approved, would result in the Bank being merged with and into United National Bank, with shareholders of the Bank receiving .7647 shares of common stock of United for each share of the Bank's common stock, subject to certain adjustments. The proposed transaction is subject to various approvals by shareholders and regulatory authorities.

                         FARRINGTON BANK AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                    September 30, 1996 and December 31, 1995
                                   (Unaudited)
                             (Dollars in Thousands)

ASSETS                                                         1996       1995
                                                               ----       ----

Cash and due from banks                                      $1,923     $1,625
Federal funds sold                                            6,425      3,004
                                                              -----      -----
  Total cash and cash equivalents                             8,348      4,629


Investment securities, net (estimated market value of
   $7,098  and $5,159 at September 30, 1996 and
   December 31, 1995 respectively)                            7,144      5,146
Securities available for sale                                16,897     19,173
Loans, net                                                   29,625     30,447
Premises and equipment, net                                     292        292
Accrued interest receivable                                     583        558
Other assets                                                    730        472
                                                                ---        ---
   Total assets                                              $63,619   $60,717
                                                              ======    =======



LIABILITIES AND SHAREHOLDERS' EQUITY


LIABILITIES:
   Due to depositors:
     Non-interest bearing                                   $ 8,495    $ 7,137
     Interest bearing                                        45,130     44,199
                                                             ------     ------
              Total due to depositors                        53,625     51,336
     Accrued interest payable                                   332        253
     Accrued expenses and other liabilities                     682        990
                                                                ---        ---
              Total liabilities                              54,639     52,579
                                                             ------     ------


SHAREHOLDERS' EQUITY:
   Common stock, par value $5.00. Authorized 2,000,000 shares at September 30, 1996 and December 31, 1995, respectively;
   issued and outstanding  665,392 and 604,972 shares at
   September 30, 1996 and December 31, 1995, respectively     3,327      3,025
   Paid-in capital                                            3,285      2,982
   Retained earnings                                          2,444      2,082
   Unrealized (loss) gain on securities available for sale,
   net of income tax (benefit) expense of $(50) and $32 at
   September 30, 1996 and December 31, 1995, respectively       (76)        49
                                                                ----        --
               Total shareholders' equity                     8,980      8,138
                                                              ------     -----

COMMITMENTS AND CONTINGENCIES
     Total liabilities and shareholders' equity             $63,619    $60,717
                                                           ========     ======

                         FARRINGTON BANK AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                 Three Months ended September 30, 1996 and 1995
                                   (Unaudited)

                             (Dollars in Thousands)


                                                            1996          1995
                                                            ----          ----

INTEREST INCOME:
    Loans                                            $       1,034     $     984
    Investment securities                                      136            68
    Securities available for sale                              217           242
    Federal funds sold                                          59            45
                                                        ----------     ---------
           Total interest income                             1,446         1,339

INTEREST EXPENSE ON DEPOSITS                                   316           221
                                                        ----------     ---------
           Net interest income                               1,130         1,118

PROVISION FOR LOAN LOSSES                                      100           132
                                                        ----------     ---------
           Net interest income after provision
              for loan losses                                1,030           986

OTHER INCOME:
    Fee income on loans                                        389           469
    Service charges on deposit accounts                          9             9
    Gain on sales of loans                                     238             2
    Other income                                                10            19
                                                        ----------     ---------
           Total other income                                  646           499

OTHER EXPENSE:
    Salaries and employee benefits                             296           307
    Net occupancy expense                                       81            78
    Other operating expenses                                   481           286
    Credit card operations                                     274           483
                                                        ----------     ---------
           Total other expense                               1,132         1,154

           Income before income tax expense                    544           331

INCOME TAX EXPENSE                                             212           110
                                                       -----------   ----------
           Net income                               $          332      $    221
                                                        ==========     =========

Net income per share                                $         .50       $    .33
                                                            ======     =========

WEIGHTED AVERAGE SHARES OUTSTANDING                        665,392       665,392
                                                           =======       =======

                         FARRINGTON BANK AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS

                  Nine Months ended September 30, 1996 and 1995
                                   (Unaudited)

                             (Dollars in Thousands)


                                                            1996          1995
                                                            ----          ----


INTEREST INCOME:
    Loans                                          $       2,958      $  3,232
    Investment securities                                    331           380
    Securities available for sale                            769           436
    Federal funds sold                                       177           126
                                                      ----------     ---------
           Total interest income                           4,235         4,174


INTEREST EXPENSE ON DEPOSITS                                 957           711
                                                      ----------     ---------
           Net interest income                             3,278         3,463

PROVISION FOR LOAN LOSSES                                    228           338
                                                      ----------     ---------
           Net interest income after provision
              for loan losses                              3,050         3,125

OTHER INCOME:
    Fee income on loans                                    1,196         1,440
    Service charges on deposit accounts                       28            27
    Gain on sales of loans                                   446           247
    Other income                                              55            68
                                                      ----------     ---------
           Total other income                              1,725         1,782


OTHER EXPENSE:
    Salaries and employee benefits                           918           906
    Net occupancy expense                                    244           232
    Other operating expenses                                 934         1,019
    Credit card operations                                 1,093         1,610
                                                      ----------     ---------
           Total other expense                             3,189         3,767
                                                      ----------     ---------
           Income before income tax expense                1,586         1,140


INCOME TAX EXPENSE                                           619           388
                                                       ---------       --------

           Net income                              $         967      $    752
                                                       =========     =========


Net income per share                               $        1.45      $   1.13
                                                       =========     =========


WEIGHTED AVERAGE SHARES OUTSTANDING                      665,392       665,392
                                                         =======       =======


                                                   FARRINGTON BANK AND SUBSIDIARY

                                                 CONSOLIDATED STATEMENTS OF CHANGES
                                                       IN SHAREHOLDERS' EQUITY

                                            Nine Months ended September 30, 1996 and 1995
                                                             (Unaudited)

                                                       (Dollars in Thousands)


                                                                                                 Unre-
                                                                                                alized
                                                                                                 gain
                                                                                                (loss)
                                                                                                  on
                                                                                                 secu-
                                                                                                rities
                                                   Com-                                Re-      avail-     Total
                                                   mon          Com-       Paid-     tained      able      share
                                                   Stock         mon        in        earn-       for    holders'
                                                   Shares       stock     capital     ings       sale     equity


BALANCE at December 31, 1994                        549,990    $2,750    $2,673     $1,535       $(66)    $6,892
Distributions in lieu of fractional shares              -          -         -          (1)        -          (1)
Dividend in stock                                    54,982       275       309       (584)        -           -
Change in unrealized gain on securities
      available for sale, net of income taxes          -          -         -          -           69         69
Net income                                             -          -         -          752          -        752
                                                   --------    -------   -------     -------    ------     ------
BALANCE  at September 30, 1995                      604,972    $3,025    $2,982     $1,702        $ 3     $7,712
                                                   ========    =======   =======     =======    ======     ======
BALANCE  at December 31, 1995                       604,972    $3,025    $2,982     $2,082        $49     $8,138
Dividend in stock                                    60,420       302       303       (605)         -         -
Change in unrealized loss on securities
     available for sale, net of income taxes         -          -         -            -         (125)      (125)
Net income                                           -          -         -            967          -        967
                                                   --------   -------   -------       -----       -----    -----
BALANCE  at September 30, 1996                      665,392    $3,327    $3,285     $2,444       $(76)    $8,980
                                                    =======   =======    =======    =======      =====    ======



                                                   FARRINGTON BANK AND SUBSIDIARY

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                            Nine Months ended September 30, 1996 and 1995
                                                             (Unaudited)
                                                       (Dollars in Thousands)
                                                                                      1996                  1995
                                                                                      ----                  ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                            $967                   752
    Adjustments to reconcile net income to net cash provided
       by operating activities:
          Provision for loan losses                                                    228                     338
          Depreciation                                                                  52                      51
          Amortization of investment securities premiums and
              discounts, net                                                           140                      24
          Amortization of organizational costs
          Loss (gain) on sales of securities available for sale                          2                      (7)
          Gain on sales of loans                                                      (446)                   (247)
          Proceeds from sales of loans                                               4,732                   2,371
          Origination of loans held for sale                                        (4,910)                 (1,605)
          Increase in accrued interest receivable                                      (25)                   (102)
          (Increase) decrease in other assets                                         (258)                     60
          Increase in accrued interest payable                                          79                      66
          (Decrease) increase in accrued expenses and other liabilities               (308)                    206
                                                                                      ----               ---------
              Net cash provided by operating activities                                253                   1,907
                                                                                       ---                   -----
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from maturities of securities available for sale                        5,050                  13,430
    Proceeds from maturities of investment securities                                4,045                   3,000
    Proceeds from sales of securities available for sale                             6,087                   1,039
    Purchases of investment securities                                              (6,078)                 (3,176)
    Purchases of securities available for sale                                      (9,093)                (11,145)
    Net decrease in loans                                                            1,218                   5,748
    Capital expenditures, net                                                          (52)                     (9)
                                                                                       ---               ---------
              Net cash provided by investing activities                              1,177                   8,887
                                                                                     -----                   -----
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                                              2,289                  (8,955)
    Distributions in lieu of fractional shares                                          -                       (1)
              Net cash provided by (used in) financing activities                    2,289                  (8,956)
                                                                                     -----                  -------

              Increase in cash and cash equivalents                                  3,719                   1,838

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                       4,629                   3,906
                                                                                     -----               ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $8,348                   5,744
                                                                                     =====               =========
SUPPLEMENTAL  DISCLOSURE  OF CASH FLOW  INFORMATION  - cash paid during the year for:
       Interest                                                                     $  878                     645
       Income taxes                                                                    784                     373
                                                                                       ===               =========
Noncash activities - transfer of investment securities to securities
    available for sale                                                                 $-                   23,368
                                                                                        ==               =========

Change in unrealized (loss) gain on securities available for sale, net
    of income taxes                                                                  $(125)                     69
                                                                                      ====               =========

                                                                      APPENDIX A

                         AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of November 12, 1996 ("Agreement"), is among United National Bancorp, a corporation chartered under the laws of the State of New Jersey ("United"), United National Bank, a national banking association and subsidiary of United ("UNB"), and Farrington Bank, a commercial bank chartered under the laws of the State of New Jersey ("Farrington").

                  WHEREAS, United and UNB desire to acquire Farrington and Farrington's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Farrington and its stockholders, each of the Board of Directors of Farrington, United and UNB have duly adopted and approved this Agreement and the Board of Directors of Farrington has directed that immediately after the Due Diligence Period (as hereafter defined), it be submitted to its shareholders for approval; and

                  WHEREAS, the acquisition will be accomplished by merging Farrington into UNB with UNB as the surviving bank, and Farrington shareholders receiving the consideration hereinafter set forth; and

                  WHEREAS, simultaneously with the execution of this Agreement, Farrington is issuing an option to United to purchase 133,000 shares of the authorized and unissued Farrington Common Stock (as hereafter defined) at an option price of $14.00 per share, subject to the terms and conditions set forth in the Stock Option Agreement (the "United Stock Option").

                  NOW, THEREFORE, in consideration of the forgoing and the mutual covenants and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.6), Farrington shall be merged with and into UNB under the charter of UNB (the "Merger") in accordance with the National Bank Act and the New Jersey Banking Act of 1948, as amended, and UNB shall be the surviving bank (the "Surviving Bank").

                  1.2.  Effect  of  the  Merger.  At  the  Effective  Time,  the
Surviving Bank shall be considered the same business and corporate entity as each of Farrington and UNB and thereupon and thereafter, all the property, rights, powers and franchises of each of Farrington and UNB shall vest in the Surviving Bank and the Surviving Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of
Farrington and UNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank.

                  1.3. Articles of Association. The Articles of Association of UNB as they exist immediately prior to the Effective Time shall continue as the Articles of Association of the Surviving Bank, as set forth in Schedule 1.3, until otherwise amended as provided by law; provided however, that UNB shall have the right, between the date hereof and the Closing, to amend its Articles of Association and upon the acceptance of such amendment by the OCC (as hereafter defined), the Articles of Association as so amended shall be substituted for Schedule 1.3.

                  1.4. Bylaws. The Bylaws of UNB as they exist immediately prior to the Effective Time shall continue as the Bylaws of the Surviving Bank until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of UNB as of the Effective Time shall continue as the directors and officers of the Surviving Bank.

                  1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the date specified in a notice to the Comptroller of the Currency (the "OCC") filed by UNB with the approval of Farrington, which approval shall not be unreasonably withheld or delayed. The date and time specified in such notice shall be the "Effective Time". A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a day mutually agreed to by United and Farrington within thirty (30) days following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the office of Pitney, Hardin, Kipp & Szuch, Florham Park, New Jersey, or at such other place, time or date as UNB and Farrington may mutually agree upon. The notice from UNB to the OCC shall specify as the Effective Time the close of business on the date of the Closing as agreed to by UNB and Farrington.

                  1.7. Capital Stock. As of September 30, 1996, UNB had capital of $79,221,000, divided into 512,778 shares of common stock, each of $2.50 par value, $39,149,000 of surplus, and undivided profits of $34,908,000. As of September 30, 1996, Farrington had capital of $8,979,839, divided into 665,392 shares of common stock, each of $5.00 par value, $3,284,592 of surplus, and $2,368,287 of undivided profits. At the Effective Time, the amount of capital stock of UNB shall be $88,200,839, divided into 1,843,562 shares of common stock, each of $2.50 par value, and UNB shall have a surplus of $42,433,592 and undivided profits, including capital reserves, which when combined with the capital and surplus will be equal to the combined capital structures of UNB and Farrington as stated in the preceding two sentences, adjusted however, for earnings and expenses and dividends declared and paid by Farrington between September 30, 1996 and the Effective Time.

                                   ARTICLE II

                         CONVERSION OF FARRINGTON SHARES

                  2.1. Conversion of Farrington Common Stock. Each share of common stock, par value $5.00 per share, of Farrington ("Farrington Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of Farrington Common Stock retired pursuant to Section 2.5 and Dissenting Shares as defined in Section 2.3) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange Ratio. Subject to the provisions of this Section 2.1, each share of Farrington Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Farrington Common Stock retired pursuant to Section 2.5 and Dissenting Shares) shall be converted at the Effective Time into the right to receive .7647 shares (the "Exchange Ratio") of common stock, $2.50 par value, of United ("United Common Stock").

                  (b) Fractional Shares; Average Closing Price. No fractional shares of United Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made based on the Average Closing Price. The Average Closing Price of United Common Stock shall mean the Average Price (as hereinafter defined) calculated based upon the Closing Price (as hereinafter defined) of United Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The Closing Price shall mean the closing price of United Common Stock as supplied by the National Association of Securities Dealers Automated Quotation National Market System ("NASDAQ/NMS") and published in The Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The Average Price shall be determined by taking the average of Closing Prices in the 20 day period. A trading day shall mean a day for which a Closing Price is so supplied and published.

                  (c) Capital Changes. If between the date of this Agreement and the Effective Time the outstanding shares of United Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares; provided, however, that no adjustment shall be made for the 6% stock dividend declared by United on September 18, 1996 to holders of record October 15, 1996 (the "September Stock Dividend").

                  (d) Cancellation of Farrington Certificates. After the Effective Time, each such share of Farrington Common Stock shall no longer be outstanding and shall automatically be cancelled, and each of the certificates (the "Certificates") previously evidencing any such shares of Farrington Common Stock outstanding immediately prior to the Effective Time (other than shares of Farrington Common Stock retired pursuant to Section 2.5 and Dissenting Shares) shall thereafter represent the right to receive the consideration pursuant to
Section 2.1(a) and 2.1(b) hereof. The holders of the Certificates shall cease to have any rights with respect to such shares of Farrington Common Stock except as otherwise provided herein or by law. The Certificates shall be exchanged for certificates evidencing shares of United Common Stock issued pursuant to this
Article II, upon the  surrender of such  Certificates  in  accordance  with this
Article II.

                  (e) Farrington Stock Options. At the Effective Time, each outstanding option to purchase Farrington Common Stock (a "Farrington Option") granted under the stock option plans for directors or the plans for officers and employees of Farrington (both the "Farrington Option Plans") shall be converted as follows, at the election of the holder of such Farrington Option (an "optionee"); provided, however, that optionees who have received Farrington Options under the Farrington Option Plan for non-employee directors must receive the consideration under paragraph (ii) below and may not receive the consideration under paragraph (i) below:

                           (i) into an option to purchase United Common Stock, wherein (x) the right to purchase shares of Farrington Common Stock pursuant to the Farrington Option shall be converted into the right to purchase that same number of shares of United Common Stock multiplied by the Exchange Ratio (as adjusted), (y) the option exercise price per share of United Common Stock shall be the previous option exercise price per share of the Farrington Common Stock divided by the Exchange Ratio (as adjusted) and (z) in all other material respects the option shall be subject to the same terms and conditions as governed the Farrington Option on which it was based, including the length of time within which the option may be exercised; or

                           (ii) if the Farrington Option is fully vested at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of United Common Stock which is the quotient obtained by dividing:

                           (A)  the  excess  of  (x)  the  product  obtained  by
                  multiplying (i) the number of shares of Farrington Common Stock covered by the Farrington Option, times (ii) the Exchange Ratio (as adjusted), times (iii) the Average Closing Price, less (y) the aggregate exercise price for the Farrington Option; by

                           (B) the Average Closing Price.

         No fractional shares of United Common Stock shall be issued pursuant to this Section 2.1(e)(ii), and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

                  2.2.  Exchange of Shares.

                  (a) Farrington and United hereby appoint United National Bank, Trust Department or such other bank as United shall designate (the "Exchange Agent") as the Exchange Agent for purposes of effecting the conversion of Farrington Common Stock and Farrington Options. All fees and expenses of the Exchange Agent shall be paid by United. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a Certificate or Certificates, a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for United Common Stock (and cash in lieu of fractional shares). Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be cancelled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by United. Notwithstanding the time of surrender of the Certificates, Record Holders (other than holders of Dissenting Shares) shall be deemed shareholders of United for all purposes from the Effective Time, except that United shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for United Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.) With respect to each outstanding Farrington Option, the Exchange Agent shall, 30 days prior to Closing, distribute option election forms to each optionee and, upon receipt from the optionee of a properly completed option election, shall, after the Effective Time, distribute to the optionee United Common Stock or an amendment to the option grant evidencing the conversion of the grant to an option to purchase United Common Stock in accordance with Section 2.1 hereof.

                  (b) After the Effective Time, there shall be no transfers on the stock transfer books of Farrington of the shares of Farrington Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be cancelled and exchanged for the consideration pursuant to Section 2.1 hereof.

                  (c) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (d) No certificates or scrip evidencing fractional shares of United Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of United. Cash shall be paid in lieu of fractional shares of United Common Stock, based upon the Average Closing Price of United Common Stock.

                  2.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any holder of Farrington Common Stock shall have the right to dissent in the manner provided in the National Bank Act, 12 U.S.C.
Section 215a, and if all necessary requirements of the National Bank Act are met, such shares shall be entitled to payment in cash from UNB of the fair value of such shares as determined in accordance with the National Bank Act. All shares of Farrington Common Stock as to which the holder properly exercises dissenters' rights in accordance with the National Bank Act shall constitute
"Dissenting Shares" unless and until such rights are waived by the party initially seeking to exercise such rights.

                  2.4 UNB Common Stock. The shares of common stock of UNB outstanding immediately prior to the Effective Time shall not be affected by the Merger but shall be the same number of shares of the Surviving Bank.

                  2.5 Certain Farrington Shares Retired. Each share of Farrington Common Stock that is either (a) owned by United or any direct or indirect wholly-owned subsidiary of United (other than shares held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity and shares held as collateral or in lieu of a debt previously contracted) or (b) held in the treasury of Farrington shall be cancelled and retired and no capital stock of United, cash or other consideration shall be paid or delivered in exchange therefor.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF FARRINGTON

                  References herein to "Farrington Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of
Article III of this Agreement, which have been delivered on the date hereof or will be delivered within 15 days of the date hereof pursuant to Section 5.11(a), by Farrington to United and UNB. Farrington hereby represents and warrants to United and UNB as follows:

                  3.1.  Organization.

                  (a) Farrington is a New Jersey banking corporation whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Farrington is duly organized, validly existing and in good standing under the laws of the State of New Jersey. Farrington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Farrington.

                  (b) The only subsidiary of Farrington is listed in the Farrington Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Farrington, means any corporation, joint venture, association, partnership, trust or other entity in which Farrington has, directly or indirectly, at least a 50 percent interest or acts as a general partner. The Farrington Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Farrington as in effect on the date hereof. Except as set forth in the Farrington Disclosure Schedule, Farrington does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except real estate used for its banking premises.

                  (c) Each Subsidiary of Farrington is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of Farrington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Farrington or any of its Subsidiaries. The Farrington Disclosure Schedule sets forth true and complete copies of the Articles of Association and Bylaws of the Subsidiary as in effect on the date hereof.

                  3.2. Capitalization. The authorized capital stock of Farrington consists of 2,000,000 shares of Farrington Common Stock. As of October 31, 1996, there were 665,392 shares of Farrington Common Stock issued and outstanding and no shares issued and held in the treasury. As of October 31, 1996, there were 60,051 shares of Farrington Common Stock issuable upon exercise of outstanding options granted pursuant to the Farrington Stock Option Plans. All issued and outstanding shares of Farrington Common Stock, and all issued and outstanding shares of capital stock of Farrington's Subsidiary, have been duly authorized and validly issued, are fully paid and nonassessable. The authorized but unissued shares of Farrington Common Stock are not subject to pre-emptive rights. All of the outstanding shares of capital stock of Farrington's Subsidiary are owned by Farrington free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the United Stock Option and options granted under the Farrington Option Plans, neither Farrington nor the Farrington Subsidiary has nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Farrington or the Farrington Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Farrington, and subject to the parties obtaining all necessary regulatory approvals, Farrington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Farrington. Except for the approvals described in paragraph (b) below, no other corporate proceedings on the part of Farrington are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Farrington and constitutes the valid and binding obligation of Farrington, enforceable against Farrington in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Farrington, nor the consummation by Farrington of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Farrington with any of the terms or provisions hereof, will (i) violate any provision of Farrington's Certificate of Incorporation or other governing instrument or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Farrington or any of its properties or assets, or (iii) except as set forth in the Farrington Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Farrington under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Farrington is a party, or by which it or any of its properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Farrington and the Farrington Subsidiary on a consolidated basis, or the ability of Farrington to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the third parties listed in the Farrington Disclosure Schedule, the OCC, the Commissioner of Banking of the State of New Jersey (the "Commissioner"), the Securities and Exchange Commission (the "SEC"), and the stockholders of Farrington, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Farrington in connection with (x) the execution and delivery by Farrington of this Agreement and (y) the consummation by Farrington of transactions contemplated hereby.

                  3.4.  Financial Statements.

                  (a) The Farrington Disclosure Schedule sets forth copies of the statements of condition of Farrington as of December 31, 1993, 1994 and 1995, and the related statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1993 through 1995, in each case accompanied by the audit report of KPMG Peat Marwick, LLP, independent public accountants with respect to Farrington, and the unaudited statements of condition and related statements of income, stockholders' equity and cash flows of Farrington for the periods ended March 31, June 30, and September 30, 1996, as filed with the FDIC (collectively, the "Farrington Financial Statements"). The Farrington Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the financial condition of Farrington as of the respective dates set forth therein, and the related statements of income, stockholders' equity and cash flows fairly present the results of the operations, stockholders' equity and cash flows of Farrington for the respective periods set forth therein.

                  (b) The books and records of Farrington have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Farrington Financial Statements (including the notes thereto), as of September 30, 1996 neither Farrington nor any of its Subsidiaries had or has, as the case may be, any liabilities, whether absolute, accrued, contingent or otherwise, which are material to the business, operations, assets or financial condition of Farrington or any Farrington Subsidiary. Since September 30, 1996 and to the date hereof, neither Farrington nor any Farrington Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, and except as specifically contemplated by this Agreement or relating to other matters disclosed in this Agreement.

                  (d) As of September 30, 1996, Farrington had stockholder's equity of $8,979,839, 665,392 Shares of Common Stock outstanding, Options (granted under the Farrington Option Plans) outstanding permitting the holders to purchase 60,051 shares of Common Stock for an aggregate exercise price of $500,000, and an Allowance for Possible Loan Losses of $803,435. Without limiting or qualifying the materiality of any other representation, warranty or covenant in this Agreement, the representations contained in this paragraph 3.4(d) were a material inducement to United in determining the Exchange Ratio and if these numbers were inaccurate when made and such inaccuracy is material, United shall have the right to terminate this Agreement due to material breach of a representation by Farrington.

                  3.5. Financial Advisor; Broker's and Other Fees. Farrington has retained FinPro Financial Services, Inc. ("FinPro") to render a fairness opinion. Neither Farrington nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Except as set forth in the Farrington Disclosure Schedule, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Farrington.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as set forth in the Farrington Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of Farrington and the Farrington Subsidiary on a consolidated basis since September 30, 1996, and to the best of Farrington's knowledge, no facts or conditions exist which Farrington believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Farrington Disclosure Schedule, Farrington has not taken or permitted any of the actions set forth in Section
5.2 hereof between September 30, 1996 and the date hereof and each of Farrington and the Farrington Subsidiary has conducted its business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary is a party to any, and there are no pending or, to the best of Farrington's knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Farrington or any Farrington Subsidiary or against any present or former Farrington officer or director in their capacity as a Farrington officer or director. Except as disclosed in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary is a party to any material order, judgment or decree entered against Farrington or any Farrington Subsidiary in any lawsuit or proceeding.

                  3.8.  Taxes and Tax Returns.

                  (a) Farrington and each Farrington Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Farrington and each Farrington Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that it reasonably believes are adequate for the payment of all federal, state and local taxes not yet due and payable, but are anticipated to be incurred in respect of Farrington and each Farrington Subsidiary through the Effective Time. Except as set forth in the Farrington Disclosure Schedule, the federal income tax returns of Farrington and each Farrington Subsidiary have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Farrington Disclosure Schedule, the applicable state income tax returns of Farrington and each Farrington Subsidiary have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Farrington, there are no audits or other administrative or court proceedings presently pending, or claims asserted, for taxes or assessments upon Farrington or any Farrington Subsidiary nor has Farrington or any Farrington Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or tax Returns.

                  (b) Except as set forth in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary (i) has requested any extension of time within which to file any tax Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to
Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by Farrington (nor does Farrington have any knowledge that the IRS has proposed any such adjustment or change of accounting method) and (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9.  Employee Benefit Plans.

                  (a) Except as set forth in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary maintains or contributes to any "employee pension benefit plan", within the meaning of Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Farrington nor any Farrington Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Except with respect to customary health and disability benefits, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Farrington Financial Statements and established under generally accepted accounting principles, or otherwise noted on such Farrington Financial Statements.

                  (c) Except as agreed to by United in writing or set forth in the Farrington Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Farrington or any Farrington Subsidiary to severance pay or any similar payment or (ii) accelerate the time of payment, vesting, or increase the amount, of any compensation due to any current or former employee of Farrington or any Farrington Subsidiary under any Farrington benefit plan.

                  (d) No officer; director, employee or agent (or former officer, director, employee or agent) of Farrington or any Farrington Subsidiary is entitled now, or will be entitled as a consequence of this Agreement or the Merger, to any payment or benefit from Farrington, United or UNB which if paid or provided would constitute an "excess parachute payment", as defined in
Section 280G of the Code or regulations promulgated thereunder.

                  3.10.  Reports.

                  (a) Each communication mailed by Farrington to all of its stockholders since January 1, 1993, and each annual, quarterly or special report, and proxy statement, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Farrington has, since January 1, 1993, duly filed with the FDIC in correct form the quarterly and annual reports required to be filed under applicable laws and regulations, and Farrington promptly will deliver or make available to United accurate and complete copies of such reports. The Farrington Disclosure Schedule lists all examinations of Farrington conducted by either the FDIC or the New Jersey Department of Banking since January 1, 1993 and the dates of any responses thereto submitted by Farrington.

                  3.11. Farrington Information. The information relating to Farrington to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Farrington in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Farrington, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to Farrington in the Registration Statement (as defined in Section 5.6(a) hereof), as of the date of the filing thereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.  Compliance with Applicable Law.

                  (a) General. Except as set forth in the Farrington Disclosure Schedule, Farrington and its Subsidiary hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Farrington and its Subsidiary (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Farrington and its Subsidiary on a consolidated basis) and neither Farrington nor any Farrington Subsidiary has received notice of violation of, nor does it know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Farrington and its Subsidiary on a consolidated basis) of, any of the above.

                  (b) CRA. Without limiting the foregoing, except as set forth in the Farrington Disclosure Schedule, Farrington has complied in all material respects with the Community Reinvestment Act ("CRA") and received a CRA rating of "satisfactory" as of its last examination, and Farrington has not received any written notice from any persons asserting that such person would object to the consummation of this Merger due to the CRA performance of or rating of Farrington.

                  3.13.  Certain Contracts.

                  (a) Except as disclosed in the Farrington Disclosure Schedule,
(i) neither Farrington nor any Farrington Subsidiary is a party to or bound by any contract or understanding (whether written or, to the best of its knowledge, oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Farrington Disclosure Schedule sets forth true and correct copies of all written employment agreements or termination agreements with officers, employees, directors, or consultants to which either Farrington or any Farrington Subsidiary is a party.

                  (b) Except as disclosed in the Farrington Disclosure Schedule,
(i) as of the date of this Agreement, neither Farrington nor any Farrington Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business operations, assets or financial condition of either Farrington or its Subsidiary, (ii) no commitment, agreement or other instrument to which Farrington or any Farrington Subsidiary is a party or by which it is bound limits the freedom of Farrington or any Farrington Subsidiary to compete in any line of business or with any person, and (iii) neither Farrington nor any Farrington Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary nor, to the best knowledge of Farrington, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan agreement or other commitment or arrangement.

                  3.14.  Properties and Insurance.

                  (a) Farrington and its Subsidiary have good and, as to owned real property, if any, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Farrington's consolidated balance sheet as of December 31, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Farrington and its Subsidiary taken as a whole and (iv) with respect to owned real property, if any, title imperfections noted in title reports delivered to United prior to the date hereof. Farrington and its Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use, possess and control, in all material respects, all real property leased by them, as presently occupied, used, possessed and controlled by them.

                  (b) The Farrington Disclosure Schedule lists all policies of insurance and bonds covering business operations and insurable properties and assets of Farrington and its Subsidiary, all risks insured against, and the amount thereof and deductibles relating thereto. Except as set forth in the Farrington Disclosure Schedule, as of the date hereof, neither Farrington nor any Farrington Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and neither of them is in default in any material respect under such policy or bond, and, to the best of Farrington's knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Farrington and its Subsidiary contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as disclosed in the Farrington Disclosure Schedule, neither Farrington nor any Farrington Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Farrington or any Farrington Subsidiary (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Farrington or its Subsidiary. Except as disclosed in the Farrington Disclosure Schedule, Farrington has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Farrington or any Farrington Subsidiary in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  3.17. Reserves. The allowance for possible loan and lease losses in the September 30, 1996 Farrington Financial Statements was adequate at the time based upon past loan loss experiences and potential losses in the portfolio at the time to cover all known or reasonably anticipated loan losses.

                  3.18. Disclosure. There are no material facts concerning the business, operations, assets or financial condition of Farrington which have not been disclosed to United which would have a material adverse effect on the business, operations or financial condition of Farrington. No representation or warranty contained in Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                                OF UNB AND UNITED

                  References herein to the "United Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by United to Farrington. United hereby represents and warrants to Farrington as follows:

                  4.1.  Corporate Organization.

                  (a) United is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of United or any of its Subsidiaries (defined below). United is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) Each of the Subsidiaries of United are listed in the United Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to United means any corporation, joint venture, association, partnership, trust or other entity in which United has, directly or indirectly, at least a 50 percent interest or acts as a general partner. Each Subsidiary of United is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. UNB is a national bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of United has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of United or any of its Subsidiaries. The United Disclosure Schedule sets forth true and complete copies of the Articles of Association and Bylaws of UNB as in effect on the date hereof.

                  4.2. Capitalization. The authorized capital stock of United consists of 5,000,000 shares of United Common Stock and 300,000 shares of preferred stock ("Preferred Stock"). As of September 30, 1996, there were 3,854,964 (including the September Stock Dividend) shares of United Common Stock issued and outstanding, including 43,995 treasury shares and 5,623 shares of restricted stock granted under the United National Bancorp Long-Term Stock Based Incentive Plan (the "United Option Plan") and there were no shares of Preferred Stock outstanding. Since such date, and from time to time hereafter, United may repurchase shares of its Common Stock. Since September 30, 1996, to and including the date of this Agreement, no additional shares of United Common Stock have been issued except in connection with the exercise of options granted under the United Stock Option Plan or grants of restricted stock under the United Option Plan. As of September 30, 1996, except for 145,231 shares of United Common Stock issuable upon exercise of outstanding stock options granted pursuant to the United Option Plan and the Non-Employee Director Stock Option Plan (the "United Director Option Plan"), there were no shares of United Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of United Common Stock, and all issued and outstanding shares of capital stock of United's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of United's Subsidiaries are owned by United free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options referred to above under the United Option Plan, the United Director Option Plan and the September Stock Dividend, neither United nor any of United's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of United or United's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares. No additional grants of awards, or exercises of outstanding awards, under the United Option Plan or United Director Option Plan, or exercises of Warrants, or repurchases of United Common Stock, prior to the Effective Time shall be required to be disclosed or reported to Farrington to keep the representations in this section true or correct.

                  4.3.  Authority; No Violation.

                  (a) United and UNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of United and UNB. Except for the approval of United as a shareholder of UNB and as required by the NASDAQ/NMS listing rules, no other corporate proceedings on the part of United and UNB are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by United and UNB and constitutes a valid and binding obligation of United and UNB, enforceable against United and UNB in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by United and UNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation, Articles of Association or other governing instrument or Bylaws of United or UNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to United or UNB or any of their respective properties or assets, or
(iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of United or UNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which United or UNB is a party, or by which United or UNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis, or the ability of United and UNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner, the SEC, applicable state securities bureaus or commissions, and the National Association of Securities Dealers, Inc., no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of United or UNB in connection with (a) the execution and delivery by United or UNB of this Agreement and (b) the consummation by United of the Merger and the other transactions contemplated hereby. To the best of United's knowledge, no fact or condition exists which United has reason to believe will prevent it or UNB from obtaining the aforementioned consents and approvals within the time frame contemplated hereby.

                  4.4.  Financial Statements.

                  (a) United has  previously  delivered to Farrington  copies of the consolidated statements of financial condition of United as of December 31, 1993, 1994 and 1995, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1993 through 1995, in each case accompanied by the audit report of KPMG Peat Marwick, LLP, the current independent public accountants with respect to United or Arthur Andersen, LLP, previously the independent public accountants with respect to United, and the unaudited consolidated statements of condition of United as of March 31, June 30, and September 30, 1996, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the three months then ended as reported in United's Quarterly Reports on Form 10-Q, filed with the SEC under the Securities and Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "United Financial Statements"). The United Financial Statements (including the related notes), have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as approved by such independent public accountants and disclosed therein), and fairly present the consolidated financial position of United and its consolidated subsidiaries as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of United and its consolidated subsidiaries for the respective fiscal periods set forth therein.

                  (b) The books and  records  of United  have been and are being
maintained  in  material   compliance  with  applicable   legal  and  accounting
requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the United Financial Statements (including the notes thereto), as of September 30, 1996 neither United nor any of its Subsidiaries had or has, as the case may be, any obligation or liability, whether absolute, accrued, contingent or otherwise, which are material to the business, operations, assets or financial condition of United or any of its Subsidiaries. Since September 30, 1996, neither United nor any of its Subsidiaries have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage and Other Fees. Neither United nor UNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of United and United's Subsidiaries on a consolidated basis since September 30, 1996 and to the best of United's knowledge, no fact or condition exists which United believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. United Information. The information relating to United, this Agreement and the transactions contemplated hereby in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Farrington to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to United, this Agreement and the transactions contemplated hereby in the Registration Statement (as defined in Section 5.6(a) hereof), as of the date of the filing thereof, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. At the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, United will have sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. United Common Stock. At the Effective Time, the United Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through United.

                  4.10. Legal Proceedings. Except as disclosed in the United Disclosure Schedule, neither United nor any of its Subsidiaries is a party to any, and there are no material pending or, to the best of United's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against United or any of its Subsidiaries which, if decided adversely to United, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis. Except as disclosed in the United Disclosure Schedule, neither United nor any of United's Subsidiaries is a party to any order, judgment or decree entered against United or any such Subsidiary in any lawsuit or proceeding which would have a material adverse affect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. United and each of its Subsidiaries has duly filed (and until the Effective Time will so file) all Returns required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. United and each of its Subsidiaries have established (and until the Effective Time will establish) on its books and records reserves that it reasonably believes are adequate for the payment of all federal, state and local taxes not yet due and payable, but anticipated to be incurred in respect of United and its Subsidiaries through the Effective Time. No deficiencies exist or have been asserted based upon the federal income tax returns of United and UNB. To the best knowledge of United, there are no audits or other administrative or court proceedings pending, or claims asserted, for taxes or assessments upon United or any of its Subsidiaries.

                  4.12.  Employee Benefit Plans.

                  (a) United and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "United Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "United Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither United nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Each of the United Pension Plans and each of the United Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  4.13.  Reports.

                  (a) Each communication mailed by United to all of its stockholders since January 1, 1993, and each annual, quarterly or special report, and proxy statement as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) United and UNB have, since January 1, 1993, duly filed with the SEC, OCC and the FRB in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and United, upon request, promptly will deliver or make available to Farrington accurate and complete copies of such reports.

                  4.14. Compliance with Applicable Law. United and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority or the NASDAQ/NMS relating to United and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis), and neither United nor any of its Subsidiaries has received notice of violation of, nor does it know of any violations (other than violations which will not, alone or in the aggregate, result in a material adverse effect on the business operations, assets or financial condition of United and its Subsidiaries on a consolidated basis) of, any of the above.

                  4.15.  Properties and Insurance.

                  (a) United and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in United's consolidated balance sheet as of December 31, 1995, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995). United and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control in all material respects, all real property leased by them as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of United and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of United should be insured against, with such deductibles and against such risks and losses as are in the opinion of the management of United adequate for the business engaged in by United and its Subsidiaries. As of the date hereof, United has not received any notice of cancellation of or material amendment to any such insurance policy or bond and is not in default in any material respect under any such policy or bond, and, to the best of its knowledge, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of United and its Subsidiaries contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the United Disclosure Schedule, neither United nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that United or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of United or its Subsidiaries. Except as disclosed in the United Disclosure Schedule, United has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by United or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of United and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. The allowance for possible loan and lease losses in the September 30, 1996 United Financial Statements was adequate based at the time upon past loan loss experiences and potential losses in the portfolio at the time to cover all known or reasonably anticipated loan losses.

                  4.19. Disclosures. Except for other acquisition transactions which have not yet been publicly disclosed by United, there are no material facts concerning the business, operations, assets or financial condition of United which would have a material adverse effect on the business, operations or financial condition of United which have not been disclosed to Farrington directly or indirectly by access to any filing by United under the 1934 Act. No representation or warranty contained in Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Farrington. During the period from the date of this Agreement to the Effective Time, Farrington shall conduct its business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of United, which consent will not be unreasonably withheld. Farrington also shall use its best efforts to (i) preserve its business organization intact, (ii) keep available to itself the present services of its employees and (iii) preserve for itself and United the goodwill of its customers and others with whom business relationships exist, in each case provided that Farrington shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement.

                  5.2. Negative Covenants and Dividend Covenants. Farrington agrees that from the date hereof to the Effective Time, except as otherwise approved by United in writing, or as permitted or required by this Agreement or as contained in the Farrington Disclosure Schedule, it will not:

                  (a) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

                  (b) change the number of shares of its authorized capital stock or issue any more shares of Farrington Common Stock (other than pursuant to the exercise of options granted under the Farrington Option Plans as of the date hereof) or other capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Farrington or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of such capital stock;

                  (c) grant any severance or termination pay (other than pursuant to policies of Farrington in effect on the date hereof and disclosed to United in the Farrington Disclosure Schedule or as agreed to by United in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees except with respect to salary increases and bonuses for employees in the ordinary course of business and consistent with past practices and policies;

                  (d) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (e) make any capital expenditures outside of the ordinary course of business other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                  (f) file any applications or make any contract with respect to branching or site location or relocation;

                  (g) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

                  (h) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; or

                  (i)  agree to do any of the foregoing.

                  5.3. No Solicitation. Farrington shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than United) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Farrington (an "Acquisition Transaction"). Notwithstanding the foregoing, Farrington may (i) enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of Farrington, after consulting with counsel, determines that such discussions or negotiations should be commenced in the exercise of its fiduciary responsibilities or such information should be furnished in the exercise of its fiduciary responsibilities; and (ii) respond to inquiries from its shareholders in the ordinary course of business. Farrington will immediately communicate to United the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction and the fact that it is having discussions or negotiations with, or supplying information to, a third party in connection with a possible Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Farrington will, at the request of United, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of United regarding Farrington's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, after granting any loan or extension of credit by renewal or otherwise, Farrington will send to United a description (i.e., a copy of the loan documents) for each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $50,000. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Farrington will deliver to United Farrington's call reports filed with the FDIC and United will deliver to Farrington United's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Farrington will deliver to United and United will deliver to Farrington their respective Annual Reports.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) Farrington shall permit United and its agents and representatives, including, without limitation, officers, directors, employees, attorneys, accountants and financial advisors (collectively, "Representatives"), and United and UNB shall permit Farrington and its Representatives reasonable access to their respective properties, and shall disclose and make available to United and its Representatives or Farrington and its Representatives, as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which United and its representatives or Farrington and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Farrington acknowledges that United may be involved in discussions concerning other potential acquisitions and United shall not be obligated to disclose such information to Farrington except as such information is publicly disclosed by United.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's Representatives shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall keep confidential all such information, and shall not directly or indirectly use such information for any competitive or commercial purposes or any other purpose not expressing permitted hereby. Each party hereto shall inform its Representatives of the terms of this Section 5.5. Any breach of this Section 5.5 by a Representative of a party hereto shall conclusively be deemed to be a breach thereof by such party. In the event that the Merger contemplated hereby does not occur or this Agreement is terminated, all documents, notes and other writings prepared by a party hereto or its Representatives based on information furnished by the other party, and all other documents and records obtained from another party hereto in connection herewith, shall be promptly destroyed. The obligation to keep such information confidential shall continue for five (5) years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public other than as a result of a disclosure by any party hereto or its Representative; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal, regulatory or examination requirement or in accordance with an order of a court of competent jurisdiction, provided that in the event of any disclosure required by this clause (ii), the disclosing party will give at least ten (10) days prior written notice of such disclosure to the other parties and shall not disclose any such information without an opinion of counsel supporting its position that such information must be disclosed.

                  (c) In addition to all other remedies that may be available to any party hereto in connection with a breach by any other party hereto of its or its Representative's obligations hereunder, each party hereto shall be entitled to specific performance and injunctive and other equitable relief. Each party hereto waives, and agrees to use its best efforts to cause its Representatives to waive, any requirement to secure or post a bond in connection with any such relief.

                  (d) Without limiting the foregoing, United and UNB, directly or through agents, for a period of 30 calendar days (the "Due Diligence Period") following the date of this Agreement, shall have the right to perform due diligence on Farrington and a complete acquisition audit of Farrington. Within the Due Diligence Period, United shall have the right to terminate this Agreement if the due diligence review by United or any Disclosure Schedules provided by Farrington after the date hereof causes United to reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of Farrington, adverse from conclusions about the same matters which United's senior executives held at the time United executed this Agreement.

                  5.6.  Regulatory Matters.

                  (a) For the  purposes  of holding  the  meeting of  Farrington stockholders and registering or otherwise qualifying under applicable federal and state securities laws United Common Stock to be issued to Record Holders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by United of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Farrington to the Farrington shareholders and optionees, together with any and all amendments and supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by United under the 1933 Act with the SEC to register for sale the United Common Stock to be issued to Record Holders and optionees, including the Proxy Statement/Prospectus, and the Proxy Statement for United stockholders, if necessary, together with any and all amendments and supplements thereto, are referred to herein as the "Registration Statement").

                  (b) United shall furnish information concerning United as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to United, to comply with Section 5.6(a) hereof. United agrees promptly to advise Farrington if at any time prior to the Farrington shareholder meeting referred to in Section 5.7 hereof, any information provided by United in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Farrington with the information needed to correct such inaccuracy or omission. United shall furnish Farrington with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to United, to comply with Section 5.6(a) after the mailing thereof to Farrington shareholders.

                  (c)  Farrington  shall  furnish  United with such  information concerning Farrington as is necessary in order to cause the Proxy Statement/Prospectus and Registration Statement, insofar as it relates to Farrington, to comply with Section 5.6(a) hereof. Farrington agrees promptly to advise United if, at any time prior to the Farrington shareholder's meeting referred to in Section 5.7 hereof, information provided by Farrington in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide United with the information needed to correct such inaccuracy or omission. Farrington shall furnish United with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus and Registration Statement, insofar as it relates to Farrington, to comply with
Section 5.6(a) after the mailing thereof to Farrington shareholders.

                  (d) United shall promptly make such filings as are necessary in connection with the offering of the United Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the United Common Stock under applicable state securities laws at the earliest practicable date. Farrington shall promptly furnish United with such information regarding the Farrington shareholders as United requires to enable it to determine what filings are required hereunder. Farrington authorizes United to utilize in such filings the information concerning Farrington provided to United in connection with, or contained in, the Proxy Statement/ Prospectus. United shall furnish Farrington with drafts of all such filings, shall provide Farrington the opportunity to comment thereon, and shall keep Farrington advised of the status thereof. United and Farrington shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC and the OCC, and each of United and Farrington shall promptly notify the other of all communications, oral or written, with the SEC and OCC concerning the Registration Statement and the Proxy Statement/Prospectus.

                  (e) United shall cause the United Common Stock to be issued in connection with the Merger to be listed on the NASDAQ/NMS.

                  (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC. The parties shall each have the right to review in advance and comment on all information relating to the other, as the case may be, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. United and UNB shall cause their application to the OCC to be filed (i) within 60 days of the date hereof, so long as Farrington provides all information necessary to complete the application within 45 days of the date hereof, or (ii) within 15 days after all such information is provided, if Farrington does not provide all such information within such 45 day period. United shall provide to Farrington drafts of all filings and applications referred to in this Section 5.6(f) and shall give Farrington the opportunity to comment thereon prior to their filing.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  5.7. Approval of Stockholders. Farrington will (a) take all steps reasonably necessary duly to call, give notice of, convene and hold a meeting of the stockholders of Farrington as soon as reasonably practicable for the purpose of securing the approval by such stockholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof, recommend to the stockholders of Farrington the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approval, and (c) cooperate and consult with United with respect to each of the foregoing matters. Except as set forth in the Farrington Disclosure Schedule, in connection therewith, it is anticipated that each director of Farrington shall vote his or her shares of Farrington in favor of the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions. In the event that United or Farrington determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to August 1, 1997, and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions United may enter into with other parties, Farrington and United will promptly inform the other of any facts applicable to Farrington or United, respectively, or their respective directors, officers or Subsidiaries, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.  Disclosure Supplements.

                  (a) Farrington has delivered to United as of the date hereof certain items which presently constitute the Farrington Disclosure Schedule. Farrington shall have the right to provide supplements, additions and corrections to the Farrington Disclosure Schedules for a period of 15 calendar days after the date hereof and such supplements and additions or corrections provided within that 15-day period shall be deemed to have been provided on the date hereof and to qualify the representations and warranties of Farrington as of such date. However, during the Due Diligence Period, United shall have the right, as hereafter provided, to exercise its termination right based upon the supplements, additions and corrections so provided.

                  (b) In addition to Farrington's rights during the first 15-day period under Section 5.11(a) above, from time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12. Indemnification. United agrees that it will, or if it is not permitted to do so under applicable law, it will cause UNB to, after the Effective Time, and to the extent permitted by applicable law, provide to the former and then current directors and officers of Farrington indemnification equivalent to that provided by the Certificate of Incorporation and By-laws of Farrington with respect to acts or omissions occurring prior to the Effective Time, whether asserted prior to or after the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law, United or UNB (as applicable) shall advance expenses to former and current officers and directors of Farrington in connection with the foregoing indemnification.

                  5.13. Pooling and Tax-Free Reorganization Treatment. Neither United nor Farrington shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. United and Farrington acknowledge that United expects the transaction to be accounted for as a "purchase" transaction.

                  5.14.  Affiliates.

                  (a) Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, (i) Farrington shall deliver to United
(x) a letter identifying all persons who, to the knowledge of Farrington, may be deemed to be "affiliates" of Farrington under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Farrington and (y) a letter identifying all persons who, to the knowledge of Farrington, may be deemed to be "affiliates" of Farrington as that term is used for purposes of qualifying for "pooling of interests" accounting treatment; and (ii) United shall identify to Farrington all persons who, to the knowledge of United, may be deemed "affiliates" of United as that term is used for purposes of qualifying for "pooling of interests" accounting treatment.

                  (b) Each person who may be deemed an affiliate of Farrington (under either Rule 145 of the 1933 Act or the accounting treatment rules) shall execute a letter substantially in the form of Schedule 5.14 hereto agreeing to be bound by the restrictions of Rule 145, as set forth in Schedule 5.14 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, United shall cause its affiliates (as that term is used for purposes of qualifying for pooling of interests) to execute a letter within two weeks of the date hereof, in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  5.15. Compliance with the Industrial Site Recovery Act. Farrington, at its sole cost and expense, shall obtain prior to the Effective Time, either: (a) a Letter of Non-Applicability from the New Jersey Department of Environmental Protection and Energy ("NJDEPE") stating that none of the facilities located in New Jersey owned or operated by Farrington (each, a "Facility") is an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEPE pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; or (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEPE advising that the requirements of ISRA have been satisfied with respect to each Facility subject to ISRA. In the event Farrington obtains a Remediation Agreement, Farrington will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEPE's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                  5.16 Farrington Options. From and after the Effective Time, each Farrington Option which is converted to an option to purchase United Common Stock under Section 2.1(e)(i) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of United appointed by the Board of Directors of United. United shall reserve for issuance the number of shares of United Common Stock issuable upon the exercise of such converted Farrington Options. United shall also register promptly after the Effective Time, if not previously registered pursuant to the 1933 Act, the shares of United Common Stock authorized for issuance under the Farrington Options so converted for the benefit of each person who becomes an employee of United or UNB, but shall not be obligated to register the shares of United Common Stock under the 1933 Act for directors of Farrington or for persons who do not become employees of United or UNB.

                  5.17 Employment Agreement. Within 30 days of the Closing, in cancellation of his employment agreement and as a full release for all other severance and similar payments due him from Farrington or claims against Farrington, United shall pay John E. Pellizzari an amount equal to 2.99 times the annual average of his base salary, cash incentive compensation and cash bonus paid to Pellizzari during the five calendar years preceding the Closing. In no event shall the amount paid to Pellizzari cause a breach of Section
3.9(d). Prior to any payment, Pellizzari or Farrington shall provide documentation reasonably satisfactory to United with respect to Pellizzari's base salary, cash incentive compensation and cash bonus during such five year period.



                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Stockholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Farrington and, if necessary, United. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the United Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The United Common Stock to be issued in connection with the Merger, shall have been approved for listing on the NASDAQ/NMS.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Farrington, taken as a whole, to United. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which United or Farrington determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Free Exchange. United and Farrington shall have received an opinion, satisfactory to United and Farrington, of Pitney, Hardin, Kipp & Szuch, counsel for United, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to United, Farrington or UNB or to the shareholders of Farrington who exchange their shares of Farrington for United Common Stock (except to the extent that cash is received in lieu of fractional shares of United Common Stock).

                  (e) Form S-8 For Stock Options. United shall have agreed to file, no later than 15 days after the Closing, a Registration Statement on Form S-8 to cover any Farrington Stock Options which will continue as United Stock Options, except for Farrington Stock Options held by persons who were directors of Farrington or who will not become employees of United or UNB.

                  6.2. Conditions to the Obligations of United Under this Agreement. The obligations of United under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Farrington. The representations and warranties of Farrington contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Farrington shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Farrington Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Farrington Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Consents. United shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. United shall have received an opinion of counsel to Farrington, dated the date of the Closing, in form and substance reasonably satisfactory to United covering the matters set forth in Schedule 6.2.

                  (d) Pooling of Interests. The Merger shall be qualified to be treated by United as a pooling-of-interests for accounting purposes.

                  (e) Certificates. Farrington shall have furnished United with such certificates of its officers or others (without personal liability) and such other documents to evidence fulfillment of the conditions set forth in this
Section 6.2 as United may reasonably request.

                  6.3. Conditions to the Obligations of Farrington Under this Agreement. The obligations of Farrington under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of United. The representations and warranties of United contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. United and UNB shall have performed in all material respects, the agreements, covenants and obligations to be performed by them prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the United Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the United Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to United. Farrington shall have received an opinion of counsel to United, dated the date of the Closing, in form and substance reasonably satisfactory to Farrington, covering the matters set forth in Schedule 6.3.

                  (c) Fairness Opinion. Farrington shall have received an opinion from FinPro as of the date the Proxy Statement/Prospectus is mailed to Farrington's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of Farrington hereunder is fair to such stockholders.

                  (d) Certificates. United shall have furnished Farrington with such certificates of its officers or others (without personal liability) and such other documents to evidence fulfillment of the conditions set forth in this
Section 6.3 as Farrington may reasonably request.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Farrington:

                  (a)  By mutual written consent of the parties hereto.

                  (b) By United or Farrington (i) if the Effective Time shall not have occurred on or prior to August 1, 1997, or (ii) if a vote of the stockholders of Farrington or, if necessary, of United, is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time.

                  (c) By United or Farrington upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by United upon written notice to Farrington if any such application is approved with conditions which materially impair the value of Farrington, taken as a whole, to United, unless any such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Date.

                  (d) By United if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of Farrington from that disclosed by Farrington on the date of this Agreement, or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Farrington hereunder.

                  (e) By Farrington, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of United, UNB or United and its Subsidiaries on a consolidated basis from that disclosed by United on the date of this Agreement; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of United hereunder.

                  (f) By United or Farrington if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

                  (g) By United during the Due Diligence Period if the due diligence review by United or any Disclosure Schedules provided by Farrington after the date hereof causes United to reach a conclusion about the financial condition, business, assets or the quality of the representations and warranties of Farrington, adverse from conclusions about the same matters which United's senior executives held at the time United executed this Agreement; or

                  (h) By Farrington if the Average Closing Price is less than $28.50 per share. This amount shall be adjusted for any capital change after the date hereof, as provided in Section 2.1(c). Provided, however, that (i) United shall have the right to increase the Exchange Ratio to a number (taken to four decimal places) such that each Share of Farrington Common Stock is exchanged for United Common Stock which has a value, based upon the Average Closing Price, which is as high as the value which would have been received if the Average Closing Price had been $28.50 and (ii) if United agrees in writing to the increased Exchange Ratio, at or before the Closing, Farrington shall not have the right to terminate this Agreement under this paragraph 7.1(h). In order to calculate the required increase in the Exchange Ratio, the Exchange Ratio shall be multiplied by a fraction, the numerator of which is $28.50 and the denominator of which is the Average Closing Price.
122513A01110696
                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either United or Farrington pursuant to
Section 7.1, this Agreement (except the provisions of Section 5.5(b) hereof) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Farrington but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Farrington without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of United and Farrington.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows:

                  If to United:
                           United National Bancorp
                           1130 Route 22 East
                           P.O. Box 6000
                           Bridgewater, New Jersey 08807-0010
                           Attn.:  Thomas C. Gregor, Chairman, President & CEO

                  With a copy to:

                           Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey 07932-0950

                           P.O. Box 1945
                           Morristown, New Jersey 07962-1945
                           Attn.:  Ronald H. Janis, Esq.

                  If to Farrington:

                           Farrington Bank
                           630 Georges Road
                           North Brunswick, New Jersey 08902
                           Attn.:  John E. Pellizzari, President & CEO

                  With a copy to:

                           Norris, McLaughlin & Marcus
                           721 Route 202-206
                           P.O. Box 1018
                           Somerville, New Jersey  08876
                           Attn.:  Peter Hutcheon, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No assignment of this Agreement may be made except upon the written consent of the other parties hereto. No person or entity shall be deemed a third-party beneficiary under this Agreement, other than current and former directors and officers of Farrington with respect to Section
5.12 hereof.

                  8.4. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, United, UNB and Farrington have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                                  UNITED NATIONAL BANCORP


By: /S/ RALPH L. STRAW, JR.              By: /S/ THOMAS C. GREGOR
    --------------------------------        -----------------------
    Ralph L. Straw, Jr., Secretary           Thomas C. Gregor,
                                             Chairman, President and CEO

ATTEST:                                  FARRINGTON BANK


By: /S/ VINCENT J. DINO                  By: /S/ JOHN E. PELLIZZARI
    --------------------------------         -----------------------
    Vincent J. Dino, Secretary               John E. Pellizzari,
                                             President and CEO

ATTEST:                                  UNITED NATIONAL BANK


By: /S/ RALPH L. STRAW, JR.              By: /S/ THOMAS C. GREGOR
    --------------------------------         -----------------------
    Ralph L. Straw, Jr. Cashier               Thomas C. Gregor,
                                              Chairman, President and CEO

                       CERTIFICATE OF FARRINGTON DIRECTORS

                  Reference is made to the Agreement and Plan of Merger, dated November 12, 1996 (the "Agreement"), among United National Bancorp, United
National Bank and Farrington Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the directors of Farrington Bank, agrees to vote or cause to be voted all shares of Farrington Common Stock which are held by such person, or over which such person exercises full voting control, in favor of the Merger.



/s/ JOSEPH C. ZULLO, M.D.
  ---------------------------
         Joseph C. Zullo, M.D.

/s/ CARMELO R. IARIA
   ---------------------------
         Carmelo R. Iaria

/s/ VINCENT J. DINO
   ----------------------------
         Vincent J. Dino

/s/ MSGR. FRANCIS J. CRUPI
   ----------------------------
         Msgr. Francis J. Crupi

/s/ STEPHEN M. DEIXLER
   ----------------------------
         Stephen M. Deixler

/s/ WILLIAM A. MACARO
   ----------------------------
         William A. Macaro

/s/ JOHN E. PACKENHAM, JR.
   ----------------------------
         John E. Packenham, Jr.

/s/ JOHN E. PELLIZZARI
   ----------------------------
         John E. Pellizzari

/s/ HENRY ROSENZWEIG
   ----------------------------
         Henry Rosenzweig

                                                                     APPENDIX B

                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of November 12, 1996, is by and between United National Bancorp, a New Jersey corporation and registered bank holding company ("United"), and Farrington Bank, a commercial bank organized under the laws of New Jersey ("Farrington").

                                   BACKGROUND

         1. United, United National Bank ("UNB"), and Farrington, as of the date hereof, have executed a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which United will acquire Farrington through a merger of Farrington with and into UNB (the "Merger").

         2. As an inducement to United to enter into the Merger Agreement and in consideration for such entry, Farrington desires to grant to United an option to purchase authorized but unissued shares of common stock of Farrington in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, United and Farrington, intending to be legally bound hereby, agree:

         1. Grant of Option. Farrington hereby grants to United the option to purchase 133,000 shares of common stock, $5.00 par value (the "Common Stock") of Farrington at a price of $14.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

         2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), United may exercise the Option, in whole or in part, at any time or from time to time.

         The term "Triggering Event" means the occurrence of any of the following events:

         A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than United or an affiliate of United:

         a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock;

         b. enters into a letter of intent or an agreement, whether oral or written, with Farrington pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Farrington, (ii) acquire all or a significant portion of the assets or liabilities of Farrington, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 10% or more of the then outstanding shares of Common Stock;

         c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Farrington or any other business combination involving Farrington, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Farrington called to vote on the Merger and Farrington' stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose;

         d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Farrington willfully takes any action in any manner which would materially interfere with its desire or ability to enter into a definitive Merger Agreement or its ability to consummate the Merger or materially reduce the value of the transaction to United; or

         e. which is the holder of more than 5% of the Common Stock solicits proxies in opposition to approval of the Merger.

         Provided, however, that for these purposes the Board of Directors of Farrington shall not be considered to be a "group" merely because of their service on the Board and their ownership of Common Stock and no action by the estate or heirs of any director who deceases after October 1, 1996, shall constitute a Triggering Event. The term "Triggering Event" also means the taking of any direct or indirect action by Farrington or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Farrington Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Farrington, or a sale of shares of Farrington Common Stock or any significant portion of its assets or liabilities.

         The term "significant portion" means 10% of the assets or liabilities of Farrington.

         "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Farrington or in soliciting or inducing any other person (other than United or any affiliate) to do so.

         Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Farrington to issue the Option Shares or United to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

         Farrington shall notify United promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Farrington shall not be a condition to the right of United to exercise the Option. Farrington will not take any action which would have the effect of preventing or disabling Farrington from delivering the Option Shares to United upon exercise of the Option or otherwise performing its obligations under this Agreement.

         In the event United wishes to exercise the Option, United shall send a written notice to Farrington (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

         3. Payment and Delivery of Certificates. At any Closing hereunder (a) United will make payment to Farrington of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Farrington, (b) Farrington will deliver to United a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Farrington, registered in the name of United or its designee, in such denominations as were specified by United in its notice of exercise and, if necessary, bearing a legend as set forth below and (c) United shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

         If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

            The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Farrington, said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

         4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from United, Farrington shall, if necessary for the resale of the Option or the Option Shares by United, prepare and file a registration statement with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation and any state securities bureau, covering the Option and such number of Option Shares as United shall specify in its request, and Farrington shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that United shall in no event have the right to have more than one such registration statement become effective.

         In connection with such filing, Farrington shall use its best efforts to cause to be delivered to United such certificates, opinions, accountant's letters and other documents as United shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Farrington in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Farrington and blue sky fees and expenses shall be paid by Farrington. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to United and any other expenses incurred by United in connection with such registration shall be borne by United. In connection with such filing, Farrington shall indemnify and hold harmless United against any losses, claims, damages or liabilities, joint or several, to which United may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and Farrington will reimburse United for any legal or other expense reasonably incurred by United in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Farrington will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of United specifically for use in the preparation thereof. United will indemnify and hold harmless Farrington to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of United for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and United will reimburse Farrington for any legal or other expense reasonably incurred by Farrington in connection with investigating or defending any such loss, claim, damage, liability or action.

         5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

         In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Farrington with another entity, or in the event any sale of all or substantially all of the assets of Farrington shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

         6. Filings and Consents. Each of United and Farrington will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

         Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event United is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Farrington agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

         7. Representations and Warranties of Farrington. Farrington hereby represents and warrants to United as follows:

            a. Due Authorization. Farrington has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Farrington.

            b. Authorized Shares. Farrington has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

            c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Farrington or any agreement, instrument, judgment, decree, statute, rule or order applicable to Farrington.

         8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, United shall have the right to seek money damages against Farrington for a breach of this Agreement.

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

         10. Assignment or Transfer. United may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of United, except upon or after the occurrence of a Triggering Event. United represents that it is acquiring the Option for United's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. United shall have the right to assign this Agreement to any party it selects after the occurrence of a Triggering Event.

         11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

         12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

         13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  If to United:

                         United National Bancorp
                         1130 Route 22 East
                         P.O. Box 6000
                         Bridgewater, New Jersey  08807-0010
                         Attn.: Thomas C. Gregor, Chairman, President and CEO

                  With a copy to:

                         Pitney, Hardin, Kipp & Szuch
                         200 Campus Drive
                         Florham Park, New Jersey  07932-0950

                         P.O. Box 1945
                         Morristown, New Jersey  07962-1945
                         Attn.:  Ronald H. Janis, Esq.

                  If to Farrington:

                         Farrington Bank
                         630 Georges Road
                         North Brunswick, New Jersey 08902
                         Attn.:  John E. Pellizzari,
                                    President and CEO

                  With a copy to:

                           Norris, McLaughlin & Marcus
                           721 Route 202-206
                           P.O. Box 1018
                           Somerville, New Jersey  08876
                           Attn.:  Peter Hutcheon, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

         14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

         15. Captions.    The  captions  in   the  Agreement  are  inserted  for
convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

         16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

         17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting United to assign its rights and obligations hereunder.

         18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         19. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of 18 months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                            FARRINGTON BANK


                                            By: /s/ JOHN E. PELLIZZARI
                                                --------------------------
                                                     John E. Pellizzari,
                                                     President & CEO

                                            UNITED NATIONAL BANCORP


                                            By: /s/ THOMAS C. GREGOR
                                                ---------------------------
                                                     Thomas C. Gregor,
                                                     Chairman, President & CEO

                                                                   APPENDIX C
January 13, 1997


Board of Directors
Farrington Bank
630 Georges Road
North Brunswick, NJ 08902

Members of the Board:


         You have requested our opinion, as an independent financial analyst to the common shareholders of Farrington Bank, North Brunswick, New Jersey ("Farrington"), as to the fairness, from a financial point of view to the common shareholders of Farrington, of the terms of the proposed merger of Farrington with United National Bancorp, Bridgewater, New Jersey, ("United") and United's subsidiary bank United National Bank, Lebanon Township, New Jersey, ("UNB"). Pursuant to the Agreement and Plan of Merger dated November 12, 1996, and discussions with management, each share of Farrington common stock issued and outstanding immediately prior to the Effective Time shall be converted at the Effective Time into the right to receive 0.7647 shares of common stock, $2.50 par value, of United. It is understood that Farrington's outstanding options, of 60,051 of common shares will either be exercised prior to the merger or be converted into United common stock at the exchange ratio less the exercise price. Based upon a negotiated value of $35.00 per share for United's common stock, United will issue 554,746 common shares to Farrington shareholders for a total transaction value of $19,416,119. This transaction will be accounted for under the pooling of interest method of accounting.


         As part of its banking analysis business, FinPro, Inc. is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, FinPro, Inc. had provided professional services and products to Farrington. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

         In connection with this assignment, we reviewed: (i) the Agreement and Plan of Merger dated November 12, 1996; (ii) the most recent external auditor's reports to the Boards of Directors of each organization; (iii) the September 30, 1996 Report of Condition and Income for each organization; (iv) the Rate Sensitivity Analysis reports for each organization; (v) each organization's listing of marketable securities showing rate, maturity, and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) the Minutes of the Board of Directors meeting for each organization; (x) the most recent Board report for each organization; (xi) the listing and description of significant real properties for each organization; and (xii) the directors and officers liability and blanket bond insurance policies for each organization. FinPro conducted an on-site review of each organization's historical performance and current financial condition and performed a market area analysis.

         We have also had discussions with the management of Farrington and United regarding their respective financial results and have analyzed the most current financial data available on Farrington and United. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Farrington and United to discuss the foregoing information with them.

         We have considered certain financial data of Farrington and United, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

         We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Farrington and United.

         In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Farrington shareholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Farrington and United, it is our opinion as of November 12, 1996, that the proposed transaction is fair and equitable to all Farrington shareholders from a financial point of view.

         We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                                     Respectfully submitted,



                                                     FinPro, Inc.
                                                     Liberty Corner, New Jersey



                                                     By /S/ DONALD J. MUSSO
                                                      ---------------------
                                                        Donald J. Musso
                                                        President

                                                                     APPENDIX D


   SUBSECTIONS (b), (c) and (d) of SECTION 215a of TITLE 12 of the U.S. CODE,
          "MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS"


(b)      Dissenting Shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approve by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)      Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, the shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the share of the appellant.

(d) Application to shareholders of merging association; appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS



Item 20.  Indemnification of Directors and Officers.

          Indemnification. The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and
(b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

          With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

          The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the shareholders.

          A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

          Exculpation. Article 4 of the certificate of incorporation of United National Bancorp provides:

               1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

               2. Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

               3. Repeal or Modification of this Article. Any repeal or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by United National Bancorp in 1987.

Item 21.

A.  Exhibits

Exhibit No.   Description

2(a)* Agreement and Plan of Merger, dated November 12, 1996, by and among United National Bancorp, United National Bank and Farrington Bank, included as Appendix A to the Joint Proxy Statement/Prospectus.

2(b)* Stock Option Agreement, dated November 12, 1996, by and among United National Bancorp and Farrington Bank, included as Appendix B to the Joint Proxy Statement/Prospectus.


5*** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8*** Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.



10(a)**       Employment and  Change-In-Control  Agreement by and between Thomas
              C. Gregor, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10a)).

10(b)** Employment and Change-In-Control Agreement by and between Ralph L. Straw, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10b)).

10(c)**       Employment and  Change-In-Control  Agreement by and between Warren
              R. Gerleit, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10c)).

10(d)**       Employment and  Change-In-Control  Agreement by and between Donald
              W. Malwitz, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10d)).

10(e)** Employment and Change-In-Control Agreement by and between A. Richard Abrahamian, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10f)).

23(a)         Consent of Arthur  Andersen  LLP with  respect to United  National
              Bancorp.

23(b)         Consent of KPMG Peat Marwick LLP with respect to Farrington Bank.

23(c)* Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)*        Consent  of  FinPro,   Inc.  (included  in  Appendix  C  to  Proxy
              Statement).


24            Power of Attorney of Officers  and  Directors  of United  National
              Bancorp.


99(a)*** Form of Proxy Card to be utilized by the Board of Directors of Farrington Bank.
-----------------------------------
*     Included elsewhere in this registration statement.
**    Incorporated by Reference from other filed documents, as indicated.
***   Previously filed.


B.   Financial Schedules

         All financial statement schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

C.   Report, Opinion or Appraisals

          Form of Fairness Opinion of FinPro, Inc. is included as Appendix C to Joint Proxy Statement/Prospectus.

Item 22.  Undertakings

          1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bridgewater, State of New Jersey, on the 10th day of January, 1997.


                                           UNITED NATIONAL BANCORP


                                           By: /S/ THOMAS C. GREGOR
                                           ------------------------------------
                                           Thomas C. Gregor, Chairman,
                                           President and Chief Executive Officer

      Signature                  Title                              Date


/S/THOMAS C. GREGOR
---------------------       Chairman of the Board, President  January 10, 1997
Thomas C. Gregor            and Chief Executive Officer

/S/ DONALD W. MALWITZ*
---------------------       Executive Vice President,         January 10, 1997
Donald W. Malwitz           Treasurer and CFO (Principal
                            Financial Officer)

/S/ A. RICHARD ABRAHAMIAN*
-------------------------   Senior Vice President and Chief   January 10, 1997
A. Richard Abrahamian       Accounting Officer
                            (Principal Accounting Officer

/S/ GEORGE W. BLANK*
---------------------               Director                  January 10, 1997
George W. Blank


/S/ DONALD A. BUCKLEY*
---------------------               Director                  January 10, 1997
Donald A. Buckley

/S/ C. DOUGLAS CHERRY*
---------------------               Director                  January 10, 1997
C. Douglas Cherry

/S/ CHARLES E. HANCE*
---------------------               Director                  January 10, 1997
Charles E. Hance

/S/ JOHN R. KOPICKI*
---------------------               Director                  January 10, 1997
John R. Kopicki

/S/ RICHARD C. MARDER*
---------------------               Director                  January 10, 1997
Richard C. Marder

/S/ ANTONIA S. MARROTA*
----------------------              Director                  January 10, 1997
Antonia S. Marotta

/S/ JOHN W. MCGOWAN III*
-----------------------             Director                  January 10, 1997
John W. McGowan III

/S/ PATRICIA A. MCKIERNAN*
-------------------------           Director                  January 10, 1997
Patricia A. McKiernan

/S/ CHARLES N. POND, JR.*
------------------------            Director                  January 10, 1997
Charles N. Pond, Jr.

/S/ KENNETH W. TURNBULL*
-----------------------             Director                  January 10, 1997
Kenneth W. Turnbull

/S/ DAVID R. WALKER*
---------------------               Director                  January 10, 1997
David R. Walker

/S/ RONALD E. WEST*
---------------------               Director                  January 10, 1997
Ronald E. West

/S/ GEORGE J. WICKARD*
---------------------               Director                  January 10, 1997
George J. Wickard

---------------------------------------

/S/ THOMAS C. GREGOR
---------------------
*   By Thomas C. Gregor, as Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit No.   Description

2(a)* Agreement and Plan of Merger, dated November 12, 1996, by and among United National Bancorp, United National Bank and Farrington Bank, included as Appendix A to the Joint Proxy Statement/Prospectus.

2(b)* Stock Option Agreement, dated November 12, 1996, by and among United National Bancorp and Farrington Bank, included as Appendix B to the Joint Proxy Statement/Prospectus.


5*** Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

8*** Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.


10(a)**       Employment and  Change-In-Control  Agreement by and between Thomas
              C. Gregor, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10a)).

10(b)** Employment and Change-In-Control Agreement by and between Ralph L. Straw, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10b)).

10(c)**       Employment and  Change-In-Control  Agreement by and between Warren
              R. Gerleit, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10c)).

10(d)**       Employment and  Change-In-Control  Agreement by and between Donald
              W. Malwitz, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10d)).

10(e)** Employment and Change-In-Control Agreement by and between A. Richard Abrahamian, United National Bancorp, and United National Bank dated as of August 15, 1994. (Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994 (Exhibit 10f)).

23(a)         Consent of Arthur  Andersen  LLP with  respect to United  National
              Bancorp.

23(b)         Consent of KPMG Peat Marwick LLP with respect to Farrington Bank.

23(c)* Consent of Pitney, Hardin, Kipp & Szuch (included in Exhibits 5 and 8 hereto).

23(d)*        Consent  of  FinPro,   Inc.  (included  in  Appendix  C  to  Proxy
              Statement).


24            Power of Attorney of Officers  and  Directors  of United  National
              Bancorp.

99(a)*** Form of Proxy Card to be utilized by the Board of Directors of Farrington Bank.

-----------------------------------

*     Included elsewhere in this registration statement.
**    Incorporated by Reference from other filed documents, as indicated.
***   Previously filed.